UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

AMERICAN GREETINGS CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT GENERAL INFORMATION
CORPORATE GOVERNANCE
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL 2 APPROVING THE SECOND AMENDMENT TO THE COMPANY’S 2007 OMNIBUS INCENTIVE COMPENSATION PLAN
PROPOSAL 3 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY FOR FUTURE SHAREHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
FISCAL 2011 INFORMATION CONCERNING EXECUTIVE OFFICERS
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP
SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
MISCELLANEOUS
EXHIBIT A AMERICAN GREETINGS CORPORATION 2007 OMNIBUS INCENTIVE COMPENSATION PLAN (AS AMENDED MAY 1, 2011)

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of American Greetings Corporation. The meeting will be held at 2:30 p.m., Cleveland, Ohio time on Friday, June 24, 2011, at our World Headquarters, One American Road, Cleveland, Ohio 44144.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

If you own shares of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 2 of the Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,
Zev Weiss
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	2:30 p.m., Cleveland, Ohio time June 24, 2011

Place:	American Greetings Corporation World Headquarters One American Road Cleveland, Ohio 44144

Purpose:	1. To elect three Class I directors

2. To approve an amendment to the American Greetings 2007 Omnibus Incentive Compensation Plan to increase the number of common shares available for issuance thereunder from 5,500,000 (4,400,000 Class A common shares and 1,100,000 Class B common shares) to 6,800,000 shares (5,600,000 Class A common shares and 1,200,000 Class B common shares)

3. To hold an advisory vote on named executive officer compensation

4. To hold an advisory vote to recommend the frequency for future shareholder advisory votes on named executive officer compensation

5. To transact such other business as may properly come before the meeting or any adjournments thereof

Who can vote:	You can vote on the proposals above if you are a shareholder of record on May 2, 2011.

Directions:	The World Headquarters campus may be entered from the private road off Memphis Avenue, or from American Road off Tiedeman Road. As you approach from either the private road or American Road, there will be signs directing you to the meeting place. The principal address of American Greetings is One American Road, Cleveland, Ohio 44144.

How you can vote:	It is important that your shares be represented and voted whether you plan to attend the meeting. YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:

• By completing and returning your proxy and voting instruction card in the enclosed envelope; or

• By telephone using the toll-free number on your proxy and voting instruction card; or

• Over the Internet, by visiting the Web site noted on your proxy and voting instruction card.

By order of the Board of Directors,

CATHERINE M. KILBANE
Secretary

Dated May 13, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR SHAREHOLDERS MEETING TO BE HELD ON JUNE 24, 2011:
Our Proxy Statement and Annual Report to Shareholders are available at http://investors.americangreetings.com

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors (the “Board”) of American Greetings Corporation (which is referred to in this Proxy Statement as “American Greetings,” the “company,” “we,” “us” or “our”) has ordered solicitation of the accompanying proxy and voting instructions in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 24, 2011, at 2:30 p.m., Cleveland time, at our World Headquarters, One American Road, Cleveland, Ohio 44144, to consider and act upon the matters specified in the accompanying Notice of Annual Meeting of Shareholders. Copies of this Proxy Statement and the accompanying Notice and proxy and voting instruction card, along with our Annual Report to Shareholders, are first being sent or given to shareholders on or about May 13, 2011.

The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and proxy and voting instruction card, will be borne by us. Besides solicitation by mail, our officers and other regular employees may solicit proxies by personal interview, telephone, electronic mail and facsimile. We have asked brokerage houses, banks and other persons holding shares in nominee names to forward solicitation materials to the beneficial owners of shares held by such nominees, and we will reimburse such persons for their reasonable expenses.

How to Vote

Registered Holders.  If your shares are registered in your name, then you are a “registered holder” and you may vote in person or by proxy. If, after reading the proxy materials, you decide to vote by proxy, you may do so in any ONE of the following three ways:

1. By telephone.  With your proxy and voting instruction card in front of you, you may call the toll-free number 1-800-690-6903 and follow the simple instructions.

2. Over the Internet.   With your proxy and voting instruction card in front of you, you may use a computer to access the Web site www.proxyvote.com where you can follow the simple instructions that will be given to you to record your vote.

3. By mail.  You may mark, sign and date your proxy and voting instruction card and return it in the enclosed prepaid and addressed envelope. You do not need to mail the proxy and voting instruction card if you have voted by telephone or over the Internet.

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy and voting instruction card.

Participants in the Retirement Profit Sharing and Savings Plan.  One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund consisting of our Class A common shares. Participants investing in the American Greetings stock fund are allocated units that represent an interest in such shares. If you invest in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan, the plan’s independent trustee, Vanguard Fiduciary Trust Company, will vote the Class A common shares allocated to your account according to your directions. Participants may give voting directions to the plan trustee in any ONE of the three ways set forth above under “Registered Holders.” The trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from us. We will direct the trustee based on the direction of the plan’s administrative committee, which is a committee consisting of our employees.

Nominee Shares.  If you are a beneficial owner of shares held in “street name” through a broker, bank or other nominee that holds the shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. In addition to voting in person, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by voting via the Internet or by telephone as permitted by the nominee that holds your shares. As a beneficial owner, in order to ensure your shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them. Because all of the matters being voted upon at the Annual Meeting are considered non-routine matters under the rules of the New York Stock Exchange (“NYSE”), brokers, banks or other nominees may not vote on those matters unless they have received specific voting instructions from beneficial owners. Such shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners result in what is commonly referred to as “broker non-votes.”

Changing or Revoking Your Proxy

You have the right to change or revoke your proxy prior to the closing of the polls as indicated on your proxy and voting instruction card and may do so in any one of the following four ways:

1. send a written notice to the American Greetings’ Secretary stating that you want to change your proxy vote;

2. submit a properly signed proxy and voting instruction card with a later date;

3. enter later-dated telephone or Internet voting instructions; or

4. vote in person at the Annual Meeting. NOTE: Because your Retirement Profit Sharing and Savings Plan shares are held in a qualified plan, you are not able to vote the shares allocated to your account in the plan in person at the Annual Meeting.

Your presence at the Annual Meeting, without more, will not revoke your proxy. However, you may revoke your proxy in the manner described above at any time before it has been exercised.

If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy and voting instruction card or indicate so when prompted if you are voting by telephone or over the Internet.

If you are a beneficial shareholder only, that is if your shares are not registered in your name but are held by a broker, bank or other nominee, you will have to check with your broker, bank or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee.

Cumulative Voting

If cumulative voting is invoked as described below, a shareholder may cumulate votes for the election of a director nominee by casting a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder is entitled. The shareholder also may distribute his or her votes between or among two or more nominees on the same basis.

Shareholders have cumulative voting rights in the election of directors if:

(i) any shareholder gives notice in writing to the President, a Vice President or the Secretary of American Greetings, not less than 48 hours before the time fixed for the holding of the Annual Meeting, that he or she desires that the voting at such Annual Meeting be cumulative, and

(ii) an announcement that a shareholder has given American Greetings notice of cumulative voting is made upon the convening of the Annual Meeting by the Chairman of the Board or the Secretary or by or on behalf of the shareholder giving such notice.

Unless otherwise indicated by the shareholder, where cumulative voting is invoked, the persons named in the accompanying proxy and voting instruction card will vote, in their discretion, for one or more of the nominees for whom authority to so vote was not withheld and will cumulate votes so as to elect the maximum number of nominees proposed by the Board.

If cumulative voting is not invoked at the Annual Meeting with respect to the election of directors, the proxies will vote the number of shares on the proxy and voting instruction card for only those Board nominees for whom authority has not been withheld.

How Shares Will Be Voted

The shares represented by your proxy will be voted in accordance with your instructions indicated on the proxy and voting instruction card or with the instructions you provided by telephone or over the Internet. If you return an executed proxy and voting instruction card without any such instructions, the shares represented by your proxy will be voted in accordance with the Board’s recommendations.

Required Vote

The presence at the Annual Meeting, either in person or by proxy, of the holders of not less than 25% of the total voting power of American Greetings on the record date will represent a quorum, permitting the conduct of business at the meeting.

The nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected directors. If you withhold your vote from one or more of the nominees, the vote will be treated as present at the meeting for purposes of determining a quorum; however, broker non-votes with respect to one or more nominees will not be treated as present for purposes of determining a quorum. Neither withhold from voting votes nor broker non-votes will be counted as votes cast with respect to the election of one or more directors and, accordingly, will have no effect on the outcome of the vote.

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal and requires that the total vote cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. For purposes of the NYSE shareholder approval requirements, abstentions are deemed to be votes cast and will have the same effect as votes against Proposal 2. Broker non-votes will negatively impact the ability to meet the requirement that the total vote cast on Proposal 2 represent over 50% in interest of all securities entitled to vote on the proposal.

If the amendment to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan is not approved by our shareholders, it will not become effective. However, the Board reserves the right, subject to all applicable laws, regulations and stock exchange listing standards, to adopt such other compensation plans and programs as it deems appropriate and in the best interests of American Greetings and its shareholders.

Approval of Proposal 3 requires the affirmative vote of the majority of the votes cast on the proposal. With respect to Proposal 4, the frequency of the advisory vote (every year, every two years or every three years) receiving the greatest number of votes cast will be considered the frequency recommended by our shareholders. Neither abstentions nor broker non-votes will be counted as votes cast with respect to Proposal 3 or Proposal 4 and, accordingly, will have no effect on the outcome of the vote on either proposal.

Voting Securities and Record Date

As of May 2, 2011, there were outstanding, excluding treasury shares which cannot be voted, 37,485,494 Class A common shares entitled to one vote per share and 2,937,927 Class B common shares entitled to ten votes per share upon all matters presented to the shareholders.

Holders of record of such shares at the close of business on May 2, 2011 are the only shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Shares Included on the Proxy and Voting Instruction Card

If you are both a registered shareholder of American Greetings and hold shares through the Retirement Profit Sharing and Savings Plan, you may have received one proxy and voting instruction card that shows all American Greetings common shares registered in your name, including all shares you have (based on the units credited to your account) under the Retirement Profit Sharing and Savings Plan. Accordingly, your proxy and voting instruction card also serves as your voting directions to the independent trustee of the Retirement Profit Sharing and Savings Plan.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy and voting instruction card and must vote each separately.

If your shares are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them. Under the rules of the NYSE, your broker cannot vote your shares on the election of directors if you do not timely provide instructions for voting your shares.

CORPORATE GOVERNANCE

Shareholders elect the members of the Board to oversee their interests in the long-term health, the overall success and the financial strength of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business.

The Board follows, both formally and informally, corporate governance principles designed to assure that, through its membership, composition, and committee structure, the Board is able to provide us informed, competent and independent oversight. The Board has reviewed our corporate governance policies and committee charters to assure that the Board continues to meet fully its responsibilities to our shareholders. Below is a description of the measures in place to assure that objective is achieved.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which may be found in the investors section of our Web site at www.corporate.americangreetings.com. These corporate governance guidelines are intended to assure that director qualifications, committee structure and overall board processes provide good corporate governance and independent oversight of management.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics to govern our directors, executive officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. A current copy of the code is available on our Web site at www.corporate.americangreetings.com. We will disclose any future amendments to, or waivers from, certain provisions of the code of business conduct and ethics for executive officers and directors on our Web site.

Independent Directors

The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the Board’s affirmative determination that the director has no material relationship with American Greetings (either directly or as a partner, shareholder or officer of an organization that has a relationship with American Greetings). In assessing the materiality of a relationship, the Board has not adopted categorical standards beyond the NYSE criteria, but rather broadly considers all relevant facts and circumstances. The Board has determined that Drs. Cowen and Thornton and Messrs. Dunn, MacDonald, Merriman and Ratner are independent under the NYSE rules. In the course of the Board’s determination regarding the independence of each non-management director, the Board considered the following transactions, relationships and arrangements in determining that the director is independent:

1. Dr. Cowen is a director of, and Mr. Ratner is a director, a greater than 10% shareholder and the President and Chief Executive Officer of, Forest City Enterprises. A subsidiary of Forest City Enterprises rents retail store space in various shopping malls to us pursuant to lease agreements in the ordinary course of business. We sold our retail store operations to Schurman Fine Papers in April 2009, and since the time of the sale we have subleased the retail store locations to Schurman Fine Papers. In addition, Mr. Ratner has a 10% indirect ownership interest, through a trust, in a Cleveland, Ohio shopping mall that leased space to us for one retail store that is now under sublease to Schurman Fine Papers. That shopping mall is managed by RMS Investment Corporation (“RMS”). Each of Mr. Ratner’s four children has a 4.28% ownership interest in RMS.

2. During fiscal 2011, Dr. Cowen was a member of the board of directors of Jo-Ann Stores, Inc., a company that in the ordinary course of business purchases our products. Dr. Thornton is a member of the board of directors of Applied Industrial Technologies, Inc., a company from which we purchase products and services from time to time in the ordinary course of business. Mr. Dunn is the Chief Executive Officer and owner of 5% of the common equity of HIT Entertainment Limited, a company from which we license certain character properties in the ordinary course of business.

3. We made discretionary charitable contributions to charitable and other non-profit organizations where each of Messrs. MacDonald, Merriman and Ratner, and Drs. Cowen and Thornton serves or has served as an executive officer, director or trustee.

All of the transactions, relationships or arrangements listed above were entered into, and payments were made or received by us, in the ordinary course of business and on competitive terms. Aggregate payments that were made to, or that we received from, each of the relevant organizations, including any charitable organization in which a non-management director served as an executive officer, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for each of the most recent three completed fiscal years. The Board has determined that these transactions, relationships and arrangements are not material, do not create a material relationship between American Greetings and any of Messrs. Dunn, MacDonald, Merriman and Ratner, or Drs. Cowen or Thornton and that the independent judgment of these directors has not been and will not be compromised by such transactions, relationships and arrangements.

In addition, based on the NYSE independence standards, the Board determined that Messrs. Zev, Jeffrey and Morry Weiss are not independent because they are executive officers of American Greetings.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. As Chief Executive Officer, Zev Weiss is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company. As the Chairman of the Board, Morry Weiss provides guidance in such critical functions as mergers and acquisitions and other strategic initiatives, works with the Chief Executive Officer in developing the company’s long-range strategic plans, provides guidance to the Chief Executive Officer and other members of senior management, sets the agenda for the Board meetings and presides over meetings of the full Board. Because Mr. Morry Weiss, our Chairman, is not “independent,” our Board has appointed Mr. Ratner to be the “presiding director”

at the executive sessions of the “non-management” directors, as defined under the rules of the NYSE. The Board believes that this provides an effective leadership model for the company.

Board Oversight of Risk

The Board, as a whole and also at the committee level, is responsible for oversight of risks that could affect the company. The Board, committees or both receive regular reports from members of senior management on areas of material risk to the company, including sales, operational, financial, legal and regulatory, and strategic risks. The Audit Committee oversees the company’s enterprise risk assessment and risk management policies. In addition, the Compensation and Management Development Committee evaluates risks associated with the company’s compensation policies and practices, and discusses these risks with the Audit Committee. The Board focuses on the most significant risks facing the company and the company’s processes to enable the organization to identify, manage and mitigate risks. Although the Board oversees the company’s risk management, company management is responsible for day-to-day risk management processes. The company does not believes that the Board’s role in the oversight of risk has an effect on the Board’s leadership structure.

Board of Directors and Committees

The Board met five times during fiscal 2011. The Board has a standing Executive Committee, Audit Committee, Nominating and Governance Committee, and Compensation and Management Development Committee (which we also refer to herein as the “Compensation Committee”). Each member of the Audit, Nominating and Governance, and Compensation and Management Development Committees is independent as defined under the current listing standards of the NYSE.

Executive Committee

Morry Weiss (Chair)
William E. MacDonald, III	Jerry Sue Thornton
Michael J. Merriman, Jr.	Jeffrey Weiss
Charles A. Ratner	Zev Weiss

The Executive Committee has the same power and authority as the Board between meetings of the Board except that it may not fill vacancies on the Board or on committees of the Board. The Executive Committee held no meetings during fiscal 2011.

Audit Committee

William E. MacDonald, III (Chair)	Jeffrey D. Dunn
Scott S. Cowen	Michael J. Merriman, Jr.

The Board has determined that each Audit Committee member is financially literate under the current listing standards of the NYSE. The Board also determined that each of Mr. MacDonald and Mr. Merriman qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) rules. Shareholders should understand that the designation of Mr. MacDonald and Mr. Merriman as an “audit committee financial expert” is a SEC disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the Audit Committee must have no affiliation with the issuer, other than their board seats, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to Audit Committee members of NYSE listed companies.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities by: (1) monitoring the integrity of our financial statements; (2) monitoring the integrity of our auditing, accounting and financial reporting processes generally; (3) monitoring the independence and performance of our independent registered public accounting firm and our internal audit department; (4) monitoring our compliance with legal and regulatory requirements; (5) reviewing the adequacy of and compliance with our financial policies and procedures and systems of internal control; (6) preparing the Audit Committee Report to be included in this Proxy Statement; and (7) making regular reports to the Board and keeping written minutes of its meetings. The Audit Committee is also responsible for reviewing and approving or ratifying transactions with related persons, as described below in the “Certain Relationships and Related Transactions” section of this Proxy Statement. The Audit Committee has the sole authority to engage and replace the independent registered public accounting firm. The Audit Committee met eight times during fiscal 2011. The current version of the Audit Committee charter is available on the investors section of our Web site at www.corporate.americangreetings.com.

Nominating and Governance Committee

Charles A. Ratner (Chair)	Michael J. Merriman, Jr.
William E. MacDonald, III	Jerry Sue Thornton

The purposes of the Nominating and Governance Committee are to (1) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for each annual meeting of shareholders; (2) review and recommend to the Board qualifications for committee membership and committee structure and operations; (3) recommend to the Board directors to serve on each committee and a chair for such committee; (4) develop and recommend to the Board a set of corporate governance policies and procedures; and (5) lead the Board in its annual review of the Board’s performance. The Nominating and Governance Committee met two times during fiscal 2011. A current version of the Nominating and Governance Committee charter is available on the investors section of our Web site at www.corporate.americangreetings.com.

It is the policy of the Nominating and Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice on or before January 14, 2012 to our Chairman, Chief Executive Officer or Secretary at American Greetings Corporation, One American Road, Cleveland, Ohio 44144, for consideration by the Committee for that year’s election of directors at the Annual Meeting. It is the policy of the Committee not to evaluate candidates recommended by shareholders any differently from candidates recommended from other sources.

The Nominating and Governance Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the nominee’s qualification as independent under the listing standards of the NYSE, as well as diversity, age, skill and experience in the context of the needs of the Board. When the Nominating and Governance Committee considers diversity, the Committee views diversity in the broadest sense, including a person’s age, gender, race, national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints and skills, which contribute to a more effective decision-making process. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. American Greetings believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enhance the quality of the Board’s deliberations and decisions.

The biography of each current and nominated director set forth below in Proposal One contains information regarding the person’s service as a director of our company, director positions at publicly-held companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for American Greetings.

The Nominating and Governance Committee will recommend prospective Board members who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who the Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. When seeking candidates for the Board, the Committee may consider candidates proposed by our Chairman, Chief Executive Officer or shareholders and may also solicit suggestions from incumbent directors, management and third-party search firms, although the Board has not engaged a third-party search firm at this time.

Compensation and Management Development Committee

Scott S. Cowen (Chair)	Charles A. Ratner
Jeffrey D. Dunn	Jerry Sue Thornton

The Compensation and Management Development Committee of the Board reviews and approves the compensation for our executive officers generally and reviews and approves our executive and employee compensation plans (including the plans for our named executive officers identified in the Summary Compensation Table in the Fiscal 2011 Information Concerning Executive Officers section below and our other executive officers); reviews and approves grants and awards to executive officers and other participants under our equity-based compensation plans; and oversees the annual evaluation of management. The Compensation Committee is also responsible for producing the Report of the Compensation and Management Development Committee included in this Proxy Statement. The Compensation Committee met seven times during fiscal 2011. The current version of the Compensation Committee’s charter is available on the investors section of our Web site at www.corporate.americangreetings.com.

Use of Consultants

From time to time, the Compensation Committee uses outside compensation consultants to work with the Compensation Committee and management. The Compensation Committee has engaged Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist it in setting executive and non-employee director compensation levels, designing and implementing incentive plans for executives and non-employee directors, and providing industry data and peer group pay practices to assist management in making recommendations regarding the compensation of our executive officers and non-employee directors. The industry data and recommendations provided by Mercer were used as one of the resources in making compensation decisions during fiscal 2011. Mercer’s fees for executive compensation consulting to the Compensation Committee in fiscal 2011 were $52,332. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with company objectives. Although management, particularly the Senior Vice President of Human Resources, works closely with Mercer, the consultant is ultimately accountable to the Compensation Committee on engagements relating to the compensation of our executive officers and our outside directors. During fiscal 2011, Mercer periodically participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is included in the Compensation Discussion and Analysis section below, and for consideration of non-employee director compensation is included in the “Director Compensation” section below.

American Greetings and its subsidiaries also separately retain Mercer and other affiliates of MMC to provide services and products that are unrelated to the services provided to the Compensation Committee on matters relating to the compensation of our executive officers and non-employee directors (the “Unrelated Company Services”). In fiscal 2011, the Unrelated Company Services included such products and services as: insurance coverage, including officer and director insurance, group life insurance, workers compensation insurance and salary continuance insurance;; motor vehicle, marine transit, and corporate travel insurance; advisory and administrative services with respect to employee pension plans; and general purpose compensation surveys. During fiscal 2011, we paid Mercer or other affiliates of MMC an aggregate of $120,061 for these Unrelated Company Services, which amount does not include fees passed on by the affiliates of MMC to unrelated third parties for payment of insurance premiums on policies for which the MMC affiliate only provided brokerage or other advisory services. The decisions to engage Mercer or other affiliates of MMC for Unrelated Company Services in fiscal 2011 were made by employees of the company or its subsidiaries. However, commencing in March 2010, the Compensation Committee implemented a policy requiring that management receive the Compensation Committee’s prior approval to engage a compensation consultant or an affiliate thereof to provide non-executive compensation services to the extent such engagement, individually or in the aggregate, involves the payment of fees to such consultant or affiliate in excess of $50,000. Accordingly, the Compensation Committee approved in advance the Unrelated Company Services provided to the company by Mercer or other affiliates of MMC.

Mercer has advised us that none of its principals or employees who provided advice to the Compensation Committee had any direct or indirect involvement in providing the Unrelated Company Services, or in the company’s selection of, or negotiation of arrangements with, Mercer or other affiliates of MMC to provide such services. In addition, none of Mercer’s principals or employees who provided advice to the Compensation Committee received any direct or indirect compensation as a result of Unrelated Company Services, other than to the extent that employees of Mercer benefit from the overall success of MMC and its affiliates generally. The Compensation Committee does not believe that Mercer’s ability to provide it with objective advice was impaired by the Unrelated Company Services provided to the company and its affiliates.

In addition, American Greetings has practices and procedures for ensuring the Compensation Committee’s compensation consultant is independent and for minimizing potential conflicts of interest including the following:

•	The Compensation Committee has the authority to retain and dismiss Mercer at any time;

•	Mercer reports directly to the Compensation Committee and has direct access to the Committee through the chairman;

•	Each engagement of Mercer by the Compensation Committee is documented in an engagement letter that includes a description of the agreed upon services, fees and other matters considered appropriate; and

•	As described above, management must receive the Compensation Committee’s prior approval to engage a compensation consultant or an affiliate thereof to provide non-executive compensation services to the extent such engagement, individually or in the aggregate, involves the payment of fees to such consultant or affiliate in excess of $50,000.

Attendance

During fiscal 2011, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the respective committees on which he or she serves. We have established a formal policy requiring director attendance at all Board meetings (and meetings of committees of which the director is a member), absent unusual circumstances. We expect our directors to attend the annual meetings of shareholders (which are usually held the same day as a meeting of the Board). Each director attended the 2010 Annual Meeting of Shareholders.

Communications to the Board of Directors

The Board believes that it is important for shareholders and other interested parties to have a process to send communications to the Board. Accordingly, shareholders and interested parties who wish to communicate with the Board, an individual director, the presiding director of non-management director executive sessions, or the non-management or independent directors as a group can mail a letter to the Board, individual director, presiding director, or group of non-management directors (as applicable) c/o Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio 44144. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state the intended recipients. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors; however, the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The individual directors are not spokespeople for American Greetings and people should not expect a response or reply to any communication.

Executive Sessions

In accordance with NYSE rules, non-management directors meet in regularly scheduled executive sessions without management. Mr. Ratner has been appointed as the presiding director by the non-management directors to preside at these sessions.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Code of Regulations, the Board comprises three classes of directors, each class consisting of not less than three directors and having a three-year term. In accordance with our Amended and Restated Code of Regulations, the Board has fixed the board size at nine (9) members, with each Class having three (3) directors. Class I members are to be elected at the Annual Meeting.

It is proposed that the shareholders re-elect the following nominees for Class I directors: Jeffrey D. Dunn, Michael J. Merriman, Jr., and Morry Weiss. The term of office to be served by each nominee in Class I, if elected, will be three years, until the 2014 Annual Meeting of Shareholders, or until his successor is duly elected and qualified. Each of these nominees for Class I director has agreed to stand for election.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Nominating and Governance Committee; provided, however, proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required

The nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or by proxy and entitled to vote will be elected directors.

The Board unanimously recommends that you vote “FOR” all of the following nominees.

The biography of each of the nominees and continuing directors below contains information regarding the individual’s service as a director for American Greetings, business experience, and director positions at other publicly-traded companies that the individual holds currently or has held at any time during the last five years. In addition, the experiences, qualifications and attributes or skills that caused the Board to determine that the person should serve as a director for the company are also included.

Nomination for Election to Term Ending 2014

(Class I)

Jeffrey D. Dunn (56) Class I

Director (2007), member of the Audit Committee and the Compensation and Management Development Committee

Mr. Dunn is President and Chief Executive Officer and director of HIT Entertainment Limited (a children’s entertainment company), a position he has held since February 2008. Mr. Dunn was formerly a private investor, and was employed by MTV Networks (an entertainment company and a division of Viacom, Inc., a publicly-held company) as Chief Operating Officer of the Nickelodeon Networks Group and the President of Nickelodeon Film Enterprises from 1993 to 2006. Prior to that time, Mr. Dunn was employed as Director of Marketing, Arthur D. Little (a publicly-held management consulting firm), from 1991 to 1993, Director of Marketing, Bank of Boston from 1986 to 1991, and Associate International Director, Time Magazine and General Manager, Discover Magazine from 1977 to 1986. He is a director of a number of privately-held companies, including Vlingo Corporation.

The Board chose to nominate Mr. Dunn as a director because of his expertise in the areas of children’s entertainment, intellectual property, digital content and licensing as well as his international business experience. In addition, during his career, among other significant achievements, Mr. Dunn implemented business strategies for the successful development of worldwide children’s entertainment brands and other intellectual property rights, which has provided the Board a valuable resource on a variety of matters, including the marketing, development and merchandising of the company’s entertainment properties, such as Care Bears and Strawberry Shortcake.

Michael J. Merriman, Jr. (55) Class I

Director (2006), member of the Audit Committee, Nominating and Governance Committee and Executive Committee

Mr. Merriman has been an operating advisor with Resilience Capital Partners, LLC (a private equity firm), since July 1, 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a publicly-held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of American Greetings from September 2005 until November 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co. (a publicly-held manufacturer and marketer of Dirt Devil vacuum cleaners) from 1995 until April 2004, was its Chief Financial Officer from 1992 to 1995, and served on the board of directors from 1993 to 2004. Mr. Merriman has served as a director of RC2 Corporation (a publicly-held manufacturer of pre-school toys and infant products) since 2004, Nordson Corporation (a publicly-held manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing) since 2008, and OMNOVA Solutions Inc. (a publicly-held innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces) since 2008. Mr. Merriman is also a director of Boys Hope Girls Hope of Northeast Ohio (a non-profit organization), True Hero, Inc. (a non-profit organization) and John Carroll University.

The Board chose to nominate Mr. Merriman as a director because of his financial acumen, his significant public accounting experience, his service on boards of directors of other publicly-traded companies and his product development expertise. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable expertise and qualifies him as a “financial expert” on the Audit Committee, as described above under the section “Audit Committee.” In addition, because of his wide range of management experience, including as a former partner at Arthur Andersen & Co. and his service as chief financial officer of American Greetings, Mr. Merriman provides valuable insight into the company’s operations as well as its interactions with investors and financial analysts.

Morry Weiss (71) Class I

Director (1971), Chairman of the Board of Directors, Chair of the Executive Committee

Mr. Weiss joined American Greetings in 1961 and has had various responsibilities with American Greetings including Group Vice President of Sales, Marketing and Creative. In June 1978, Mr. Weiss was appointed President and Chief Operating Officer. From October 1987 until June 1, 2003, Mr. Weiss was Chief Executive Officer of American Greetings. In February 1992, Mr. Weiss became our Chairman. Mr. Weiss serves as a member of the advisory board of Primus Venture Partners (equity investor in companies requiring growth capital). Mr. Weiss served as a director of National City Corporation (a publicly-held financial holding company) from 1991 until its sale in December 2008. Mr. Weiss participates in a number of professional, educational and non-profit organizations, including as Chairman of the Yeshiva University Board of Trustees and as a trustee of the Cleveland Clinic Foundation. Morry Weiss is the father of Jeffrey Weiss, a director and our President and Chief Operating Officer; the father of Zev Weiss, a director and our Chief Executive Officer; and the brother of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

The Board chose to nominate Mr. Weiss as a director and Chairman of the Board of Directors because of his 50 years of extensive experience in the social expression’s industry, holding positions of ever-increasing executive responsibility at the company, including accomplished roles as American Greetings’ President, Chief Operating Officer, and Chief Executive Officer. As a member of our company’s founding family and member of senior management for over 30 years, Mr. Weiss has extensive knowledge of our industry as well as our business and history that provides the Board valuable insight into our operations and strategies. In addition, Mr. Weiss has served on various boards of directors of other companies and organizations, providing the Board with an array of valuable perspectives and insights.

Continuing Directors with Term Expiring in 2012

(Class II)

Charles A. Ratner (69) Class II

Director (2000), Chair of the Nominating and Governance Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Ratner is the Chief Executive Officer and President of Forest City Enterprises, Inc. (a publicly-held conglomerate corporation engaged in real estate development, sales, investment and construction), positions he has held for 15 and 17 years, respectively, and has been a member of its board of directors since 1972. Mr. Ratner has served as a director of RPM International, Inc. (a publicly-held specialty coatings manufacturer) since 2005. In addition, Mr. Ratner participates in a number of professional, civic, educational, health care, and non-profit organizations, including as a board member of The Greater Cleveland Partnership, University Hospitals Case Medical Center, United Jewish Communities, United Israel Appeal, Mandel Associated Foundations, David and Inez Myers Foundation, and the Musical Arts Association as well as on the Board of Governors for The National Association of Real Estate Investment Trusts and the Jewish Agency for Israel, on the Executive Committee for United Way Services of Greater Cleveland and as a Trustee-for-Life for the Jewish Community Federation of Cleveland. Mr. Ratner has been a board member for the Jewish Education Center of Cleveland (JECC) for more than 15 years.

The Board selected Mr. Ratner as a director because of his extensive executive management experience, with a particular emphasis in real estate development, along with particular strengths with respect to leadership, management and corporate governance skills gained from more than 40 years of senior management experience at Forest City Enterprises as well as his experience on other boards of directors. In addition, Mr. Ratner has acquired a deep understanding of our products and our company during his more than ten years of service on our board and provides the board a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Jerry Sue Thornton (64) Class II

Director (2000), member of the Nominating and Governance Committee, Compensation and Management Development Committee and Executive Committee

Dr. Thornton is the President of Cuyahoga Community College, Cleveland, Ohio (the largest community college in northeast Ohio), a position she has held since 1992. Dr. Thornton served as a director of National City Corporation from 2004 until its sale in December 2008. Dr. Thornton has served as a director of Applied Industrial Technologies, Inc. (a publicly-held distributor of industrial products and services) since 1994 and RPM International, Inc. since 1999. Dr. Thornton also serves on the board of directors of American Family Insurance (a privately-held insurance company) and participates in a number of professional, civic, educational, health care, and other non-profit organizations, including as a board member of Playhouse Square Foundation, Rock and Roll Hall of Fame and Museum – Cleveland and New York, University Hospitals Health System, United Way Services of Greater Cleveland, The Campus District, The Greater Cleveland Partnership and The Cleveland Museum of Art.

The Board selected Dr. Thornton as a director because of her extensive management experience and her experience serving on boards of directors of public companies. In addition, as the president of Cuyahoga Community College, Dr. Thornton has demonstrated management expertise and is a recognized leader in the local community, which, among other things, provides the board a valuable perspective on engagement with the public sector and the communities in which we operate. Dr. Thornton also provides the Board a valuable perspective as a member of the boards of several local non-profit organizations.

Jeffrey Weiss (47) Class II

Director (2003), member of the Executive Committee

Mr. Weiss is President and Chief Operating Officer of American Greetings, a position he has held since June 2003. Prior to becoming President and Chief Operating Officer, Mr. Weiss has had various responsibilities with American Greetings since joining in 1988, including most recently, Executive Vice President, North American Greeting Card Division of American Greetings from March 2000 until June 2003. Mr. Weiss is a board member of the Cleveland Institute of Art (professional art college). Jeffrey Weiss is the son of Morry Weiss, our Chairman of the Board; the brother of Zev Weiss, a director and our Chief Executive Officer; and the nephew of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

The Board selected Mr. Weiss as a director because of his extensive executive management and leadership skills, together with his significant knowledge of the social expressions industry, gained through his 20-plus years of experience at the company. In addition, as our President and Chief Operating Officer, his day-to-day exposure to the company’s activities provides Mr. Weiss with an exhaustive understanding of our operations and an in-depth knowledge of our corporate strategies.

Continuing Directors with Term Expiring in 2013

(Class III)

Scott S. Cowen (64) Class III

Director (1989), Chair of the Compensation and Management Development Committee, member of the Audit Committee

Dr. Cowen is President and Seymour S. Goodman Professor of Management and Professor of Economics, Tulane University, a position he has held since 1998. Prior to that, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management at Case Western Reserve University. Dr. Cowen has served as a director of Forest City Enterprises, Inc. since 1989; and Newell Rubbermaid Inc. (a publicly-held consumer home products company) since 1999. He was a director of Jo-Ann Stores, Inc. (a publicly-held specialty store retailer) from 1987 until its sale in 2011. Dr. Cowen has been a member of the Board of Overseers of TIAA-CREF (a private financial services company) since 2010. Dr. Cowen participates as a board member of a number of civic organizations, including as Chair of the Southeast Louisiana Regional Airport Authority and as a member of the New Orleans Business Council, New Orleans Public Belt Railroad and Greater New Orleans Inc.

The Board selected Dr. Cowen because of his breadth of knowledge in economics, finance and management, extensive experience in the public sector and his cumulative service on boards of directors in industries that are relevant to our operations. As the president of Tulane University, a national research university, Dr. Cowen also brings valuable management and leadership experience. In addition to the leadership skills he possesses as a result of his work at Tulane University, Dr. Cowen has gained extensive crisis management experience from his leadership in the rebuilding of Tulane following its devastation by Hurricane Katrina. He also played a leadership role in the rebuilding of New Orleans following Hurricane Katrina, and in major New Orleans civic and business organizations, including chairing the Southeast Louisiana Regional Airport Authority and a committee charged with reforming and rebuilding the New Orleans public schools following Hurricane Katrina.

William E. MacDonald, III (64) Class III

Director (2007), Chair of the Audit Committee, member of the Executive Committee and Nominating and Governance Committee

Mr. MacDonald was Vice Chairman and member of the Office of the Chairman of National City Corporation from 2001 until his retirement on December 31, 2006. Prior to that, Mr. MacDonald held various management positions within National City over more than 30 years including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio Bank. Mr. MacDonald has served as a director of Lincoln Electric Holdings, Inc. (a publicly-held manufacturer and reseller of welding and cutting products) since 2007. He was a director of The Lamson & Sessions Co. from 2006 to 2007 and MTC Technologies, Inc. (a publicly-held provider of technical and professional services and equipment integration for the U.S. military and intelligence agencies) from 2002 to 2007, when in each case the boards were dismantled as a result of divestiture. Mr. MacDonald has served as a director of Segmint Inc. (a privately held technology-based company helping financial institutions and their marketing partners build digital customer relationships) since 2008. Mr. MacDonald participates as a board member of a number of civic, health care and other non-profit organizations including The Cleveland Clinic Foundation and is Trustee Emeritus of The Diversity Center and WVIZ/PBS and 90.3 Ideastream.

The Board selected Mr. MacDonald because of his valuable experience and insights into banking and capital markets gained during his thirty-eight year career in increasingly significant management positions with National City Corporation, one of the nation’s leading financial services institutions. Mr. MacDonald’s experience in leading a large corporate organization, structuring complex financial solutions, and his expertise in economic issues provide the Board with valuable expertise and qualifies him as a “financial expert” on the Board’s Audit Committee, as described above under the section “Audit Committee.” In addition, Mr. MacDonald’s service as a director on boards of other public companies has enhanced his understanding in areas of executive management, corporate governance, strategic planning and executive compensation, which has made him a valuable resource to the company. Mr. MacDonald also brings a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Zev Weiss (44) Class III

Director (2003), member of the Executive Committee

Mr. Weiss became Chief Executive Officer of American Greetings in June 2003. Prior to becoming Chief Executive Officer, Mr. Weiss had various responsibilities with American Greetings since joining in 1992, including most recently, Executive Vice President, A.G. Ventures and Enterprise Management from December 2001 to June 2003. He is currently on the board of United Way Services of Greater Cleveland and is the 2011-2012 Campaign Co-Chair. Mr. Weiss serves as President of the Board of Fuchs Mizrachi Day School. Zev Weiss is the son of Morry Weiss, our Chairman of the Board; the brother of Jeffrey Weiss, a director and our President and Chief Operating Officer; and the nephew of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning.

The Board selected Mr. Weiss because of his extensive executive management and leadership skills gained through his 18 years of experience at the company. Mr. Weiss has extensive knowledge of the social expressions industry in general and the company’s business in particular and as our Chief Executive Officer, Mr. Weiss’s day-to-day leadership of American Greetings gives him critical insights into our operations and strategies, and provides an important link between management and our Board, facilitating the Board’s ability to effectively perform its oversight function with the benefit of management’s perspective on the business.

PROPOSAL 2

APPROVING THE SECOND AMENDMENT TO THE
COMPANY’S 2007 OMNIBUS INCENTIVE COMPENSATION PLAN

At the annual meeting held on June 22, 2007, the shareholders of American Greetings adopted the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan (the “Omnibus Incentive Plan”) pursuant to which 2,800,000 Class A common shares and 700,000 Class B common shares were reserved for issuance to key employees, non-employee directors and consultants of American Greetings and its subsidiaries. At the annual meeting held on June 26, 2009, the shareholders approved an amendment to the Omnibus Incentive Plan to increase the number of shares authorized for issuance under the Omnibus Incentive Plan by an additional 1,600,000 Class A common shares and 400,000 Class B common shares (the “First Amendment to Omnibus Incentive Plan”). On May 1, 2011, the Compensation Committee of the Board adopted, subject to shareholder approval, an amendment to the Omnibus Incentive Plan, as amended, to increase the number of shares authorized for issuance under the Omnibus Incentive Plan by an additional 1,200,000 Class A common shares and 100,000 Class B common shares (the “Second Amendment to Omnibus Incentive Plan”). The Board has directed that the proposal to approve the Second Amendment to Omnibus Incentive Plan be submitted to our shareholders for their approval at the Annual Meeting. We are also seeking approval of the amendment (1) so that the compensation attributable to grants and other payments made under the Omnibus Incentive Plan may qualify for exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (see discussion of Section 162(m) under the “Federal Income Tax Consequences” section below); (2) in order for incentive stock options granted under the Omnibus Incentive Plan to meet the requirements of the Internal Revenue Code; and (3) in order to satisfy the NYSE corporate governance listing standards.

The Board believes that the Omnibus Incentive Plan is an integral part of our compensation philosophy and programs. Our ability to draw top quality individuals to positions is material to our success, and the Board has concluded that our ability to achieve these objectives has been enhanced by the ability to make awards under the Omnibus Incentive Plan. In addition, the Board believes that the interests of American Greetings and its shareholders will be advanced by continuing to offer our employees, officers and non-employee directors the opportunity to acquire or increase their proprietary interests in American Greetings. Accordingly, an increase in the number of shares available under the Omnibus Incentive Plan was approved to ensure that sufficient shares of American Greetings Class A and Class B common shares are available so that the company may continue to attract, retain and motivate top quality management, employees, officers and non-employee directors. As of May 4, 2011, there were 533,483 Class A common shares and 233,356 Class B common shares remaining for future awards, which would increase to 1,733,483 Class A common shares and 333,356 Class B common shares if the Second Amendment to Omnibus Incentive Plan is approved.

The material terms of the Omnibus Incentive Plan are summarized below. This summary of the Omnibus Incentive Plan is not intended to be a complete description of the Omnibus Incentive Plan and is qualified in its entirety by the actual text of the Omnibus Incentive Plan, as amended, attached as Exhibit A.

Material Features of the Omnibus Incentive Plan

General.  The Omnibus Incentive Plan provides that awards may be in any of the following forms: (1) incentive stock options; (2) nonstatutory stock options (incentive stock options and nonstatutory stock options are together referred to as “options”); (3) appreciation rights; (4) share awards; (5) restricted shares; (6) deferred shares (or RSUs); (7) performance bonuses; (8) performance shares; (9) directors shares; (10) performance units; and (11) dividend equivalents.

Dividend equivalents may be granted in connection with share awards (other than options and appreciation rights). Awards under the Omnibus Incentive Plan may be settled in cash, our common shares or a combination of cash and shares, as provided in the terms of each award agreement.

Subject to adjustment in certain circumstances as described below, the Omnibus Incentive Plan, as amended by the First Amendment thereto, authorizes up to 4,400,000 Class A common shares and 1,100,000

Class B common shares. If approved, the Second Amendment to Omnibus Incentive Plan would increase this to 5,600,000 Class A common shares and 1,200,000 Class B common shares. Shares subject to grants will become available again for purposes of the Omnibus Incentive Plan: (1) if and to the extent options and appreciation rights granted under the Omnibus Incentive Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered after the effective date of the Omnibus Incentive Plan without being exercised; or (2) if any share awards or dividend equivalents are forfeited, terminated or otherwise not paid in full after the effective date of the Omnibus Incentive Plan. In addition, any portion of an award that is payable only in cash pursuant to the terms of the applicable award agreement will be immediately available again for purposes of the Omnibus Incentive Plan.

The Omnibus Incentive Plan provides that the maximum aggregate number of common shares, or its equivalent, that can be the subject of awards made to an individual during any fiscal year is 500,000 Class A and 500,000 Class B common shares, but not to exceed 500,000 common shares collectively, subject to adjustment as described below (the “Individual Limit”). In addition, the number of performance shares and units awarded to an individual may not exceed an aggregate value of $5,000,000 as of the grant date (determined based on the fair market value of our Class A common shares as of the grant date).

Where two or more awards are granted in relation to each other so that the exercise and payment of one award automatically affects the number of shares that may be issued in connection with the exercise of the related award, only the maximum amount that can be issued in connection with both related awards in the aggregate will be counted against the number of shares reserved for issuance under the plan.

If approved by the shareholders, the Second Amendment to Omnibus Incentive Plan will become effective as of May 1, 2011, the date it was approved by the Compensation and Management Development Committee of our Board.

Management.  The Omnibus Incentive Plan is managed and interpreted by the “Committee.” Except to the extent required by law, the Committee means the Board or the Board’s Compensation and Management Development Committee, or such other committee or designee appointed by the Board or the Committee’s delegate. The Committee has the authority to (1) determine the individuals to whom grants will be made under the Omnibus Incentive Plan; (2) determine the type, size and terms of the grants; (3) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (4) amend the terms of any previously issued grant, subject to the limitations described below; (5) adopt guidelines separate from the Omnibus Incentive Plan that set forth the specific terms and conditions for grants under the Omnibus Incentive Plan; and (6) deal with any other matters arising under the Omnibus Incentive Plan. The determinations of the Committee are made in its sole discretion and are final, binding and conclusive. The Compensation and Management Development Committee presently consists of Scott S. Cowen, Jeffrey D. Dunn, Charles A. Ratner and Jerry Sue Thornton, each of whom is a non-employee director of American Greetings. Day-to-day administrative functions of the Omnibus Incentive Plan are performed by our employees. Moreover, the Committee may delegate to our officers or managers the authority to grant awards under the Omnibus Incentive Plan from a preauthorized pool of shares, provided such grants may only be made to individuals authorized to receive awards under the Omnibus Incentive Plan.

Eligibility for Participation.  Key employees (including executive officers and members of the Board), non-employee directors and consultants of American Greetings and our subsidiaries selected by the Committee are eligible for grants under the Omnibus Incentive Plan. As of May 4, 2011, approximately 375 employees and six non-employee directors are eligible to receive grants under the Omnibus Incentive Plan.

Types of Awards.  The Omnibus Incentive Plan provides that awards may be in any of the following forms:

Stock Options.  The Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or so-called “nonstatutory stock options” that are not intended to so qualify or any combination of incentive stock options and nonstatutory stock options. Anyone eligible to participate in the Omnibus Incentive Plan may receive a grant of nonstatutory stock options. Only our employees may receive a grant of incentive stock options. No more than 4,400,000 Class A common shares and 1,100,000 Class B common shares may be issued as incentive stock options under the Omnibus Incentive Plan, as amended. If approved, the Second Amendment to Omnibus Incentive Plan would increase this to 5,600,000 Class A common shares and 1,200,000 Class B common shares.

The Committee fixes the exercise price per share for options on the date of grant. The exercise price of any incentive stock option granted under the Omnibus Incentive Plan will be equal to or greater than the fair market value (the closing price of our Class A common shares as reported on the NYSE) of the underlying common shares on the date of grant.

The Committee determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Committee, in its sole discretion, which is specified in the grant letter. Options may be exercised while the participant is employed by or providing service to us or within a specified period of time after termination of such employment or service, as determined by the Committee. A participant may exercise an option by delivering notice of exercise to us or our designated agent. The participant may pay the exercise price and any withholding taxes for the option in several ways: (1) in cash or by check; (2) by delivering common shares already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares; (3) with respect to Class A common shares by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to us the amount of sale proceeds to pay the exercise price and related withholding taxes on the settlement date that occurs after the date specified in the notice of exercise; (4) with respect to Class B common shares, through attestation of the ability to pay the exercise price followed by immediate tendering of such shares to us and our immediate repurchase of such shares in accordance with our amended and restated articles of incorporation; or (5) by such other method as the Committee may approve, to the extent permitted by applicable law. The Committee may provide that an option will be substituted with an appreciation right that will be subject to the same number of underlying shares as the substituted option.

Appreciation Rights.  The Committee may grant appreciation rights to anyone eligible to participate in the Omnibus Incentive Plan. Appreciation rights may be granted in connection with, or independent of, other awards. Upon exercise of an appreciation right, the participant will receive an amount equal to the excess of the fair market value of our common shares on the date of exercise over the base amount set forth in the grant letter. Such payment to the participant will be in cash, in common shares, or in a combination of cash and common shares, as determined by the Committee. The Committee will determine the period when appreciation rights vest and become exercisable. Appreciation rights may be exercised while the participant is employed by or providing service to us or within a specified period of time after termination of such employment or service, as determined by the Committee.

Restricted Shares.  The Committee may grant restricted share awards to anyone eligible to participate in the Omnibus Incentive Plan. The Committee may require that participants pay consideration for the share awards and may impose restrictions on the share awards (referred to in the Omnibus Incentive Plan as “restricted shares”). If restrictions are imposed on share awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines appropriate. The Committee determines the number of common shares subject to the grant of share awards and the other terms and conditions of the grant. The Committee will determine to what extent, and under what conditions, a participant will have the right to vote common shares and to receive dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a participant’s entitlement to dividends or other distributions with respect to share awards will be subject to the achievement of performance goals or other conditions.

Deferred Shares.  The Committee may grant deferred share awards, which we refer to as “RSUs.” Each grant of an RSU constitutes the promise to deliver shares of common stock to the participant in consideration of the performance of services, but subject to the fulfillment of such conditions during the applicable deferral period as the Committee may specify. A grant of an RSU may require the participant to pay consideration that is more or less than the fair market value per share on the date of grant. Unless otherwise determined by the

Committee, each RSU grant will be subject to a deferral period of not less than one year. During the deferral period, the participant will have no right to transfer any rights under his or her award, will have no rights of ownership in the RSUs and will have no right to vote the shares subject to the RSUs. The Committee may, however, authorize the payment of dividend equivalents on such shares on either a current, deferred, or contingent basis, either in cash or in additional common shares.

Performance Units.  The Committee may grant performance units to anyone eligible to participate in the Omnibus Incentive Plan. Performance units may be granted in connection with, or independent of, other awards. Each performance unit provides the participant with the right to receive an amount based on the value of a common share if specified performance goals are met. The Committee determines the number of performance units that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the performance shares. Payments with respect to performance units will be made in cash, in common shares, or in a combination of cash and common shares, as determined by the Committee.

Performance Shares.  The Committee may grant performance shares to anyone eligible to participate in the Omnibus Incentive Plan. Performance shares may be granted in connection with, or independent of, other awards. Each performance share provides the participant with the right to receive a common share or an amount based on the value of a common share, if specified performance goals are met. The Committee determines the number of performance shares that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the performance shares. Payments with respect to performance shares will be made in cash, in common shares, or in a combination of cash and common shares, as determined by the Committee.

Other Share Awards.  The Committee may grant other types of share awards that would not otherwise constitute options, appreciation rights, deferred shares, restricted shares, performance shares or dividend equivalents. The Committee may grant other share awards to anyone eligible to participate in the Omnibus Incentive Plan. These grants will be based on or measured by common shares, and will be payable in cash, in common shares, or in a combination of cash and common shares. The terms and conditions for these grants will be determined by the Committee.

Directors Shares.  Directors may elect to receive Class A or Class B common shares in lieu of any fees owed to them for services performed while on the Board. Such shares shall be in an amount equal in value to such fees, based on the closing price of our Class A common shares reported on the NYSE on the last trading day of the calendar quarter immediately prior to the payment of such fees. Directors who elect to receive shares in lieu of fees may also elect, pursuant to our Outside Directors’ Deferred Compensation Plan, to defer the receipt of such shares for a period specified in such plan. Shares reserved for issuance under the Omnibus Incentive Plan will be used to satisfy our obligation to deliver director shares, including deferred shares and any dividend equivalents accrued on deferred shares, following the effective date of the Omnibus Incentive Plan.

Performance Bonus.  The Committee may grant a performance bonus in cash or shares to participants in incentive compensation plans maintained by us, including the American Greetings Key Management Annual Incentive Plan. These grants will be payable in cash, in common shares, or in a combination of cash and common shares. The Committee will decide whether a performance bonus will become payable if specified performance goals or conditions are met.

Dividend Equivalents.  The Committee may provide dividend equivalents in share awards (other than options or appreciation rights), which permit the grantee to receive with respect to shares subject to an award the equivalent value of dividends paid on our common shares. Dividend equivalents are payable in cash or common shares and may be paid currently or accrued as contingent obligations. Dividend equivalents may accrue interest. The terms and conditions of dividend equivalents are determined by the Committee.

Qualified Performance-Based Compensation.  The Omnibus Incentive Plan permits the Committee to impose and specify objective performance goals that must be met with respect to awards under the Omnibus Incentive Plan. The Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Committee. Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be based on one or more of the following measures: revenue; gross margin; product line contribution; operating and other expenses; operating earnings; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; pre-tax or after-tax profits; net income; earnings per share; cash flow; productivity; return on assets; return on capital; return on equity; cash flow/net assets; debt/capital ratio; return on net capital employed; sales growth; stock price appreciation; or total shareholder return (share appreciation plus dividends as if reinvested), and may be absolute in their terms or measured against or in relationship to changes from period to period or against or in relationship to other companies comparably, similarly or otherwise situated. The foregoing measures may be based on the employee’s business unit or the performance of American Greetings or American Greetings’ subsidiaries independently or as a whole, or a combination of the foregoing.

Deferrals.  The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of common shares that would otherwise be due to the participant in connection with a grant under the Omnibus Incentive Plan. The Committee will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions.  If there is any change in the number or kind of common shares by reason of: (1) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (2) a merger, reorganization or consolidation; (3) a recapitalization or change in par value; or (4) any other extraordinary or unusual event affecting the outstanding common shares as a class, or if the value of outstanding common shares is substantially reduced as a result of a spin-off, split-up or American Greetings’ payment of an extraordinary dividend or distribution, the number of common shares available for grants, the limit on the number of common shares for which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Omnibus Incentive Plan, and the price per share or the applicable market value of such grants will be appropriately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued common shares in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Foreign Participants.  If any individual who receives a grant under the Omnibus Incentive Plan is subject to taxation in countries other than the United States, the Omnibus Incentive Plan provides that the Committee may make grants to such individuals on such terms and conditions as the Committee determines appropriate to comply with the laws of the applicable countries.

Repricing of Options and Reloads.  The Omnibus Incentive Plan includes a restriction providing that, without shareholder approval, neither the Committee nor the Board can (1) authorize any option grant to provide for “reload” rights, the automatic grant of options to the participant upon the exercise of options using shares or other equity, or (2) amend or replace options previously granted under the Omnibus Incentive Plan in a transaction that constitutes a “repricing” as that term is defined under the NYSE corporate governance listing standards. Adjustments to the exercise price or number of common shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Amendment and Termination of the Omnibus Incentive Plan.  The Board or the Compensation and Management Development Committee may amend or terminate the Omnibus Incentive Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Omnibus Incentive Plan after February 12, 2017.

The last sales price of our Class A common shares on May 6, 2011 was $24.01 per share as reported on the NYSE. There is no public market for our Class B common shares.

New Omnibus Incentive Plan Benefits

It is not possible to determine specific amounts that may be awarded in the future under the Omnibus Incentive Plan, as amended, because the grants will be discretionary.

Our awards of restricted stock units and our cash incentive compensation payments (under the Key Management Annual Incentive Plan) are not subject to shareholder approval of the proposed amendment to the Omnibus Incentive Plan. Please refer to the Compensation Discussion and Analysis and Fiscal 2011 Information Concerning Executive Officers sections of this Proxy Statement for information regarding those awards.

Federal Income Tax Consequences

The federal income tax consequences arising with respect to awards granted under the Omnibus Incentive Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the Omnibus Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Omnibus Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual common shares. Future appreciation on common shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (1) if common shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (2) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if common shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (3) we will not be entitled to a tax deduction for compensation attributable to awards granted to one of our named executive officers, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, and such compensation, along with any other non-performance-based compensation paid in the same fiscal year, exceeds $1 million; and (4) an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or common shares in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Internal Revenue Code, and the requirements of Section 409A of the Internal Revenue Code are not satisfied.

Section 162(m) of the Internal Revenue Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or any of its three other most highly compensated officers (other than the chief financial officer) in excess of $1 million in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the corporation that pays it. We intend that options and appreciation rights granted at the fair market value of the common shares on the date of grant will qualify as performance-based compensation. Deferred shares, share awards, performance shares, dividend equivalents, other share awards and dollar-denominated awards granted under the Omnibus Incentive Plan will only qualify as “performance-based compensation” when the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Internal Revenue Code.

The Omnibus Incentive Plan provides that we have the right to require the recipient of any award under the Omnibus Incentive Plan to pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Committee determines otherwise, a participant may satisfy our withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The Omnibus Incentive Plan also provides that the Committee may permit a participant to satisfy our withholding obligation that exceeds the minimum applicable withholding tax rate by transferring to us previously acquired common shares.

Availability of Omnibus Incentive Plan Document

The full text of the 2007 Omnibus Incentive Compensation Plan, as amended by the Second Amendment to Omnibus Incentive Plan, is included as Exhibit A to this Proxy Statement.

Board Recommendation

The Board believes that the adoption of the Second Amendment to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan to increase the number of shares authorized for issuance thereunder will enable American Greetings to continue to provide important equity-based and other incentives to employees, non-employee directors and consultants who are expected to contribute materially to our future success. Accordingly, the Board unanimously recommends approval of the Second Amendment to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan by the shareholders.

Equity Compensation Plan Information

The following table provides information about our common shares that may be issued under our equity compensation plans as of February 28, 2011.

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options,	Securities
Plan Category	and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	6,902,178	$16.82	1,129,006
Equity compensation plans not approved by security holders	—	N/A	—

Total	6,902,178	$16.82	1,129,006

(1)	Column (a) includes 4,533,931 Class A common shares and 1,166,395 Class B common shares that may be issued in connection with the exercise of outstanding stock options. The amount in column (a) also includes 749,500 Class A common shares and 141,000 Class B common shares that may be issued upon the settlement of outstanding performance shares that have been awarded under the Corporation’s equity compensation plans, assuming the maximum performance or other criteria have been achieved. In addition, the amount in column (a) includes 110,999 Class A common shares and 29,675 Class B common shares related to restricted stock units that may be issued upon the satisfaction of service-based vesting period. The amount in column (a) also includes 30,115 Class A common shares and 140,563 Class B common shares representing share equivalents that have been credited to the account of certain officers or directors who have deferred receipt of shares earned and vested under our 1997 Equity and Performance Incentive Plan or the Omnibus Incentive Plan or that were to be paid in lieu of cash directors fees under the 1995 Director Stock Plan, which will be issued under these plans upon the expiration of the deferral period.

Column (b) is the weighted-average exercise price of outstanding stock options; excludes restricted stock units, performance shares and deferred compensation share equivalents.

Column (c) includes 924,164 Class A common shares and 134,054 Class B common shares, which shares may generally be issued under the Corporation’s equity compensation plans upon the exercise of stock options or stock appreciation rights and/or vesting of awards of deferred shares, performance shares or restricted stock units.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(SAY-ON-PAY)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Board is providing the shareholders of American Greetings the opportunity to vote on an advisory, non-binding basis, to approve the compensation paid to American Greetings’ named executive officers, as disclosed in this Proxy Statement.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”

As an advisory vote, the shareholder vote on named executive officer compensation is not binding on the company or the Board. Although the shareholder vote on named executive officer compensation is not binding on the company, the Board and the Compensation Committee will consider the outcome of the vote in establishing our compensation philosophy and making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, there are several components of our executive compensation program that we believe are crucial, that will attract the talented individuals necessary to realize success, and that we believe create value for our shareholders. These performance-based components include both long-term incentive plans, such as awards of restricted stock units and performance shares that vest over time, provided that the executive remains employed with the company, and short-term awards, such as annual cash awards based on performance according to the provisions of our Key Management Annual Incentive Plan. In fiscal 2011, we continued with the same executive compensation philosophy that we have had in place for several years. The core of the company’s executive compensation program, and the fundamental principal of our philosophy, continues to be to pay-for-performance – performance of the organization and its business units, and performance of the individual – compared to financial goals, strategic initiatives and individual goals. Using this philosophy, we determine the compensation programs and practices for all our executive officers, including our named executive officers. The compensation decisions we made in fiscal 2011 were based on this principle.

We believe that our Board and its Compensation Committee have developed a strong compensation package that is consistent with our company goals and strategies and aligned with the long-term interests of our shareholders. Please take a moment to review the Compensation Discussion and Analysis section of this Proxy Statement for a thorough discussion of the details of the company’s executive compensation program.

Board Recommendation

The Board unanimously recommends a vote “FOR” the resolution approving the compensation of the company’s named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY FOR FUTURE SHAREHOLDER ADVISORY VOTES
ON NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Act, and as required by Section 14A(a)(2) of the Exchange Act, the Board is providing the shareholders of American Greetings the opportunity to recommend, on an advisory basis, whether the shareholder advisory vote on named executive officer compensation, as discussed in Proposal 3 above, should occur every year, every two years or every three years.

As an advisory vote, your recommendation as to the frequency for future shareholder advisory votes on named executive officer compensation is not binding on the company or the Board. We value shareholder opinion, however, and will consider the outcome of the shareholder recommendation when determining the frequency for future shareholder advisory votes on named executive officer compensation.

The Board has determined that an advisory vote on named executive officer compensation every three years is the optimum approach for American Greetings for reasons including the following:

•	The three-year period will provide shareholders sufficient time to evaluate and respond to the effectiveness of American Greetings’ short- and long-term incentive programs, some of which are based on a multi-year cycle.

•	The three-year period provides the Board and the Compensation Committee sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any desired changes to the company’s executive compensation program.

•	From time to time, important elements of the executive compensation plan are based on multi-year performance results.

•	The effect of a compensation plan designed to span several years might not be determinable before the completion of the plan term.

Board Recommendation

The Board unanimously recommends a vote for “EVERY THREE YEARS” for the frequency for future shareholder advisory votes on named executive officer compensation.

Shareholders are not voting to approve or disapprove the Board’s recommendation. Shareholders may choose among the four choices (every year, every two years, every three years or abstain) set forth above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During fiscal 2011, our sales and operating results continued to be impacted by the strategic actions taken over the past couple of years related to our strategy of product leadership and focusing our resources on enhancing our core competencies within greeting cards. These actions, all of which occurred prior to 2011, included the acquisition of Recycled Paper Greetings, the acquisition of the Papyrus trademark and wholesale division of Schurman Fine Papers, the change in our operating model in Mexico and the party goods transaction with Amscan, Inc. In addition, in prior periods we also divested our Retail Operations segment, shut down our Mexican operations and closed our party goods facility in Michigan. The integration and shutdown activities associated with these strategic changes to our portfolio of businesses are now substantially complete and we are beginning to realize the associated cost savings and synergies. With the successful integrations of Papyrus and Recycled Paper Greetings, we have established what we believe to be the industry-leading portfolio of products. Our financial performance exceeded our expectations for fiscal 2011. Our earnings increased compared to the previous year, enabled by our refined portfolio, good expense management, and changed capital structure. In addition, our cash flow from operating activities minus capital expenditures exceeded our original guidance by 14%.

In fiscal 2011, we continued with the same executive compensation philosophy that we have had in place for several years. We use this philosophy to determine the compensation programs and practices for all our executive officers, including our named executive officers who are listed in the Summary Compensation Table. The fundamental principle of this philosophy is performance – performance of the organization and its business units, and performance of the individual – compared to financial goals, strategic initiatives and individual goals. The compensation decisions we made in fiscal 2011 were based on this principle.

In fiscal 2011, in addition to our financial goals, we measured our named executive officers’ performance based, in part, on their contributions to achieving our major corporate initiatives, which were to:

•	drive product leadership;

•	complete the integration of the Papyrus wholesale business and Recycled Paper Greetings;

•	develop new, and grow existing, businesses;

•	continue to redesign the processes and systems we use to develop, source and deliver our products to improve efficiency and execution;

•	continue to achieve supply chain cost savings, reducing expenses through such activities as rationalizing certain business units and product lines; and

•	continue to develop our human capital and improve the diversity of our workforce.

In fiscal 2011 we made few material changes to the principal compensation programs that we had in place during fiscal 2010. However, beginning with grants made in fiscal 2011, we revised our equity compensation program to reduce the annual option grant size for eligible participants, including the named executive officers, and to start granting participants restricted stock units, or RSUs. In addition, beginning in fiscal 2012, we further revised our equity compensation program to eliminate the granting of stock options so that our regular annual equity grant program now consists of all RSUs rather than a combination of RSUs and stock options. As described below, our fiscal 2011 financial performance exceeded the performance share program’s maximum earnings before interest and taxes, or EBIT, target of $150 million (or $186.6 million, as adjusted by the factors described below under “Key Management Annual Incentive Plan – General”). As a result, each of the named executive officers was credited performance shares at 100% of the fiscal 2011 maximum number of shares for their specific positions, although these shares remain subject to time-based vesting requirements. The actual number of stock options and RSUs granted to each of our named executive officers during fiscal 2011 was at the target level or higher, which was determined by the individual’s performance rating for fiscal 2010 and the target grant size for their position. The number of RSUs granted in fiscal 2012 to our named executive officers was also at the target level or higher, which was determined by the individual’s performance rating for fiscal 2011 and the target grant size for their position.

We did not change the named executive officers’ fiscal 2011 target incentive levels under the Key Management Annual Incentive Plan from the prior year. As described below, the payments made to our named executive officers in April 2011 were based on our fiscal 2011 financial performance, which exceeded the Key Management Annual Incentive Plan’s earnings per share, or EPS, target of $1.94 per share, Total Revenue target of $1.6204 billion and Corporate EBIT target of $160.9 million (or EPS target of $2.16 per share, Total Revenue target of $1.6202 billion, and Corporate EBIT target of $197.5 million, in each case as adjusted by the factors described below under “Key Management Annual Incentive Plan – General”), resulting in payouts to the named executive officers under the corporate and business unit components of the Key Management Annual Incentive Plan at 181.2% and 194.8% of the target incentive percentages for their specific positions, respectively. In addition, under our salary increase program for North American salaried associates, in fiscal 2011, each of our named executive officers received a base salary increase, effective May 1, 2010, ranging from 3% to 12% based on his individual performance in fiscal 2010, and in fiscal 2012 each of our named executive officers received a base salary increase, effective May 1, 2011, ranging from 3% to 4% based on his individual performance in fiscal 2011.

General Philosophy

We believe that our executive compensation program should enable us to attract, reward and retain those talented executives we need in our organization to achieve our objectives. We also believe that our compensation program should reward our executives for achieving their goals. We believe that these goals should include components from corporate-wide, business unit and individual performance initiatives and that these goals should align the efforts and interests of the executives with the interests of American Greetings and, most importantly, the interests of our shareholders. Under our programs, executives who achieve their individual performance goals and who play a role in achieving the corporate and applicable business unit goals may be awarded both cash and equity-based incentives.

We believe that our compensation program, in total, should be competitive with compensation programs offered by other employers of similar size and in similar industries. We also believe that the compensation paid to any one individual executive should be differentiated from that paid to our other executives based on the executive’s skills and experience, overall performance contributions, and performance compared to specific goals and objectives.

Board Processes

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation decisions are designed to encourage and reward for accomplishing our fundamental business objectives and strategic goals within the principles of our compensation philosophy. Business planning, succession planning, evaluation of management performance and consideration of the business environment are year-round processes. Consequently, our compensation process is also a year-round process.

In establishing compensation for fiscal 2011, the Compensation Committee conducted a review of the compensation and performance of the Chief Executive Officer, and reviewed market data on similar positions in the marketplace to obtain a general understanding of current compensation practices, when establishing the Chief Executive Officer’s compensation level. The Chief Executive Officer and/or the President and Chief Operating Officer reviewed the performance of the remaining executive officers. They made initial determinations of each executive officer’s individual performance and changes to base salary, subject to the review and approval of the Compensation Committee (which consulted from time to time with the Senior Vice President of Human Resources). Although management makes recommendations about designs for and, if warranted, changes to our compensation programs, in establishing the compensation for fiscal 2011, the Compensation Committee approved all incentive and equity programs in which executive officers or directors participated, as well as all equity grants and cash payments made to any executive officer or director made under any of these programs. Management recommended for approval of the Compensation Committee the fiscal 2011 business performance targets upon which payments to executive officers were based. As it relates to compensation for fiscal 2011, the Chief Executive Officer, Senior Vice President and General Counsel, and the Senior Vice President of Human

Resources worked with the Compensation Committee chair in establishing the agenda for Compensation Committee meetings and typically attended committee meetings (but were not present during executive sessions unless requested by the Committee). Management also prepared meeting information and supporting materials for each Compensation Committee meeting. Executive officers, including the Chief Executive Officer, the President and Chief Operating Officer, the Chairman, and the Senior Vice President of Human Resources, regularly participated in Compensation Committee meetings to provide:

•	background information regarding the compensation of our employees;

•	evaluations of the performance of executive officers;

•	recommendations on compensation plans and programs, and the actual compensation of executive officers; and

•	other information as may be requested by the Compensation Committee.

Setting Compensation

In connection with setting the actual compensation levels for our executive officers, from time to time we collect information from the marketplace on how other employers compensate people in similar positions, using industry data, consumer products industry data and, depending on the position, data from industry segments or specific companies, specifically to obtain a general understanding of current compensation practices. We usually focus more heavily on data from consumer products companies because: (1) our core business is consumer products focused – we create, manufacture, market and distribute social expression products sold to consumers; and (2) we often recruit employees from consumer product companies, or from companies that support or otherwise service the consumer products industry. Generally, for both the overall industry and consumer products market data, we look at companies with revenue that approximates our revenue. We typically obtain this data from compensation surveys that are published by nationally recognized consulting firms. Alternatively, as described below, we may commission a custom study by one of these consulting firms, using data held in their databases or information included in the proxy statements and other public filings of companies similar to us. While information developed solely from public filings covers only those individuals for whom compensation information is disclosed publicly, generally these positions correlate to our Chief Executive Officer, President and Chief Operating Officer and certain of our Senior Vice Presidents. In general, compensation realized by executives from prior awards or grants made by us, such as gains from previously awarded stock options or equity awards, is not taken into account in setting current compensation levels. We believe that our executive officers should be fairly compensated each year compared to market pay levels, internal equity among other executive officers, and their own individual performance contributions.

With respect to compensation paid in fiscal 2011, we engaged Mercer to conduct a competitive market compensation analysis for certain of our executive officers, including the named executive officers. With respect to compensation to be paid in fiscal 2012, we considered the analysis conducted by Mercer with respect to fiscal 2011 compensation, updated to account for the effect of inflation, for each of the named executive officers except the Chief Executive Officer, for whom a new compensation study was conducted by Mercer in which we looked at the compensation paid to the chief executive officers at each of our peer group companies described below. We do not specifically benchmark elements of compensation against market compensation analyses or our peer group companies. Instead, we use compensation studies and have established a peer group to help us compare the compensation we pay with those of other, similarly situated employers to gain context for current compensation practices and ensure that our practices, considered collectively, are market and cost competitive, while creating the appropriate incentives to encourage the achievement of our business objectives. In the studies, Mercer compared the compensation that we pay our named executive officers to that paid to executives with comparable positions at the nineteen peer group companies listed below. These nineteen peer group companies are the same companies used in the last study conducted for us by Mercer in fiscal 2009, excluding Spectrum Brands, which was removed from the peer group due to its bankruptcy filing. Because there are few comparable greeting card companies with publicly available information, we selected these companies in consultation with Mercer because the nature of their businesses is similar to ours, in this case primarily in the housewares and specialties categories or otherwise with similar product lines, and they are considered representative of the companies with which we compete for executive talent. These peer group companies also collectively had median revenues that are similar to American Greetings’ revenues, and are among companies with which we compare ourselves for other compensation purposes. Based on the most recent public reports available at the time we set fiscal 2011 and fiscal 2012 compensation (in April 2010 and April 2011, respectively), the median peer group revenues were $1,636 million and $1,755 million, respectively, compared to our fiscal 2010 and fiscal 2011 revenues of $1,636 million and $1,593 million, respectively.

	Revenue(1)	Revenue(2)
Company	($ in millions)	($ in millions)

Jarden Corporation	$6,022.7	$5,152.6
Energizer Holdings, Inc.	$4,248.3	$3,999.8
Hasbro, Inc.	$4,002.2	$4,067.9
McCormick & Co.	$3,336.8	$3,192.1
The Scotts Miracle-Gro Company	$3,139.9	$2,980.7
Herbalife Ltd.	$2,734.2	$2,324.6
Church & Dwight, Inc.	$2,589.2	$2,520.9
Tupperware Brands Corp.	$2,300.4	$2,127.5
Scholastic Corporation	$1,912.9	$1,849.3
Alberto-Culver Company	$1,597.2	$1,434.0
American Greetings Corporation	$1,592.6	$1,635.9
Central Garden & Pet Company	$1,523.6	$1,614.3
Revlon, Inc.	$1,321.4	$1,295.9
Elizabeth Arden, Inc.	$1,103.8	$1,070.2
Callaway Golf Company	$967.7	$950.8
Blyth, Inc.	$958.1	$1,050.8
Libbey Inc.	$799.8	$748.6
JAKKS Pacific, Inc.	$747.3	$803.7
CSS Industries, Inc.	$448.5	$482.4
Lifetime Brands, Inc.	$443.2	$415.0

(1)	Based on the most recent public reports available at the time we set fiscal 2012 compensation (in April 2011).

(2)	Based on the most recent public reports available at the time we set fiscal 2011 compensation (in April 2010).

Elements of Executive Compensation

The compensation program for our named executive officers generally consists of the following elements:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term equity compensation;

•	Benefits;

•	Perquisites; and

•	Termination and/or change in control protection.

We selected these compensation elements to create a flexible package that bases much of its payout on the performance of the individual executive, the business unit to which that executive is assigned, and the total corporation.

Allocation Among Elements

Under our compensation structure, the mix of base salary, annual cash incentive and equity compensation as a percentage of total direct compensation varies depending upon the position’s level in management. While we generally expect our compensation components and total compensation to approximate the market median, we do not specifically benchmark the compensation paid to our executive officers, but instead evaluate the total compensation paid to our named executive officers considering a number of factors in addition to market pay levels. For example, in considering total compensation, as well as the allocation among the elements of compensation, we consider such factors as company performance, internal equity among other executive officers, retention and each executive’s individual performance contributions. Each of these factors is assessed qualitatively and there are no specific weightings given to any criteria. Based on the study conducted by Mercer with respect to fiscal 2011 compensation and described above in “Setting Compensation,” we found that the target total cash compensation (generally base salary plus the target cash bonus under our Key Management Annual Incentive Plan) paid to our named executive officers was above the market median, while long-term equity compensation paid to our named executive officers as a group was generally below the market median, resulting in total direct compensation paid to our named executive officers as a group being below the market median.

There is no pre-established policy or target for allocating between either cash and non-cash or short-term and long-term incentive compensation. In allocating compensation among these elements, we believe that the compensation of our senior most levels of management – the levels of management having the greatest ability to influence American Greetings’ performance – should have a significant portion of their compensation at risk, and should be paid only on the accomplishment of pre-established goals and objectives. We believe that lower levels of management should receive a greater portion of their compensation in base salary – with less variability – because they have less of an ability to significantly affect the financial performance of the business.

Analysis of Compensation Elements Paid to Named Executive Officers

Base Salaries

General.  Base salaries are provided to compensate the executive for performing the essential responsibilities of his or her job, as well as to provide market-competitive compensation to attract, retain and motivate exceptional executive talent. We evaluate each named executive officer’s base salary annually, and when making changes we consider:

•	the executive officer’s contributions to the organization, including accomplishment of individual goals and objectives;

•	any changes in responsibilities and roles;

•	any significant differences between the executive officer’s base salary and the base salaries of comparable executives in the market, specifically among our peer group; and

•	internal pay equity.

Salary adjustments, if any, normally take effect on May 1st, based on performance in the immediately preceding fiscal year.

Named Executive Officers.  To determine the base salary to be paid to the Chief Executive Officer in fiscal 2012, as well as to determine his compensation under the individual performance component of the Key Management Annual Incentive Plan, and his equity grant level, the Compensation Committee assessed the Chief Executive Officer’s performance during, and his contribution to our results in, fiscal 2011. The Compensation Committee primarily considered our financial performance, including objectives based on achieving the Total Revenue, Corporate EPS and the Corporate EBIT goals described below under the heading “Key Management Annual Incentive Plan.” The Compensation Committee also considered the Chief Executive

Officer’s other individual performance goals, which were based on his contributions to the achievement of our major corporate initiatives as described above, including:

•	driving product leadership;

•	completing the integration of the Papyrus wholesale business and Recycled Paper Greetings into the existing businesses;

•	developing new, and growing existing, businesses;

•	continuing to redesign the processes and systems we use to develop, source and deliver our products to improve efficiency and execution;

•	continuing to achieve supply chain cost savings, reducing expenses through such activities as rationalizing certain business units and product lines; and

•	developing our human capital and improve the diversity of our workforce.

Each of these goals is primarily assessed qualitatively and there are no specific weightings given to any criteria. The Compensation Committee determined that for fiscal 2011, Mr. Zev Weiss exceeded these objectives. Also, in assessing the base salary to be paid to the Chief Executive Officer in fiscal 2012, the Compensation Committee considered the study conducted by Mercer in March 2011, as described above under “Setting Compensation,” where it found that target total cash compensation paid to the Chief Executive Officer was above the market median, while long-term equity compensation continued to be below the market median, resulting in total direct compensation paid to our Chief Executive Officer being below the market median. Based on Mr. Zev Weiss’s performance, and in consideration for the competitiveness of his current total cash compensation, effective May 1, 2011, the Compensation Committee increased Mr. Zev Weiss’s salary by 4%, from $949,103 to $987,067.

In assessing the base salaries to be paid to each named executive officer other than the Chief Executive Officer in fiscal 2012, the Compensation Committee considered the study conducted by Mercer with respect to fiscal 2011 compensation and described above under “Setting Compensation,” as updated to account for the effect of inflation. Also in assessing the base salaries to be paid in fiscal 2012 to each named executive officer other than the Chief Executive Officer, as well as in determining such officer’s compensation under the individual performance component of the Key Management Annual Incentive Plan and their equity grant level, the Compensation Committee considered the Chief Executive Officer’s proposed change to each named executive’s base salary, together with his assessment of each other named executive officer’s performance during fiscal 2011 relative to the officer’s individual performance objectives. Our named executive officers’ individual performance goals are developed to ensure that the officers and the business units for which they are responsible are driving those actions and initiatives that will ensure that the business units and the company achieve their short-term financial objectives and their long-term strategic goals. These goals are designed to be internally consistent across business units, and to collectively drive the achievement of our short- and long-term goals and strategies. These goals are generally assessed qualitatively, with no specific weightings given to any criteria.

The fiscal 2011 goals for Mr. Jeffrey Weiss included objectives based on achieving the Total Revenue, Corporate EPS and the Corporate EBIT goals described below under the heading “Key Management Annual Incentive Plan,” as well as reducing costs and improving efficiency through process improvement, beginning implementation of an enterprise resource planning system, beginning a globalization initiative, and improving product yield. Mr. Jeffrey Weiss’s goals also included:

•	the integration of Recycled Paper Greetings and the Papyrus wholesale business;

•	introducing initiatives to support the company’s product leadership efforts;

•	expanding retail distribution channels; and

•	developing new and existing character properties.

Based on his exceeding most of his individual performance goals, and considering compensation paid for comparable positions at the companies in the peer group used in the fiscal 2011 compensation study conducted by Mercer, effective May 1, 2011 the Compensation Committee determined to increase Mr. Jeffrey Weiss’s base salary by 4%, from $742,906 to $772,622.

The fiscal 2011 goals for Mr. Smith included:

•	objectives based on achieving the Total Revenue and the Corporate EBIT goals described below under the heading “Key Management Annual Incentive Plan”;

•	integrating Recycled Paper Greetings’ finance functions;

•	implementing audit governance best practices, procedures and control mechanisms;

•	strengthening the annual financial planning and performance processes;

•	implementing new payroll and other shared services administrative practices;

•	executing capital structure changes;

•	overseeing significant tax benefits related to strategic changes; and

•	developing our human capital and improving workforce diversity.

The fiscal 2011 goals for Mr. Beeder included:

•	objectives based on achieving the Total Revenue, Corporate EPS and the Corporate EBIT goals described below under the heading “Key Management Annual Incentive Plan,” as well as achieving revenue growth in core accounts and business segments;

•	improving yield, business processes, and merchandising and planning functions;

•	strengthening business development through renewing, revising, and executing customer agreements and improved customer planning and management activities;

•	growing, harvesting and/or exiting specialty businesses;

•	improving retail productivity at core accounts;

•	implementing marketing activities to strengthen the corporate brand;

•	leveraging the company’s inbound licensing activities;

•	improving sales and marketing analytics; and

•	developing our human capital and improving workforce diversity.

The fiscal 2011 and fiscal 2010 goals for Mr. Goulder included:

•	effectively executing cost reduction in the supply chain as well as identifying future cost savings initiatives;

•	improving productivity while decreasing costs;

•	partnering with commercial teams to improve yield, manage costs and grow sales and profitability;

•	improving service levels, including by manufacturing on time and by improving the retail point of sale fulfillment while minimizing inventory costs;

•	driving continuous improvement in the field sales organization; managing a cost efficient internal consulting group that supports cost-out programs, growth efforts and the identification and development of corporate strategic goals; and

•	supporting key human resources, sustainability and corporate initiatives.

Based on Mr. Smith meeting most of his individual performance goals, effective May 1, 2011 the Compensation Committee determined to increase Mr. Smith’s salary by approximately 3%, from $424,711 to $437,453. Based on Mr. Beeder significantly exceeding most of his individual performance goals, effective May 1, 2011 the Compensation Committee determined to increase Mr. Beeder’s salary by approximately 4% from $492,000 to $511,680. Based on Mr. Goulder meeting most of his individual performance goals, effective May 1, 2011 the Compensation Committee determined to increase Mr. Goulder’s salary by approximately 3% from $492,067 to $508,829.

For purposes of determining the base salary paid to each of the named executive officers during fiscal 2011, each of the named executive officers received a base salary increase effective May 1, 2010, based on overall individual performance, achievement of individual performance goals for fiscal 2010, and/or competitive pay practices as described in our definitive proxy statement filed in May 2010. Mr. Goulder, who was not a named executive officer last year, also received a base salary increase effective May 1, 2010 of approximately 3% from $477,735 to $492,067 based on his overall individual performance and meeting most of his individual performance goals for fiscal 2010 described above.

Key Management Annual Incentive Plan

General.  Consistent with our emphasis on pay-for-performance, we have established the American Greetings Corporation Key Management Annual Incentive Plan, under which our executive officers, including our named executive officers, are eligible to receive awards based on performance against annually established performance goals. These goals include company-wide and individual business unit financial measures as well as individual performance objectives. This plan is an important component of our compensation package because it is designed to focus our executive officers’ efforts on, and reward executive officers for, annual operating results that help create value for our shareholders. At its target level, in fiscal 2011 the Key Management Annual Incentive Plan award represented between 41% and 50% of a named executive officer’s total cash compensation, and between 31% and 33% of a named executive officer’s total direct compensation, depending on the executive’s position.

The corporate performance goals for the Key Management Annual Incentive Plan are determined through our annual planning process, which generally begins in the December that precedes the beginning of the fiscal year. During this process, management develops an annual operating plan that is consistent with our strategic plan, and that contains specific, quantifiable annual financial goals. These goals are established for each business unit and for American Greetings as a whole. Around the beginning of each fiscal year, the full Board of Directors meets with senior management and discusses and approves the operating plan for the subsequent fiscal year. The operating plan goals form the basis for the annual incentive performance measures and goals. In this manner, the Board of Directors approved the annual operating plan, and its financial goals and objectives, for fiscal 2011. Similarly, for fiscal 2011, the Compensation Committee approved these operating plan goals, as adjusted by the factors described below, as the incentive plan’s financial objectives for both the corporate and business unit components for executive officers.

Any awards granted under the Key Management Annual Incentive Plan are determined at year-end based on actual performance against the pre-established specific corporate, business unit, and individual goals. The Chief Executive Officer reviews each named executive officer’s individual performance and recommends to the Compensation Committee for its approval the level of compensation the officer should receive based on his individual performance. The Committee itself evaluates the performance of the Chief Executive Officer. The incentive plan award payments to any named executive officer must be reviewed and approved by the Compensation Committee prior to payment. The Compensation Committee may modify the recommendation provided by the Chief Executive Officer with respect to any named executive officer, which in turn affects payment under the Key Management Annual Incentive Plan. The Compensation Committee must approve any adjustments to the financial goals applicable to executive officers for purposes of determining if a business unit or the company has achieved its goals. Except as otherwise determined by the Compensation Committee, permitted adjustments are determined at the same time that the financial goals are initially established at the beginning of each year. These adjustments are described in a manner that can be objectively determined and are intended to account for items, events or changes in the business or its plans that, if included, would either (1) not be a meaningful measure of performance; or (2) not appropriately incentivize management. When made, these adjustments apply to all managers, including the named executive officers, who are assigned to the business unit for which the adjustment is being granted or, in the case of an adjustment to a corporate goal, these adjustments apply to all managers, including the named executive officers. With respect to the corporate and business unit goals established under the Key Management Incentive Plan for fiscal 2011, these goals are calculated in accordance with U.S. generally accepted accounting principles, or GAAP. However, at the beginning of fiscal 2011, when the goals were established, the Committee determined that the following items or events, if they occur, should be excluded, and the Corporate EPS, Total Revenue and Corporate EBIT

goals and results, as applicable, against such goals should be adjusted accordingly, if they were not otherwise previously factored into the financial goals:

•	Charges related to management bonus plans;

•	Gains, losses or expenses for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence;

•	Gains, losses or expenses for the fiscal year related to the acquisition or disposal of a segment or business all as determined in accordance with GAAP;

•	Gains, losses or expenses for the fiscal year related to a change in accounting principle, as consistently applied;

•	Charges related to head count and other reductions in force, including severance;

•	Gains, losses or expenses for the fiscal year related to restructuring charges, discontinued operations and fixed asset sales;

•	Translational gains or losses arising from changes in foreign exchange rates;

•	Non-cash long-lived asset impairment charges;

•	Gains, losses or expenses associated with plant closings;

•	Inventory buy-back expenses incurred in connection with the conversion of a customer to a scan-based trading relationship;

•	The effect of acquisitions and dispositions;

•	The amount by which upfront payments, investments or other expenditures incurred in connection with new or amended retail contracts are in excess of revenue that are generated from such contracts during the fiscal year;

•	The impact of repurchases of our debt or capital stock in the open market or otherwise; and

•	The effect of capital restructuring initiatives, including refinancing of indebtedness.

Performance Measures.  Under the fiscal 2011 Key Management Annual Incentive Plan, incentives are awarded to our named executive officers based on three components: (1) corporate performance (weighted at 30%), (2) business unit performance (weighted at 50%), and (3) individual performance (weighted at 20%).

For the named executive officers:

•	the corporate component is based on performance compared to an earnings per share (Corporate EPS) goal and a total revenue (Total Revenue) goal;

•	the business unit component is based on performance compared to a consolidated corporate earnings before interest and taxes (Corporate EBIT) goal, after adjustments for variations in net capital employed compared to the financial plan, with a charge/credit at the weighted average cost of capital; and

•	the individual component is generally based on the officer’s individual performance compared to performance goals and objectives that are designed to ensure the achievement of the business unit and corporate goals, as well as any longer-term strategic initiatives, but will also include performance against financial targets, evaluated qualitatively.

The primary measure for performance under the corporate component of our Key Management Annual Incentive Plan is earnings per share, or Corporate EPS, weighted at 90% of the 30% target award for the corporate component. Because of its direct correlation to the interests of our shareholders, we believe an EPS goal is a good measure of overall management performance. To provide an incentive for the profitable growth of corporate revenue, the Corporate EPS performance measure is complemented by a total revenue performance measure, weighted at 10% of the 30% target award for the corporate component. We measure Corporate EPS and Total Revenue at the end of the fiscal year. Corporate EPS is calculated as the annual consolidated net income divided by the planned total number of shares outstanding as calculated on a fully diluted basis, adjusted by the factors described above in this section under “– General.” Total Revenue is calculated as consolidated net sales and other revenues, including but not limited to royalties, advertising, subscriptions and other revenue streams directly related to the conduct of our principal business, adjusted by the factors described above in this section under “– General.” For fiscal 2011, the Corporate EPS goal was $1.94 per share (or $2.16 per share, as adjusted by the factors described above in this section under “– General”) and the Total Revenue goal was $1.6204 billion (or $1.6202 billion, as adjusted by the factors described above in this section under “– General”).

The performance measure under the business unit component of the Key Management Annual Incentive Plan for our named executive officers is Corporate EBIT, which is consolidated earnings before interest and taxes, as adjusted by the factors described above in this section under “– General.” We believe Corporate EBIT is a good way to measure the operating performance of our business as a whole, and is a measure that also is in the direct interest of our shareholders. In determining performance against the Corporate EBIT goal, in addition to the factors described above in this section under “– General,” we adjust the performance to reflect any variance from the planned net capital employed. We believe it is important to include such an adjustment for net capital employed because it ensures an appropriate emphasis on balance sheet management. In addition, the Corporate EBIT goal is measured on a pre-tax basis because (1) we believe a pre-tax measure more accurately reflects actual operating performance; (2) despite planning efforts, tax payments and refunds can be somewhat unpredictable; as a result, including tax as an operating metric can lead to wide swings in performance relative to goal; and (3) only a few of our executives are in a position to control variables that impact operating profit on an after-tax basis. The Corporate EBIT goal for fiscal 2011 was $160.9 million (or $197.5 million, as adjusted by the factors described above in this section under “– General”).

The Compensation Committee set the Corporate EPS and Corporate EBIT goals at levels that were 45% and 39%, respectively, higher than the levels established for the prior year. Although the goals for fiscal 2011 did not represent an increase over the actual, adjusted results achieved in fiscal 2010 under the Key Management Incentive Plan, the company had extraordinary results in 2010 that the Compensation Committee believed represented a significant stretch to achieve and were unlikely to be duplicated in fiscal 2011. As a result, the fiscal 2011 goals were set at levels that the Committee believed, notwithstanding the results in fiscal 2010, reflected a stretch for management given the continuing uncertainty in the business environment at that time, while representing goals that still provided an attainable incentive.

For our named executive officers, other than the Chief Executive Officer and the President and Chief Operating Officer, the individual performance component is based on both the executive’s accomplishment of specific goals and objectives, and a comparison of the executive’s performance with that of other executive officers, as well as that executive’s contribution to the achievement of our corporate and business unit goals. The performance of the Chief Executive Officer and President and Chief Operating Officer is evaluated based on the achievement of our corporate and business unit goals, and their achievement of their individual goals and objectives. The fiscal 2011 individual goals and objectives for the named executive officers are described above under the heading “Base Salaries.”

Target Incentive and Calculation of Awards.  The Key Management Annual Incentive Plan target award levels, as a percentage of base salary, for the named executive officers of American Greetings are listed below. We generally expect our annual cash incentive awards will approximate the market median, but we do not specifically benchmark annual cash incentives, as described above in “Setting Compensation.”

Target Incentive

Zev Weiss	100%
Jeffrey Weiss	90%
John W. Beeder	80%
Michael L. Goulder	80%
Stephen J. Smith	70%

Under the Key Management Annual Incentive Plan, an incentive equal to a multiple of the executive officer’s target incentive percentage will be paid depending on the level of performance achieved compared to the performance measures described above. The maximum bonus opportunity is 200% of the target incentive award. To earn this maximum, both the entire corporation and the business unit must achieve at least 125% of their financial goals, and the executive officer must significantly exceed his individual goals. If any of these levels is not met, the incentive payable will vary depending on the performance under each performance component. Under the Corporate EPS and Corporate EBIT component, for every 1% increase or decrease in the percentage of the goal achieved, compared to the goal itself, the target award for that component will be adjusted up or down by 4% to determine the actual award. Under the Total Revenue component, if revenue performance exceeds 103%, or is less than 97% of, the targeted amount, the target award for the revenue performance measure will be increased or decreased, as applicable, by 5% for each percentage by which we exceed 103%, or fall below 97%, as applicable, of the total revenue goal. While both the EPS and revenue performance measures are evaluated, and incentive awards determined, independently of one another, in no event may the combined award exceed the maximum permitted for the corporate component of 200% of target. In the event at least 90% of the Corporate EPS or Corporate EBIT goal is not achieved, there will be no payout under that particular component. Similarly, if at least 95% of the Total Revenue goal is not achieved, there will be no payout for the revenue performance measure. In addition, if at least 90% of the Corporate EPS goal is not achieved, no incentive is earned for the individual performance component unless the executive officer is determined to have exceeded his individual performance goals. To retain and reward top performers, the plan provides that if the executive officer exceeds his individual performance goals, then notwithstanding the failure to meet the Corporate EPS performance goal, the individual performance component of the incentive will be earned. If an executive officer does not meet his individual performance goals and receives the lowest individual performance rating, he will not receive any portion of the individual performance component of the incentive and will only receive 50% of the incentive otherwise earned. Incentive compensation earned by executive officers under the Key Management Annual Incentive Plan is paid entirely in cash.

Awards to Named Executive Officers.  In April 2011, the Compensation Committee reviewed actual results for fiscal 2011 with respect to achievement of the Corporate EPS, Total Revenue and Corporate EBIT performance goals. As to the Corporate EPS goal, target EPS was $1.94 per share (or $2.16 per share, as adjusted by the factors described above in this section under “– General”), with a target Total Revenue of $1.6204 billion (or $1.6202 billion, as adjusted by the factors described above in this section under “– General”). Actual EPS and actual revenue results, in each case as adjusted by the factors described above in this section under “– General,” were $2.60 per share, and $1.5835 billion, respectively, or approximately, 120.3% and 97.7% of target, respectively, resulting in a payout as a percentage of the target incentive of 181.2% for the combined Corporate EPS and Total Revenue target incentive measures. As to the Corporate EBIT goal, target EBIT was $160.9 million (or $197.5 million, as adjusted by the factors described above in this section under “– General”) and actual EBIT results, as adjusted by the factors described above in this section under “– General,” was $244.4 million, or approximately 123.7% of target, resulting in a payout as a percentage of the target incentive of 194.8% for the Corporate EBIT target incentive.

The Compensation Committee then reviewed the Chief Executive Officer’s assessment of each of Jeffrey Weiss, Stephen Smith, Michael Goulder and John Beeder and his contributions to our results in fiscal 2011. With respect to the Chief Executive Officer, Zev Weiss, the Compensation Committee also considered its own assessment of his performance during fiscal 2011 based on his individual goals described above as well as his contribution to our financial results in fiscal 2011. As described above under the heading “Base Salaries” and in this section under “– General,” each of Messrs. Goulder and Smith were determined to have met his individual performance objectives, each of Zev and Jeffrey Weiss was determined to have exceeded most of his individual performance goals, and Mr. Beeder was determined to have significantly exceeded most of his individual performance goals. As a result of these considerations, the Compensation Committee approved the following payout amounts for the named executive officers under the Key Management Annual Incentive Plan.

	Target Payout				Actual Payout
	as a % of	Target	Maximum	Actual	as a % of
Name	Base Salary(1)	Award ($)(1)	Award ($)(1)	Award ($)(1)	Base Salary(1)

Zev Weiss	100	$944,495	$1,888,991	$1,716,715	182%
Stephen Smith	70	$292,793	$585,587	$502,902	120%
Jeffrey Weiss	90	$665,370	$1,330,739	$1,209,376	164%
John Beeder	80	$386,667	$773,334	$741,473	153%
Michael Goulder	80	$391,743	$783,485	$672,857	137%

(1)	Amounts calculated based on base salaries actually paid or earned by the named executive officers during fiscal 2011.

Awards made to named executive officers under the Key Management Annual Incentive Plan for performance in fiscal 2011 are reflected in the Fiscal 2011 Summary Compensation Table below.

Long-Term Incentive Compensation

Our long-term incentive compensation program has historically consisted primarily of stock options. However, in April 2009 the Compensation Committee adopted a performance share program under which certain management level employees of the company, including the named executive officers, were granted performance shares targeting key corporate performance objectives over fiscal 2010, fiscal 2011 and potentially fiscal 2012. In addition, beginning in April 2010, the Compensation Committee determined to reduce the annual option grant size for its eligible employees, including the named executive officers, and instead granted employees RSUs. Although stock options represent a useful form of incentive compensation, when granting stock options, the company incurs an expense even if the option ultimately has no value to the recipient because the exercise price remains higher than the market price of our stock. Accordingly, to ensure that the costs to the company of equity awards are aligned with the objective of providing an incentive to its officers, yet maintaining an alignment of interests between the shareholders and management (including the named executive officers), beginning in May 2011, rather than including both stock options and RSUs in the annual equity grant, the Compensation Committee determined to grant only RSUs. The number of performance shares and RSUs granted is based on the participant’s position in the company and, with respect to RSUs, his or her individual performance in the prior fiscal year.

Equity awards are consistent with our pay-for-performance principles because they:

•	align the interests of executives with those of the shareholders;

•	foster employee stock ownership;

•	reflect the market’s assessment of our level of goal achievement; and

•	focus the management team on increasing value for the shareholders.

We have historically used stock options, and continue to use performance shares and RSUs, as our long-term incentive vehicle because we believe that the use of multiple forms of compensation helps to provide a balance between long-term and short-term awards in our total compensation package. The Key Management Annual Incentive Plan focuses on the achievement of annual performance targets, while the multi-year vesting for our equity awards creates incentives to increase shareholder value over a longer term and encourages ongoing executive retention.

RSUs and Stock Options

Grant Terms.  Stock option awards provide our executive officers with the right to purchase our common shares at a fixed exercise price for a period of up to ten years. RSUs and stock options are earned on the basis of continued service to us. To align their interests with those of our shareholders, grants to our named executive officers other than the Chief Executive Officer and the President and Chief Operating Officer vest in approximately equal increments over two years following the date of grant and grants to our Chief Executive

Officer and President and Chief Operating Officer vest in approximately equal increments over three years following the date of grant.

Grant Timing.  Our named executive officers are eligible to receive annual RSU and option awards as well as awards in connection with promotions to higher level positions. The exercise price of stock options is based on the fair market value of our common shares on the grant date. The Compensation Committee has a stock option grant policy designed to ensure that stock options are granted at such times after we have publicly released our quarterly or annual financial information. Under the policy, the date of grant for annual stock option awards is the second trading day (a day that the New York Stock Exchange is open for trading) following the filing of our Annual Report on Form 10-K. The date of grant for an individual newly hired or promoted into an eligible position is based on the month of hire or promotion, and is either granted with the annual stock option grant or on the second trading day following a quarterly earnings release.

Generally, we do not consider an executive officer’s stock holdings or previous equity grants in determining the number of equity awards to grant. We believe that our executive officers should be fairly compensated each year relative to market pay levels of our peer group and relative to our other executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay-for-performance compensation. We do not have any requirement that executive officers hold a specific amount of our common shares or stock options.

Grants to the Named Executive Officers.  Like our other pay components, long-term equity incentive award grants are generally expected to approximate the market median, but we do not specifically benchmark against competitive market levels. Instead, the size of the equity awards depends upon the level of the position and level of individual performance achieved by the executive, based on the executive’s achievement of individual goals and objectives in the prior fiscal year. The annual target grant sizes are as follows:

	Fiscal 2011				Fiscal 2012
	Target		Actual		Target	Actual
	Annual Grant		Annual Grant		Annual Grant	Annual Grant
Name	RSUs	Options	RSUs	Options	RSUs	RSUs

Zev Weiss(1)	12,500	50,000	15,625	62,500	25,000	28,750
Jeffrey Weiss(1)	9,400	37,500	11,750	46,875	18,800	21,620
Stephen J. Smith(2)	2,800	11,000	3,220	12,650	5,500	5,500
John Beeder(2)	4,400	17,500	5,500	21,875	8,800	11,000
Michael Goulder(2)	4,400	17,500	4,400	17,500	8,800	8,800

(1)	Equity grants in the form of Class B common shares.

(2)	Equity grants in the form of Class A common shares.

In prior years, when our long-term incentive program consisted solely of stock options, the Compensation Committee set the target grant size for its Senior Vice Presidents (which includes Mr. Smith) at options to purchase 22,000 Class A common shares. With the assistance of Mercer, the Compensation Committee determined that this grant size was appropriate based on the median value of options granted to comparable positions in the marketplace, consistent with our general expectation of approximating the market median. For the Senior Vice President, Executive Supply Chain Officer and the Senior Vice President, Executive Sales and Marketing Officer, which are positions currently held by Messrs. Goulder and Beeder, respectively, the target annual option grant sizes were set at 35,000 Class A common shares to recognize their contributions as a significant advisor to the Chief Executive Officer and the President and Chief Operating Officer, as well as their significant responsibilities and resulting ability to impact the long-term strategic direction and success of our business. With respect to the options granted to our Chief Executive Officer and our President and Chief Operating Officer, the annual target grant size was set in connection with their appointments to their current positions in 2003. In connection with its decision to replace a portion of the annual stock option award with RSUs, beginning in fiscal 2011, the Compensation Committee determined to decrease the target stock option award levels for all of the named executive officers to the target levels described in the table above, and for fiscal 2012, to replace the annual stock option awards entirely with RSUs. The size of the target grant sizes in each case was set at a level intended to maintain the aggregate accounting cost for the equity awards incurred by the company at approximately the same level as incurred when our long-term incentive program consisted solely of stock options.

The target grant sizes reflected in the table above may be increased or decreased based on individual performance in the prior fiscal year. A named executive officer who has not achieved his or her individual performance goals is eligible for an equity grant ranging from 0% to 100% of the target grant size for his or her position for that fiscal year. A named executive officer who is determined to have exceeded his or her individual performance goals is eligible for an equity grant of either 115% or 125% of the target grant size for his or her position.

The RSUs and options granted to the named executive officers in fiscal 2011 that are reflected above were granted in May 2010 and are reflected in the Fiscal 2011 Summary Compensation and the Fiscal 2011 Grants of Plan-Based Awards Tables in the Fiscal 2011 Information Concerning Executive Officers section below. The size of the award was based on the officer’s target grant size and his individual performance during fiscal 2010. As described in our proxy statement for 2010, the grant size to Mr. Smith was based on Mr. Smith exceeding his individual performance goals for fiscal 2010. The grant sizes for Messrs. Zev and Jeffrey Weiss and Mr. Beeder were based on each of them significantly exceeding his individual performance goals for fiscal 2010. Mr. Goulder, who was not a named executive officer in fiscal 2010, received a grant, the size of which was based on his meeting his individual performance goals for fiscal 2010, which are described above under “Base Salaries.”

The annual RSU grants to our named executive officers based on fiscal 2011 performance were made on May 3, 2011, which is in our 2012 fiscal year. The size of the grants was based on each individual’s target annual RSU grant size and his individual performance rating, based on the officer’s individual performance assessment described above under the heading “Base Salaries.” Because the RSUs granted to each of the named executive officers were granted in fiscal 2012, they are not reflected in the Fiscal 2011 Summary Compensation or the Fiscal 2011 Grants of Plan-Based Awards Tables in the “Fiscal 2011 Information Concerning Executive Officers” section below.

Performance Shares

On April 17, 2009, the Compensation Committee approved a performance share award program. The program is designed to reward participants for successful execution of key strategic, operational and business objectives that will produce exceptional long-term performance and create significant value for our shareholders. The performance share program, like the Key Management Annual Incentive Plan, is intended to drive operational performance while also driving shareholder value creation, thereby better aligning the interests of our executives with those of our shareholders.

Under the terms of the performance share program, in April 2009, each of the named executive officers was granted the number of performance shares set forth below under the column “Total Performance Share Grant.” A portion of the total grant could be earned with respect to performance in each of fiscal 2010 and 2011 and, under certain circumstances, with respect to performance in fiscal 2012, in each case based on American Greetings achieving at or between a threshold Corporate EBIT goal of $130 million and a maximum Corporate EBIT goal of $150 million (or $166.6 million and $186.6 million, respectively as adjusted for fiscal 2011 by the factors described above under the “Key Management Annual Incentive Plan – General”). Corporate EBIT goals and results are calculated in the same manner as are calculated under the Key Management Annual Incentive Plan; however, the target, unadjusted goals of between $130 million and $150 million are fixed for the duration of the program, whereas, under the Key Management Annual Incentive Plan, the goals, including the Corporate EBIT goal, are evaluated and set annually. The Compensation Committee set the Corporate EBIT goal in April 2009 at the same time it established the financial goals under the Key Management Annual Incentive Plan for fiscal 2009, intending the goals to be significant stretch goals designed to be earned only upon superior performance, performance well above the Corporate EBIT goal under the Key Management Annual Incentive Plan. The number of shares that could be earned by each of the named executive officers was established at a level intended to result in the total direct compensation we pay to our executive officers being, on average, closer to the market median, as it was determined at that time that our total direct compensation program for named executive officers as a group was below the market median due to our lower long-term equity compensation programs.

Under the program, in each of fiscal 2010 and 2011, the named executive officers could have been credited with the number of shares set forth below based on whether we achieved the Corporate EBIT goal. If we did not achieve the threshold goal, no shares would have been credited; if we achieved the maximum goal (as we did), the number of shares set forth below would be (and actually was) credited; and for performance between the threshold and maximum goal, the number of shares that may be credited to an officer was to be interpolated. If the actual Corporate EBIT results were below the maximum in either fiscal 2010 or 2011, to promote the continued long-term achievement of the Corporate EBIT goal, the named executive officers were to have had an opportunity to be credited with up to his maximum amount based on fiscal 2012 Corporate EBIT performance. In an effort to further align the long-term interests of our officers with those of our shareholders, as well as to encourage executive retention, shares credited to a named executive officer upon achievement of performance goals must vest before the officer is entitled to ownership of the shares. Under the terms of grants, shares credited to an officer vest in equal increments over two years, beginning with the fiscal year in which the shares are credited.

In April 2011, the Compensation Committee reviewed actual results for fiscal 2011 with respect to achievement of the Corporate EBIT performance goal and determined that actual Corporate EBIT, as adjusted by the factors described above under “Key Management Annual Incentive Plan – General,” was $244.4 million, or approximately 131% of the maximum adjusted Corporate EBIT target, resulting in the maximum number of shares being credited to the named executive officers as set forth below:

				Number of
				Shares	Actual
				Available	Number of	Number of
				for Each of	Shares	Shares
	Total Performance		Target EBIT Goal	2010 and	Credited	Available
Name	Share Grant		Unadjusted/Adjusted	2011 (#)	in 2011 (#)	for 2012 (#)
			($ in millions)

Zev Weiss	80,000 Class B	Maximum	$150/$186.6	40,000	40,000	0
	Shares	Threshold	$130/$166.6	20,000
Stephen Smith	36,000 Class A	Maximum	$150/$186.6	18,000	18,000	0
	Shares	Threshold	$130/$166.6	9,000
Jeffrey Weiss	68,000 Class B	Maximum	$150/$186.6	34,000	34,000	0
	Shares	Threshold	$130/$166.6	17,000
John W. Beeder	48,000 Class A	Maximum	$150/$186.6	24,000	24,000	0
	Shares	Threshold	$130/$166.6	12,000
Michael Goulder	48,000 Class B	Maximum	$150/$186.6	24,000	24,000	0
	Shares	Threshold	$130/$166.6	12,000

Because the maximum number of shares that could be earned with respect to performance in each of fiscal 2010 and 2011 were earned, all of the shares granted in April 2009 have been credited to the account of the applicable named executive officer. No remaining shares are available to be earned based on performance during fiscal 2012.

Benefits

To offer competitive compensation packages, we provide our executive officers a Supplemental Executive Retirement Plan, a Retirement Profit Sharing and Savings Plan, and an Executive Deferred Compensation Plan. The Supplemental Executive Retirement Plan is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer before becoming eligible to receive benefits. Although all of our employees meeting the requisite service requirements are entitled to participate in the Retirement Profit Sharing and Savings Plan, for officers at the Vice President level and above, which includes all of the named executive officers, we offer a benefit that permits those officers to contribute more than the statutory maximum ($16,500 for 2010) under the 401(k)

savings component of the plan, and receive a corresponding match on the additional contributions (40% of the first 6% of eligible compensation deferred). Similarly, for our executives at the Vice President level and above, which includes our named executive officers, we offer a benefit under which participants in the profit sharing component of the plan will receive an additional profit sharing contribution based on a portion of the executive’s base salary that exceeds the statutory compensation limit. Both of these benefits are intended to enable officers to take full advantage of the ability to earn profit sharing contributions toward the executive’s retirement, and to save on a tax deferred basis and receive matching contributions, notwithstanding the limits imposed by the Internal Revenue Code on compensation that can be taken into account for purposes of determining contributions to a qualified retirement plan, such as our Retirement Profit Sharing and Savings Plan. As reflected in note 6 to the Fiscal 2011 Summary Compensation Table as well as in the Fiscal 2011 Nonqualified Deferred Compensation Table below, based on the company’s financial performance in fiscal 2011, during fiscal 2012, we made profit sharing and matching contributions to our employees, together with the associated maximizer and restoration benefit, to the named executive officers.

Executive officers, including the named executive officers, are also eligible to participate in our Executive Deferred Compensation Plan, where officers are entitled to defer compensation on a tax deferred basis. The cost of the benefit provided under the deferred compensation program is de minimis. Consequently, we generally do not consider the value of the deferred compensation program in calculating the total compensation provided to our named executive officers. These plans are described in more detail in the narrative accompanying the disclosure tables in the Fiscal 2011 Information Concerning Executive Officers section below.

Our executive officers also participate in other benefit plans provided by American Greetings, including medical, dental and life insurance. Except as described below under “Perquisites and Other Benefits,” their participation is generally on the same terms as other employees.

Perquisites and Other Benefits

We provide our executive officers with certain personal benefits and perquisites. The value of personal benefits and perquisites, and the related incremental cost to American Greetings, has historically not been significant. The primary personal benefits and perquisites for our executive officers are:

•	Company-provided car – for both business and personal use, where we also pay the operating costs, including maintenance and insurance.

•	Company products – providing executive officers with free company products from our company store for personal use (all non-officer employees may purchase company products at a significant discount from the retail cost).

•	Executive life insurance – providing the executive officers with a universal life insurance policy of three times their annual base salary, and reimbursing them for the payment of taxes on income attributed to the executive for the value of universal life insurance premiums paid by us. Upon termination of employment, each officer may assume his or her insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy, which has historically been de minimis.

•	Accidental death and dismemberment insurance – providing each executive officer with a supplemental accidental death and dismemberment policy in an amount equal to $275,000.

•	Business travel accident insurance – providing each executive officer with a business travel accident policy of the lesser of (1) three times his or her annual salary or (2) $3 million subject to a minimum of $250,000 for the officer, and in certain instances, $75,000 for the officer’s spouse and $25,000 for each of the officer’s dependent children.

In connection with hiring new executive officers who must relocate, we provide financial assistance associated with such relocation, including paying for moving expenses as well as for the executive officer’s temporary housing. In connection with his transition to Cleveland, Ohio, during fiscal 2011, we reimbursed

Mr. Beeder for the cost of his and his wife’s commuting between his home and Cleveland, Ohio, as well as temporary housing (including rent and utilities).

Severance and Change in Control Agreements

We do not offer separate change in control agreements for our officers. However, each of Messrs. Beeder and Goulder has provisions in his employment agreement that provide for certain compensation and other benefits if he separates employment upon or following a change in control. In addition, when we retained Mr. Smith as our Vice President and Treasurer in April 2003, we agreed to provide him certain severance benefits if terminated by us without cause. We also have a general severance policy under which executive officers are entitled to severance benefits if they are terminated involuntarily. These arrangements for our named executive officers are described in more detail in the section below entitled “Potential Payments Upon Termination or Change in Control.”

To attract the highest caliber of officers, from time to time we have found it necessary to offer severance arrangements that compensate our officers upon a change in control or their termination by us for reasons other than cause. Additionally, when offering arrangements entitling our officers to compensation upon separation following a change in control, we have considered the nature of the position, the need to fill the position and the ability to attract the senior executive officer. These severance arrangements following a change in control have been structured with a “double trigger,” meaning the severance is only paid if (1) we undergo a transaction that is deemed a change in control and (2) the officer is terminated or constructively terminated. We believe this double trigger requirement maximizes shareholder value because it ensures the officer does not receive an unintended windfall by receiving a severance payment while maintaining his salaried position. We believe these arrangements are reasonable means to protect the officers in the event of a change in control and align their interests with our shareholders because providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of American Greetings, we believe that these potential change in control and severance benefits are minor.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although tax deductibility of compensation is preferred, it is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in American Greetings’ Annual Report on Form 10-K for the year ended February 28, 2011.

The Compensation and Management Development Committee

Scott S. Cowen (Chairman)	Jerry Sue Thornton
Jeffrey D. Dunn	Charles A. Ratner

Except for the American Greetings’ Annual Report on Form 10-K for the year ended February 28, 2011 or as expressly set forth by specific reference in any future filing, the foregoing Report of the Compensation and Management Development Committee shall not be incorporated by reference into any previous or future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

In April 2011, we conducted a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation programs. Mercer, the Compensation Committee’s outside consultant, assisted us in conducting the assessment. Our risk assessment included a detailed qualitative and quantitative analysis of our compensation and benefit programs to which employees at all levels of the organization may participate, including our executive officers. We also considered how our compensation programs compare, from a design perspective, to compensation programs maintained by other companies. Based on our assessment, we believe that our compensation and benefit programs have been appropriately designed to attract and retain talent and properly incent employees. Although our programs are generally designed to pay-for-performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts;

•	Oversight of programs (or components of programs) by a broad-based group of functions within the organization, including Human Resources, Finance, Audit and Legal and at multiple levels within the organization (both corporate and business unit/region);

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•	Customary caps on the maximum payouts available under certain programs, including the Key Management Annual Incentive Plan;

•	Incentives focused primarily on the use of reportable and broad-based financial metrics (such as EBIT, Total Revenue, and EPS), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	Service-based vesting conditions with respect to equity grants; and

•	The significant long-term ownership interests in the company held by certain of our key executive officers.

We discussed our findings of our risk assessment with the Compensation Committee. We believe that our compensation policies and practices do not encourage excessive or unnecessary risk taking and are not reasonably likely to have a material adverse effect on American Greetings.

FISCAL 2011 INFORMATION CONCERNING EXECUTIVE OFFICERS

Summary Compensation

The table below summarizes the total compensation for the named executive officers for the fiscal year ended February 28, 2011 (and prior fiscal years, as applicable). Amounts listed under the “Non-Equity Incentive Plan Compensation” column below were determined by the Compensation Committee at its April 2011 meeting and, to the extent not deferred by the executive, were paid out shortly thereafter.

Fiscal 2011 Summary Compensation Table

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Zev Weiss	2011	$944,495	$368,769	$630,278	$1,716,715	$125,212	$96,240	$3,881,709
Chief Executive Officer	2010	$921,460	$674,302	$233,126	$921,459	$449,453	$71,183	$3,270,983
	2009	$916,986	$628,637	$325,006	—	$67,380	$36,518	$1,974,527
Stephen J. Smith	2011	$418,276	$76,853	$133,803	$502,902	$43,009	$51,823	$1,226,666
Senior Vice President	2010	$386,101	$260,310	$64,086	$513,514	$85,503	$52,870	$1,362,384
and Chief Financial Officer	2009	$381,334	—	$69,002	$26,693	$27,609	$24,569	$529,207
Jeffrey Weiss	2011	$739,300	$277,315	$472,709	$1,209,376	$65,681	$57,183	$2,821,564
President and Chief	2010	$721,268	$563,572	$174,845	$649,141	$382,573	$60,947	$2,552,346
Operating Officer	2009	$717,767	$471,478	$243,800	—	$30,662	$30,352	$1,494,059
John W. Beeder	2011	$483,334	$131,270	$231,377	$741,473	$71,798	$89,821	$1,749,073
Senior Vice President	2010	$440,000	$347,081	$88,657	$704,000	$22,323	$125,692	$1,727,753
Executive Sales and Marketing Officer
Michael L. Goulder	2011	$489,678	$105,016	$185,103	$672,857	$60,371	$49,490	$1,562,515
Senior Vice President	2010	$477,735	$347,081	$88,657	$687,938	$119,115	$45,595	$1,766,120
Executive Supply Chain Officer	2009	$473,943	—	$137,220	—	$30,662	$26,247	$668,072

(1)	The amounts included in this column for fiscal 2011 reflect the base salaries actually paid to or earned by the named executive officers during fiscal 2011. As described in the Compensation Discussion and Analysis section under “Base Salaries,” increases in base salaries are effective on May 1.

(2)	The amounts for fiscal 2011 reflect the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“Topic 718”), excluding the impact of estimated forfeitures. For fiscal 2011, the amounts represent RSUs granted to each of the named executive officers in April 2010 as described in the Compensation Discussion and Analysis section under the heading “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation – RSUs and Stock Options.” Assumptions used in calculating the amounts are included in footnote 15 to our audited financial statements for fiscal 2011, included in our Annual Report on Form 10-K filed with the SEC on April 29, 2011. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, they may not correspond to the actual value that will be recognized by the named executive officers. The actual amount, if any, realized will depend on the number of shares, if any, vested and the market price of our common shares at that time. For additional information regarding grants of restricted stock units, see “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation.”

(3)	The amounts for fiscal 2011 reflect the aggregate grant date fair value of stock option awards computed in accordance with Topic 718, excluding the impact of estimated forfeitures. Assumptions used in calculating amounts for fiscal 2011 are included in footnote 15 to our audited financial statements for fiscal 2011, included in our Annual Report on Form 10-K filed with the SEC on April 29, 2011. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, they may not correspond to the actual value that will be recognized by the named executive officers. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. For additional information regarding such grants, see “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation – RSUs and Stock Options.”

(4)	The amounts in this column for fiscal 2011 reflect the cash awards to the named individuals under the Key Management Annual Incentive Plan, which is discussed in further detail in “Analysis of Compensation Elements Paid to Named Executive Officers – Key Management Annual Incentive Plan.”

(5)	The amounts in this column for fiscal 2011 reflect the actuarial change in the present value of the named executive officer’s benefits under our Supplemental Executive Retirement Plan during the respective fiscal year. The amounts include benefits that the named executive officer may not currently be entitled to receive because such amounts are not vested. Other than the Supplemental Executive Retirement Plan, none of the named executive officers participate in any defined benefit or actuarial pension plan. See the “Pension Benefits in Fiscal 2011” section below for additional information with respect to fiscal 2011, including the present value assumptions used in this calculation.

(6)	The following table describes each component of the amount included under the “All Other Compensation” column with respect to fiscal 2011:

		Matching and	Maximizer
		Profit	and	Value of
		Sharing	Restoration	Life Insurance	Other
	Tax Payments	Contributions	Benefits	Premiums	Benefits
Name	(a)	(b)	(c)	(d)	(e)

Zev Weiss	$7,833	$14,458	$42,118	$10,706	$21,126
Stephen J. Smith	$3,821	$14,458	$10,693	$8,042	$14,809
Jeffrey Weiss	$4,463	$14,458	$15,782	$9,377	$13,103
John W. Beeder	$5,122	$14,458	$12,385	$7,031	$50,825
Michael L. Goulder	$3,897	$14,458	$11,771	$8,200	$11,164

(a)	Reflects amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by American Greetings.

(b)	This column reports (i) company matching contributions with respect to fiscal 2011 to the named executive officer’s 401(k) savings account under our Retirement Profit Sharing and Savings Plan of 40% of the first 6% of pay up to the limitations imposed under the Internal Revenue Code; and (ii) profit sharing contributions with respect to fiscal 2011 under our Retirement Profit Sharing and Savings Plan as a percentage of compensation.

(c)	This column reports the maximizer and restoration benefits contributed by us with respect to fiscal 2011 to the named executive officer’s account under the Executive Deferred Compensation Plan. Refer to the discussion of the maximizer and restoration benefits under the “Nonqualified Deferred Compensation for Fiscal 2011” section below.

(d)	This column represents premiums paid by American Greetings with respect to universal life insurance policies for the benefit of the named executive officer. Upon termination of employment, each officer may assume his insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy, which has historically been de minimis.

(e)	This column includes the aggregate incremental cost to American Greetings of the following perquisites or benefits for each named executive officer during fiscal 2011, none of which, except as described below, individually exceeded the greater of $25,000 or 10% of the total perquisites provided to the named executive officer: company car, free company products, and accidental death and dismemberment insurance. From time to time, the named executive officers have used company tickets for sporting events and other entertainment venues with a guest or family member. There was no incremental cost to us for these tickets. With respect to Mr. John Beeder, the amount also includes $38,610 paid to him in fiscal

2011 to reimburse Mr. Beeder for the cost for him and his wife to commute between his home and Cleveland, Ohio, as well as temporary housing (including rent and utilities).

Grants of Plan-Based Awards in Fiscal 2011

The table below provides the following information about equity and non-equity awards granted to the named executive officers in fiscal 2011: (1) the grant date; (2) the date the grant was approved by our Compensation Committee; (3) the estimated possible payouts under non-equity incentive plan awards, which consist of potential payouts under our Key Management Annual Incentive Plan for the fiscal 2011 performance period; (4) all other stock awards, which consist of time-based restricted stock units awarded to the named executive officers; (5) all other option awards, which consist of the number of shares underlying time-based stock options awarded to the named executive officers; (6) the exercise price of the stock option awards, which reflects the closing price of American Greetings’ stock on the date of grant; and (7) the grant date fair value of each equity award computed under Topic 718.

Fiscal 2011 Grants of Plan-Based Awards Table

						All	All
						Other	Other
						Stock	Option		Grant
						Awards:	Awards:	Exercise	Date Fair
			Estimated Possible Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity Incentive			Shares	Securities	Price of	Stock and
			Plan Awards(2)			of Stock or	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date(1)	($)	($)	($)	(#)(3)	(#)(4)	($/Sh)	($)(5)

Zev Weiss	—	—	$94,450	$944,495	$1,888,991	—	—	—	—
	5/3/10	4/15/10	—	—	—	15,625	—	—	$368,769
	5/3/10	4/15/10	—	—	—	—	62,500	$24.69	$630,278
Stephen J. Smith	—	—	$29,279	$292,793	$585,587	—	—	—	—
	5/3/10	4/15/10	—	—	—	3,220	—	—	$76,853
	5/3/10	4/15/10	—	—	—	—	12,650	$24.69	$133,803
Jeffrey Weiss	—	—	$66,537	$665,370	$1,330,739	—	—	—	—
	5/3/10	4/15/10	—	—	—	11,750	—	—	$277,315
	5/3/10	4/15/10	—	—	—	—	46,875	$24.69	$472,709
John W. Beeder	—	—	$38,667	$386,667	$773,334	—	—	—	—
	5/3/10	4/15/10	—	—	—	5,500	—	—	$131,270
	5/3/10	4/15/10	—	—	—	—	21,875	$24.69	$231,377
Michael L. Goulder	—	—	$39,174	$391,743	$783,485	—	—	—	—
	5/3/10	4/15/10	—	—	—	4,400	—	—	$105,016
	5/3/10	4/15/10	—	—	—	—	17,500	$24.69	$185,103

(1)	Reflects the date on which the option and RSU awards were approved by the Compensation Committee. The May 3, 2010 annual equity grants were set in advance to follow the filing of our Annual Report on Form 10-K. For a description of the stock option grant policy, refer to the description of our option grant program in the Compensation Discussion and Analysis section under “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation.”

(2)	These columns show the potential value of the payout for each named executive officer under our Key Management Annual Incentive Plan at threshold, target and maximum levels. The award levels are based on a percentage of the individual’s actual base salary earned during fiscal 2011. In accordance with the terms of the Key Management Annual Incentive Plan, we have assumed (a) the threshold award amount will be earned if the business unit and corporate performance measures are not achieved at 90% of the financial goals but the individual’s performance exceeds his performance goals; (b) the target award amount will be earned if the Corporate EPS, Corporate EBIT and the Total Revenue performance measures are achieved at 100% of the financial goals and the individual meets his performance goals; and (c) the maximum award amount will be earned if the Corporate EPS and Corporate EBIT financial goals are achieved at 125%, the Total Revenue financial goal is achieved at not less than 97% and the individual significantly exceeds his performance goals. The Key Management Annual Incentive Plan, including the target levels, business measurements, and performance goals, is described in the Compensation Discussion and Analysis section under “Analysis of Compensation Elements Paid to Named Executive Officers – Key Management Annual Incentive Plan.”

(3)	The amounts in this column reflect the annual RSU grant made to each named executive officer. The Class B RSU grants to Messrs. Zev and Jeffrey Weiss will vest in approximately equal increments on each of the first, second and third anniversary dates of grant. The Class A RSU grants to Messrs. Smith, Beeder and Goulder will vest in equal amounts on each of the first and second anniversaries of the date of grant. The annual RSU grants are described in the Compensation Discussion and Analysis section under “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation – RSUs and Stock Options.”

(4)	The amounts in this column reflect the annual stock option grant made to each named executive officer. The grants to Messrs. Zev and Jeffrey Weiss of options to purchase Class B common shares will vest in approximately equal increments on each of the first, second and third anniversary dates of grant. Messrs. Smith, Beeder and Goulder received options to purchase Class A common shares, vesting in equal amounts on each of the first and second anniversaries of the date of grant. All options have an exercise price equal to the closing market price of the Class A common shares on the date of grant. The annual stock option grants are described in the Compensation Discussion and Analysis section under “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation – RSUs and Stock Options.”

(5)	The amounts in this column reflect the aggregate grant date fair value of stock options and RSUs granted to the named executive officers in fiscal 2011, as calculated under Topic 718. Assumptions used in calculating these amounts are included in footnote 15 to our audited financial statements for fiscal 2011 included in our Annual Report on Form 10-K filed with the SEC on April 29, 2011. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, they may not correspond to the actual value that will be recognized by the named executive officers. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount, if any, realized with respect to RSUs will depend on the number of shares, if any, that vest and the market price of our common shares on the date of vesting.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. In addition to the matters described below, each of these agreements provide for certain compensation to be paid to the named executive officer following the termination of his employment under certain circumstances. A description of these provisions is contained in the “Potential Payments Upon Termination or Change in Control” section below.

Mr. Zev Weiss’s employment agreement, dated May 1, 1997, provides for an annual base salary of not less than $70,716 plus additional compensation as the Board, Executive Committee or the Chair of the Executive Committee may determine. Mr. Zev Weiss’s base salary as of February 28, 2011 was $949,103. Mr. Stephen Smith’s employment agreement, dated August 14, 2003, provides for an annual base salary of not less than $175,000 plus additional compensation as the Board, Executive Committee or the Chair of the Executive Committee may determine. Mr. Smith’s base salary as of February 28, 2011 was $424,711. Mr. Jeffrey Weiss’s employment agreement, dated June 1, 1991, provides for an annual base salary of not less than $70,000 plus additional compensation as the Board, Executive Committee or the Chair of the Executive Committee may determine. Mr. Jeffrey Weiss’s base salary as of February 28, 2011 was $742,906.

Mr. John Beeder’s employment agreement, dated June 12, 2008, provides for an annual base salary of at least $440,000, which salary may be increased based on Mr. Beeder’s performance. Mr. Beeder’s base salary as of February 28, 2011 was $492,000. During his employment, he is entitled to participate in our Key Management Annual Incentive Plan at the Senior Vice President level; our equity grant plans at the Senior Vice President level; our flexible benefits program; and the Retirement Profit Sharing and Savings Plan.

Mr. Beeder is eligible to receive certain benefits under the company’s relocation policy for a period of 24 months following the date of his agreement. Mr. Beeder is also entitled to receive certain other benefits normally provided to other Senior Vice Presidents, including use of a company car.

Mr. William Goulder’s employment agreement, dated October 17, 2002, provides for an annual base salary of at least $330,000, which salary may be increased based on Mr. Goulder’s performance. Mr. Goulder’s base salary as of February 28, 2011 was $492,067. During his employment, he is entitled to participate in our Key Management Annual Incentive Plan at the Senior Vice President level; our equity grant plans at the Senior Vice President level; our flexible benefits program; and the Retirement Profit Sharing and Savings Plan. Mr. Goulder is eligible to receive certain other benefits normally provided to other Senior Vice Presidents, including use of a company car.

Under the terms of their agreements, each of Messrs. Zev Weiss, Jeffrey Weiss, Smith, Beeder and Goulder agreed, after leaving American Greetings for any reason, that he will not work, directly or indirectly, for any of our competitors in the United States or Canada for a period of twelve months. The agreements also contain customary confidentiality provisions.

The benefits that the named executive officers will receive upon a termination of their employment or a change in control are discussed below under “Potential Payments Upon Termination or Change in Control.” A description of the terms of stock options, restricted stock units and performance share units awarded to our named executive officers is included in the Compensation Discussion and Analysis section.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of February 28, 2011. This table includes unexercised and unvested stock options, unvested RSUs and performance shares with performance conditions that have not yet been satisfied or that have not otherwise vested. Each equity grant is shown separately for each named executive officer. The vesting schedule for each unvested grant is shown in the footnotes to this table, based on the option or stock award grant date. Except as otherwise noted, the equity awards relate to our Class A common shares. The market value of the stock awards is based on the closing market price of American Greetings’ Class A common shares as of February 28, 2011, which was $21.65. The performance shares are subject to specified performance objectives over the performance period. The market value as of February 28, 2011, shown below, assumes the satisfaction of these objectives.

            Outstanding Equity Awards at Fiscal 2011 Year-End Table

	Option Awards							Stock Awards
														Equity
												Equity		Incentive
												Incentive		Plan Awards:
											Market	Plan		Market or
											Value of	Awards:		Payout
											Shares or	Number of		Value of
									Number of		Units of	Unearned		Unearned
			Number of	Number of					Shares or		Stock	Shares, Units		Shares,
			Securities	Securities					Units of		That	or Other		Units or
			Underlying	Underlying		Option		Stock	Stock		Have	Rights That		Other Rights
	Option		Unexercised	Unexercised		Exercise	Option	Award	That Have		Not	Have Not		That Have
	Grant		Options (#)	Options (#)		Price	Expiration	Grant	Not Vested		Vested	Vested		Not Vested
Name	Date		Exercisable	Unexercisable		($)	Date	Date	(#)		($)	(#)		($)

Zev Weiss	3/3/2003		33,334	—		$13.15	3/3/13
	4/2/2004		7,081	—		$22.26	4/4/11	—	—		—	—		—
	4/2/2004	(1)	5,694	—		$22.26	4/4/11	—	—		—	—		—
	5/3/2004	(1)	66,666	—		$20.51	5/3/14	—	—		—	—		—
	5/16/2005	(1)	100,000	—		$24.73	5/16/15	—	—		—	—		—
	7/5/2005	(1)	25,473	—		$26.84	5/3/14	—	—		—	—		—
	5/15/2006	(1)	100,000	—		$22.65	5/15/16	—	—		—	—		—
	6/22/2007	(1)	100,000	—		$25.57	5/2/17	—	—		—	—		—
	5/1/2008	(1)	66,667	33,333	(2)	$18.12	5/1/18	—	—		—	—		—
	5/1/2009	(1)	8,500	66,000	(3)	$7.73	5/1/19	—	—		—	—		—
	5/3/2010	(1)	—	62,500	(4)	$24.69	5/3/20	—	—		—	—		—
	—		—	—		—	—	4/17/2009	20,000	(9)	$433,000	40,000	(11)	$866,000
	—		—	—		—	—	5/3/2010	15,625	(10)	$388,281	—		—

Stephen J. Smith	5/16/2005		8,750	—		$24.73	5/16/15	—	—		—	—		—
	5/15/2006		8,050	—		$22.65	5/15/16	—	—		—	—		—
	12/26/2006		15,000	—		$23.98	12/26/16	—	—		—	—		—
	5/2/2007		22,000	—		$25.57	5/2/17	—	—		—	—		—
	5/1/2009		12,650	12,650	(5)	$7.73	5/1/19	—	—		—	—		—
	5/3/2010			12,650	(6)	$24.69	5/3/20	—	—		—	—		—
	—		—	—		—	—	4/17/2009	9,000	(9)	$194,850	18,000	(11)	$389,700
	—		—	—		—	—	5/3/2010	3,220	(10)	$69,713	—		—

Jeffrey Weiss	4/2/2004	(1)	5,215	—		$22.26	4/4/11	—	—		—	—		—
	5/16/2005	(1)	75,000	—		$24.73	5/16/15	—	—		—	—		—
	7/5/2005	(1)	10,317	—		$26.84	5/3/14	—	—		—	—		—
	5/15/2006	(1)	75,000	—		$22.65	5/15/16	—	—		—	—		—
	5/2/2007	(1)	75,000	—		$25.57	5/2/17	—	—		—	—		—
	5/1/2008	(1)	—	25,000	(2)	$18.12	5/1/18	—	—		—	—		—
	5/1/2009	(1)	—	49,500	(3)	$7.73	5/1/19	—	—		—	—		—
	5/3/2010	(1)	—	46,875	(7)	$24.69	5/3/20	—	—		—	—		—
	—		—	—		—	—	4/17/2009	17,000	(9)	$368,050	34,000	(11)	$736,100
	—		—	—		—	—	5/3/2010	11,750	(10)	—	—		—

John W. Beeder	5/1/2009		—	17,500	(5)	$7.73	5/1/19	—	—		—	—		—
	5/3/2010		—	21,875	(8)	$24.69	5/3/20	—	—		—	—		—
	—		—	—		—	—	4/17/2009	12,000	(9)	$259,800	24,000	(11)	$519,600
	—		—	—		—	—	5/3/2010	5,500	(10)	$119,075	—		—

Michael L. Goulder	5/3/2004		22,000	—		$20.51	5/3/14	—	—		—	—		—
	7/26/2004		13,000	—		$22.82	7/26/14	—	—		—	—		—
	5/16/2005		43,750	—		$24.73	5/16/15	—	—		—	—		—
	5/15/2006		40,250	—		$22.65	5/15/16	—	—		—	—		—
	5/2/2007		43,750	—		$25.57	5/2/17	—	—		—	—		—
	5/1/2008		43,750	—		$18.12	5/1/18	—	—		—	—		—
	5/1/2009		17,500	17,500	(5)	$7.73	5/1/19	—	—		—	—		—
	5/3/2010			17,500	(6)	$24.69	5/3/20	—	—		—	—		—
	—		—	—		—	—	4/17/2009	12,000	(9)	$259,800	24,000	(11)	$519,600
	—		—	—		—	—	5/3/2010	4,400	(10)	$95,260	—		—

(1)	Represents options to purchase Class B common shares.

(2)	These options vest on the third anniversary of the date of grant.

(3)	50% of these options will vest on each of the second and third anniversaries of the date of grant.

(4)	These options vest with respect to 20,834 shares on the first anniversary of the date of grant, and with respect to 20,833 shares on each of the second and third anniversaries of the date of grant.

(5)	These options will vest on the second anniversary of the date of grant.

(6)	50% of these options vest on each of the first and second anniversaries of the date of grant.

(7)	These options will vest in equal increments on the first, second and third anniversaries of the date of grant.

(8)	These options will vest with respect to 10,938 shares on the first anniversary of the date of grant, and with respect to 10,937 shares on the second anniversary of the date of grant.

(9)	Represents the number of performance shares credited but unvested as of February 28, 2011. These shares will vest on February 29, 2012, having a market value as of the vesting date.

(10)	Represents the number of RSUs granted but not vested as of February 28, 2011. These RSUs will vest with respect to Messrs. Zev and Jeffrey Weiss in approximately equal amounts on May 3 of each of 2011, 2012 and 2013. With respect to Messrs. Smith, Beeder and Goulder, these RSUs will vest in equal amounts on May 3 of each of 2011 and 2012.

(11)	Represents the number of unearned performance shares outstanding as of February 28, 2011 that have neither vested nor been credited. The number of shares, together with the market value as of February 28, 2011, shown above, assumes the satisfaction of the goals at the maximum level over the performance period. On April 14, 2011, each named executive officer was credited with the maximum number of shares set forth above, which represents the maximum number of performance shares that can be credited with respect to fiscal 2011 performance. The shares credited remain subject to service-based vesting conditions. Further detail on the performance share awards is included in the Compensation Discussion and Analysis section under “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation – Performance Shares.”

Option Exercises and Stock Vested in Fiscal 2011

The following table provides information for the named executive officers regarding option exercises and the vesting of stock during fiscal 2011, together with the associated value realized, each before payment of any applicable withholding tax.

Fiscal 2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized	Shares		Value
	Acquired	on	Acquired		Realized
	on Exercise	Exercise	on Vesting		on Vesting
Name	(#)	($)	(#)		($)

Zev Weiss	25,500	$432,480 (1)	54,208	(2)	$1,213,968
Stephen J. Smith	11,000	$75,680 (1)	9,000	(3)	$194,850
Jeffrey Weiss	137,000	$1,053,515 (1)	42,656	(4)	$953,776
John W. Beeder	87,500	$751,301 (1)	12,000	(3)	$259,800
Michael L. Goulder	—	—	12,000	(3)	$259,800

(1)	Represents the difference between the exercise price and the fair market value of our Class A common shares on the date of exercise.

(2)	Includes (a) 34,208 Class B performance shares that were issued on April 15, 2010, based on fiscal 2010 performance, and (b) 20,000 Class B performance shares that were credited to the named executive officer in April 2010 based on fiscal 2010 performance and that vested on February 28, 2011.

(3)	Represents Class A performance shares that were credited to the named executive officer in April 2010 based on fiscal 2010 performance and that vested on February 28, 2011. Mr. Beeder deferred receipt of 11,786 of his credited Class A performance shares in accordance with the terms of the Executive Deferred

Compensation Plan, the remaining 214 of which were withheld by the company to satisfy Mr. Beeder’s tax withholding obligations.

(4)	Includes (a) 25,656 Class B performance shares that were issued on April 15, 2010 based on fiscal 2010 performance, and (b) 17,000 Class B performance shares that were credited to the named executive officer in April 2010 based on fiscal 2010 performance and that vested on February 28, 2011.

Pension Benefits in Fiscal 2011

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our Supplemental Executive Retirement Plan based on the assumptions described in footnote one below.

The Supplemental Executive Retirement Plan provides retirement benefits to officers at the Vice President level and above named as participants by the Board, which currently includes the named executive officers and all of our other executive officers. As of February 28, 2011, there were 29 actively employed participants in the Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer before a participant is eligible to receive benefits. Accordingly, to have a vested benefit in the Supplemental Executive Retirement Plan, a participant must have at least ten years of service with us, five of which must be as a participant in the plan.

A Supplemental Executive Retirement Plan participant with a vested benefit who retires at age 65, which is considered normal retirement, will receive 1% of final average compensation for each year of service with us, up to a maximum of 20%. Therefore, a participant who retires at age 65 with 20 years of service (at least five of which are as a participant) will receive 20% of final average compensation annually for life. Participants with a vested benefit who terminate service with us after attaining age 55 receive that benefit prior to age 65; however, benefits received prior to age 65 are reduced by 0.24% for each month prior to age 65. A participant with a vested benefit will receive benefits upon attaining age 55 if the participant separates from American Greetings prior to age 55 but after his or her 45th birthday, and he or she (1) is unilaterally terminated by American Greetings; (2) is among a class of executives who are no longer eligible to participate in the Supplemental Executive Retirement Plan; (3) is demoted to a class not eligible to participate in the Supplemental Executive Retirement Plan; or (4) separates after a change in control of American Greetings occurs. Final average compensation under the Supplemental Executive Retirement Plan is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as actual annual base salary paid to the participant (calculated on a calendar year basis rather than on a fiscal year basis as salary is calculated for purposes of the Summary Compensation Table) plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation. As a result of limiting the incentive compensation component to 50% of target compensation for purposes of determining pensionable bonus, the current covered compensation under the Supplemental Executive Retirement Plan for purposes of the calculations set forth in the table below for Messrs. Zev Weiss, Stephen Smith, Jeffrey Weiss, John Beeder and William Goulder were $1,396,010, $538,611, $1,056,297, $625,600 and $675,517, respectively. Benefits are payable in a single life annuity form, provided that benefits will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the Supplemental Executive Retirement Plan to or on behalf of such participant. Benefits are not subject to offset for Social Security or other payments.

Fiscal 2011 Pension Benefits Table

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit(1)	Year
Name	Plan Name	(#)	($)	($)

Zev Weiss	Supplemental Executive Retirement Plan	19	$1,096,245	—
Stephen J. Smith	Supplemental Executive Retirement Plan	8	$208,378	—
Jeffrey Weiss	Supplemental Executive Retirement Plan	23	$1,012,566	—
John W. Beeder	Supplemental Executive Retirement Plan	3	$94,121	—
Michael L. Goulder	Supplemental Executive Retirement Plan	8	$326,788	—

(1)	The accumulated benefit is based on service and compensation, as described above, considered by the plan for the period through February 28, 2011. The present value has been calculated assuming the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in footnote 12 to our audited financial statements for fiscal 2011 included in our Annual Report on Form 10-K filed with the SEC on April 29, 2011.

Nonqualified Deferred Compensation for Fiscal 2011

Our executive officers, including the named executive officers, may participate in our Executive Deferred Compensation Plan and defer all or a portion of their base salary and any cash incentive that they receive under the Key Management Annual Incentive Plan. In addition, the Internal Revenue Service places a limit on the compensation that can be used for contributions to a qualified retirement plan such as the 401(k) component of our Retirement Profit Sharing and Savings Plan. As a result, executive officers, including the named executive officers, are permitted to contribute more than the statutory maximum ($16,500 for 2010) under the 401(k) component of our Retirement Profit Sharing and Savings Plan, and receive a corresponding match on the additional contributions (40% of the first 6% of compensation deferred). We refer to these contributions in excess of the statutory maximum and the associated company match as the “maximizer benefit.” Similarly, our executives at the Vice President level and above, which includes our named executive officers, receive an additional profit sharing contribution based on that portion of the executive’s base salary that exceeds the statutory compensation limits ($245,000 for 2010), but is below a maximum amount set by us ($356,262 for 2010), which we refer to as the “restoration benefit.” The restoration benefit is calculated by determining the amount of profit sharing contributions made to all employees, expressed as a percentage of compensation, and multiplying that by the portion of the executive’s compensation described in the prior sentence. Any maximizer benefit or restoration benefit is credited to the officer’s account in the Executive Deferred Compensation Plan. Any such compensation that is deferred into the Executive Deferred Compensation Plan is credited to the officer’s account and invested at the officer’s direction in one or more of the following mutual funds: PRIMECAP Fund Investor Shares, Wellington Fund Investor Shares, Vanguard 500 Index Investor Shares and Vanguard Prime Money Market Fund. The named executive officer’s earnings and account balance reflected below with respect to such deferred cash compensation is based on the return on the mutual funds in which the officer is invested.

Under our 2007 Omnibus Incentive Compensation Plan and our Executive Deferred Compensation Plan, executives may defer all or a portion of earned and vested equity awards. Any such equity awards that are deferred must be held in share equivalents of American Greetings. Each participant is credited with dividend equivalents with respect to any dividends paid on American Greetings common shares during the deferral period. The deferred shares, together with dividend equivalents, will be paid to the officer in the form of shares at the end of their deferral period. The named executive officer’s earnings and account balance reflected below with respect to deferred American Greetings shares are based on the annual return on such shares and the value of such shares as of February 28, 2011.

The payment of a named executive officer’s benefits under our Executive Deferred Compensation Plan will begin within thirty days after the earlier of:

•	the expiration of the deferral period provided under the named executive officer’s deferral;

•	the date that he incurs an unforeseeable emergency;

•	the date that he terminates service with us for any reason;

•	the date his service is terminated by us for any reason other than cause; or

•	the date that he incurs a separation from service as defined by Section 409A of the Internal Revenue Code, which means an officer’s termination from employment with us as a result of the officer’s death, permanent and total disability, retirement or other such termination of employment.

If the named executive officer is terminated by us for cause, no benefits will be payable to the named executive officer other than amounts representing negotiated contributions as determined under the agreement that is in effect for each plan year and earnings thereon. If a named executive officer incurs an unforeseeable emergency, the early withdrawal of benefits is limited to the amount necessary to meet the emergency. In the case of any distribution payable as a result of a separation from service by a named executive officer, the distribution will begin no earlier than six months from the date of the separation from service, or if earlier, the date of the named executive officer’s death, all in accordance with Section 409A of the Internal Revenue Code.

Fiscal 2011 Nonqualified Deferred Compensation Table

						Aggregate
	Executive		Registrant	Aggregate		Balance
	Contributions		Contributions	Earnings	Aggregate	at Last
	in Last Fiscal		in Last Fiscal	(Loss) in Last	Withdrawals/	Fiscal Year
	Year		Year	Fiscal Year	Distributions	End
Name	($)		($)(1)	($)(2)	($)	($)(3)

Zev Weiss	$95,555	(4)	$42,118	$258,703	$(52,142)	$2,114,187
Stephen J. Smith	$35,180	(5)	$10,693	$19,893	$0	$134,464
Jeffrey Weiss	$29,716	(4)	$15,782	$123,250	$0	$868,975
John W. Beeder	$276,391	(6)	$12,385	$5,073	$0	$322,723
Michael L. Goulder	$19,689	(4)	$11,771	$20,298	$0	$172,572

(1)	Reflects the maximizer and restoration benefits contributions made by us and credited to the accounts of the named executive officers based on fiscal 2011 performance. These amounts are included in the “All Other Compensation” column of the Fiscal 2011 Summary Compensation Table. Does not include the maximizer and restoration benefits contributed in fiscal 2011 based on fiscal 2010 performance.

(2)	Reflects earnings or losses on each type of deferred compensation listed above. The earnings are calculated based on (a) the total number of units credited to the account multiplied by the price of American Greetings common shares or the applicable mutual fund as of February 28, 2011, less (b) the total number of units credited to the account multiplied by the price of American Greetings common shares or the applicable mutual fund as of February 28, 2010. No portion of these earnings was included in the Fiscal 2011 Summary Compensation Table because there were no “above-market” or preferential earnings as defined in applicable rules of the SEC.

(3)	The aggregate balances reported in this column (without taking into account earnings or losses on, or distributions from, account balances) include the following amounts previously reported in prior Summary Compensation Tables: for Mr. Zev Weiss, $2,654,384; for Mr. Smith, $66,380; for Mr. Jeffrey Weiss, $1,980,142; for Mr. Beeder, $28,865 and Mr. Goulder, $57,046.

(4)	Represents employee contributions under the maximizer benefit, which is included in the “Salary” column of the Fiscal 2011 Summary Compensation Table.

(5)	Of the amount reported, $18,186 represents salary deferrals and the remainder represents employee contributions under the maximizer benefit, all of which are included in the “Salary” column of the Fiscal 2011 Summary Compensation Table.

(6)	Of the amount reported, $255,167 represents Class A performance shares deferred by Mr. Beeder (included in the “Stock Awards” column of the Fiscal 2011 Summary Compensation Table for fiscal 2010) and the remainder represents employee contributions under the maximizer benefit that are included in the “Salary” column of the Fiscal 2011 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

We do not offer separate change in control agreements for our officers. However, we provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment, as described below. These benefits are in addition to benefits generally available to all salaried employees. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Internal Revenue Code, including, in the case of an officer who is a Specified Employee as defined under Section 409A (which generally includes our fifty highest paid officers), the delay of payments until six months following the date of separation.

Employment Agreements.  Pursuant to their employment agreements, dated May 1, 1997 and June 1, 1991, respectively, if each of Messrs. Zev or Jeffrey Weiss, as applicable, is terminated by us for any reason other than a gross violation of his obligations to us, we must pay him a continuing salary at a rate of the highest base salary paid to him during the preceding six months for a period equivalent to one-half month for each year of his employment with us, but in no event will such payment be less than three months or greater than twelve months. The agreements each contain a customary confidentiality provision and prohibit Messrs. Zev or Jeffrey Weiss, as applicable, from working for any of our competitors in the United States or Canada for a period of twelve months following their employment with us. In addition, if Messrs. Zev or Jeffrey Weiss, as applicable, sign a waiver and release agreement at the time of his termination of employment, he will receive the greater of the benefits provided in his employment agreement or the benefits provided under our American Greetings Severance Benefits Plan (Officers), which is described in greater detail below under “Severance Benefits Plan.”

Pursuant to his employment agreement, dated April 14, 2003, if Mr. Smith is terminated by us for any reason other than a gross violation of his obligations to us, we are required to pay him the highest base salary paid to him during the preceding six months for a period of 12 months. The agreement contains a customary confidentiality provision and prohibits Mr. Smith from working for any of our competitors in the United States or Canada for a period of twelve months following his employment with us. In addition, if Mr. Smith signs a waiver and release agreement at the time of his termination of employment, he will receive the greater of the benefits provided in his employment agreement or the benefits provided under our American Greetings Severance Benefits Plan (Officers) described below.

Mr. Beeder has an employment agreement with us dated June 12, 2008, which provides that if he is involuntarily terminated without cause (as defined in his employment agreement) or if Mr. Beeder terminates his employment because we have materially reduced his title, authority, duties and responsibilities (other than as a result of a change in control, as defined in his employment agreement), and, in each case, he executes a waiver and release for any claims against the company, he will be entitled to 12 months base salary at the salary in effect at the time of separation (reduced by the amount of salary Mr. Beeder may receive from subsequent employment during that period), which will not be less than $440,000, participation in our health care and life insurance programs for twelve months following termination (at premiums and rates otherwise available to active employees), and outplacement services. If Mr. Beeder is involuntarily terminated without cause but he does not execute a waiver and release for any claims against the company, then Mr. Beeder will only be entitled to three months base salary at the salary in effect at the time of separation. Mr. Beeder’s employment agreement also provides that if his employment agreement is terminated by us as a result of a change in control or by Mr. Beeder because we have materially reduced his title, authority or responsibilities as a result of a change in control, he will be entitled to twelve months base salary at the salary in effect at the time of separation, which will not be less than $440,000; provided such amount will be reduced by the amount of salary Mr. Beeder may receive from subsequent employment during that period. Mr. Beeder’s agreement contains a customary confidentiality provision and prohibits Mr. Beeder from working for any of our competitors in the United States or Canada for a period of 12 months following his employment with us.

Mr. Goulder has an agreement with us dated October 17, 2002 that provides that if (1) he is involuntarily terminated for reasons other than a gross violation of his obligations to us; (2) his duties are reduced to a position below that of a Senior Vice President; or (3) there is a change of control in our ownership, he will be entitled to:

•	twelve months base salary at the salary in effect at the time of separation, which will not be less than $330,000;

•	if he has completed six months of active employment in the fiscal year of separation, continued participation in our Key Management Annual Incentive Plan for that fiscal year, which will be the job level at the time of separation, with the payout based on the actual payout percentage earned and base salary earnings for the fiscal year up to the separation date;

•	continued vesting of any stock options that would otherwise vest during the twelve months following termination and the ability to exercise any vested options for up to 90 days following the end of the twelve months following termination;

•	participation in our health care and life insurance programs for twelve months following termination (at premiums and rates otherwise available to active employees); and

•	continued use of a company car for 90 days after his termination (all other executive officers receive continued use of a company car for 30 days following termination by us without cause).

Severance Benefits Plan.  The American Greetings Severance Benefits Plan (Officers) provides severance benefits to our U.S. executive officers who lose their positions involuntarily other than as a result of a gross violation of their obligations to us. Upon a change in control there is no payment to an officer unless there is a subsequent termination due to the fact that the officer is not offered a comparable position. If an officer does not sign a waiver and release agreement at the time of termination, the officer will receive one-half of one month’s base salary (exclusive of bonus, commission or other incentives). If an officer signs a waiver and release agreement at the time of termination, the officer will receive (1) one month’s base salary (exclusive of bonus, commission or other incentives) for each year of continuous service completed with us, with a minimum total benefit of at least twelve months and a maximum total benefit of twenty-four months and (2) outplacement services for six months to assist the officer in seeking employment. In addition, each officer will receive continued health care coverage concurrently with COBRA in the plan in which the officer was enrolled at the time of termination at the employee payroll deduction rate through the end of the applicable severance period, and we will deduct the monthly premium from the severance payment. We will make the severance payments on a monthly basis or in a lump sum, at our discretion. Mr. Beeder and Mr. Goulder do not participate in the American Greetings Severance Benefits Plan (Officers) and receive severance according to the terms of their respective agreements described above.

Supplemental Executive Retirement Plan.  The named executive officers participate in our Supplemental Executive Retirement Plan, which is described above under “Pension Benefits in Fiscal 2011.” Please see the narrative and the table in that section for information regarding the circumstances in our Supplemental Executive Retirement Plan that will trigger payments or the provision of benefits and the calculation of those benefits. In addition to those circumstances, if a named executive officer becomes disabled and is eligible for and receiving benefits under our Long-Term Disability Plan, the named executive officer may begin receiving a disability retirement benefit under the Supplemental Executive Retirement Plan on the later of the first day of the month coinciding with or next following: (1) the date the named executive officer stops receiving benefit payments under the Long-Term Disability Plan; and (2) the date the named executive officer reaches age 65. The benefit payable to a named executive officer will be his accrued benefit determined as of the date he began receiving benefits under the Long-Term Disability Plan. If the named executive officer is not eligible to receive benefits under our Long-Term Disability Plan, his accrued benefit will be determined as of the date he is determined to have a disability under Section 409A of the Internal Revenue Code.

Limitations on Benefits.  During a named executive officer’s participation in the Supplemental Executive Retirement Plan and for a period of two years following the date he separates from employment with us, each named executive officer must comply with certain obligations, including confidentiality, non-solicitation and non-disparagement obligations, obligations to disclose business opportunities to us, and obligations to refrain from engaging in criminal conduct. If a named executive officer violates one or more of the foregoing obligations, he will immediately forfeit any and all rights to benefits under the plan. In addition, for a period of ten years following the date a named executive officer separates from employment with us, he must (1) refrain from engaging in certain competitive activities, (2) provide consulting services to us upon our request, and (3) not commence or threaten to commence an action seeking recovery of a benefit under the plan that has been completely or partially denied or to enforce the terms of the plan without first signing a confidentiality agreement regarding the claim. If the named executive officer violates one or more of the foregoing items, we will not be required to pay any benefits to him. Under the plan, each named executive officer must assign and transfer to us any and all discoveries, inventions and improvements that he has conceived, or may make, conceive, acquire or suggest, whether solely or jointly with others during his employment by us, and which relate to any subject matter within the field in which he provides personal services to us and involves the use of resources belonging to us.

Committee Discretion to Impose Lesser Sanctions.  If the Compensation and Management Development Committee determines that the financial impact on us from a violation of any of the requirements set forth in the “Limitations on Benefits” described above is expected to be less than $250,000 in the aggregate, in lieu of the complete forfeiture of the named executive officer’s benefit the Compensation Committee may impose a limited monetary sanction equal to the lesser of (1) one-half of the present value of his benefit under the plan (determined as of the date of the violation) or (2) $100,000, as a set off against the plan benefit otherwise payable.

Executive Deferred Compensation Plan.  The named executive officers participate in our Executive Deferred Compensation Plan described above under “Nonqualified Deferred Compensation for Fiscal 2011.” Please see the narrative and the table in that section for information regarding the circumstances in our Executive Deferred Compensation Plan that will trigger payments or the provision of benefits and the calculation of those benefits.

Key Management Annual Incentive Plan.  The named executive officers participate in our Key Management Annual Incentive Plan. Please see the “Analysis of Compensation Elements Paid to Named Executive Officers – Key Management Annual Incentive Plan” section in the Compensation Discussion and Analysis section for a more detailed description of our Key Management Annual Incentive Plan. If a named executive officer voluntarily or involuntarily separates employment before the completion of a plan year, which coincides with our fiscal year, the officer will forfeit his award for that fiscal year. If a named executive officer’s employment with us ends during a plan year because the named executive officer (1) elects to retire after age 60, (2) takes a leave of absence, or (3) suffers a permanent disability or dies, the incentive payout will be prorated to the nearest full month based on the actual period the officer participated in the plan during the fiscal year.

Equity Incentive Plans.  Each of our named executive officers has one or more grants of options outstanding under our American Greetings Corporation 1997 Equity and Performance Incentive Plan, our 2007 Omnibus Incentive Compensation Plan, or both. According to the terms of their stock option agreements, all options become immediately exercisable in full if the named executive officer dies, becomes permanently disabled or incompetent, or has ten or more years of continuous service with us and terminates employment at age 65. In addition, options granted to our named executive officers terminate on the earliest of the following dates: (1) ten years from the date of grant; (2) nine months from the date of permanent disability of the named executive officer if the same was the cause of, or occurred within three months after, termination of the named executive officer’s employment with us; (3) immediately, on the date the grantee’s employment is terminated for cause (in the case of grants under the 2007 Omnibus Compensation Plan), or on the date of an act by the officer that is intentionally committed and materially inimical to our interests (in the case of grants under the 1997 Equity and Performance Incentive Plan); or (4) three months from the date of termination of employment in all other cases.

Each of our named executive officers has one or more grants of RSUs outstanding under our 2007 Omnibus Incentive Compensation Plan. Except as described below, RSUs not vested on the date the named executive officer separates from American Greetings will be forfeited. If the named executive officer’s employment ends because he elects to retire at age 65 with ten years of continuous service, suffers a permanent disability, or dies, RSUs that have not vested as of the date of separation will immediately vest on the date of separation on a pro-rata basis. The pro-rata percentage of shares that vest will be determined based on the period of time between the date the RSUs were granted and the separation date, as a percentage of the full vesting period. If the named executive officer is terminated for cause, any RSUs not yet vested or vested but not issued, will also be forfeited.

Each of our named executive officers has a grant of performance shares outstanding under our 2007 Omnibus Incentive Compensation Plan. Except as described below, shares not vested on the date the named executive officer separates from American Greetings will be forfeited. If the named executive officer’s employment ends because he elects to retire at age 65 with ten years of continuous service, suffers a permanent disability, dies, or is involuntary separated without cause, shares that have not yet been credited as of the date of separation are forfeited. Under those same circumstances, shares that are credited but not yet vested will immediately vest on the date of separation on a pro-rata basis. The pro-rata percentage of shares that vest will be determined based on the period of time between the date the shares were credited and the separation date, as a percentage of the full vesting period. If the named executive officer is terminated for cause, any performance shares credited but not yet vested or vested but not issued, will also be forfeited.

Life Insurance Benefits.  For a description of the executive life insurance that provides coverage to the named executive officers, see footnote 6(d) to the above Fiscal 2011 Summary Compensation Table. We provide this coverage, together with any associated tax reimbursement, for six months following the termination of an executive officer by us without cause. We provide each named executive officer to receive accidental death and dismemberment proceeds in an amount equal to $275,000. Additionally, we provide Business Travel Accident Insurance in an amount equal to the lesser of (1) three times his annual salary or (2) $3 million, subject to a minimum of $250,000 for each named executive officer.

Quantitative Disclosure.  The tables below reflect the amount of compensation that would be paid to each of the named executive officers in the event of termination of such executive’s employment, disability or following a change in control. The amounts shown assume that such termination was effective as of February 28, 2011, and thus include amounts earned through such date. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation. As necessary for purposes of calculations, we have used the closing price of our Class A common shares on the NYSE on February 28, 2011, the last trading day of our fiscal year, which was $21.65. The amounts shown do not include benefits and payments that are generally available to all employees on a non-discriminatory basis.

Zev Weiss (Chief Executive Officer)

	Resignation					Termination
	without	Resignation	Termination by		Termination	Following		Change in				Early
	Good	with Good	us without		by us for	Change in		Control				Retirement
Benefits and Payments	Reason	Reason	Cause		Cause	Control		(no Termination)	Death	Disability		(Rule of 65)

Base Salary	—	—	$1,344,562	(1)	—	$1,344,562	(1)	—	—	—		—
Key Management Annual Incentive Plan(2)	$1,716,715	$1,716,715	$1,716,715		$716,683	$1,716,715		—	$1,716,715	$1,716,715		$1,716,715
Stock Options	—	—	—		—	—		—	$1,036,385	$1,036,385		—
Performance Shares	—	—	$216,500		—	$216,500		—	$216,500	$216,500		—
RSUs	—	—	—		—	—		—	$93,961	$93,961		—
Supplemental Executive Retirement Plan	—	—	—		—	—		—	—	$1,096,245	(3)	—
Deferred Compensation	$2,114,187	$2,114,187	$2,114,187		$2,016,479	$2,114,187		—	$2,114,187	$2,114,187		$2,114,187
Health Care	—	—	$14,976		—	$14,976		—	—	—		—
Life Insurance Proceeds(4)	—	—	—		—	—		—	$7,944,618	—		—
Outplacement Services(5)	—	—	$15,000		—	$15,000		—	—	—		—
Life Insurance Premiums(6)	—	—	$16,470		—	$16,470		—	—	—		—
Company Car	—	—	$1,658		—	$1,658		—	—	—		—

Total	$3,830,902	$3,830,902	$5,440,069		$2,733,162	$5,440,069		$0	$13,122,366	$6,273,993		$3,830,902

Stephen J. Smith (Senior Vice President and Chief Financial Officer)

	Resignation				Termination
	without	Resignation	Termination by	Termination	Following	Change in				Early
	Good	with Good	us without	by us for	Change in	Control				Retirement
Benefits and Payments	Reason	Reason	Cause	Cause	Control	(no Termination)	Death	Disability		(Rule of 65)

Base Salary	—	—	$424,711	—	$424,711	—	—	—		—
Key Management Annual Incentive Plan(2)	$502,902	$502,902	$502,902	$222,172	$502,902	—	$502,902	$502,902		$502,902
Stock Options	—	—	—	—	—	—	$176,088	$176,088		—
Performance Shares	—	—	$97,425	—	$97,425	—	$97,425	$97,425		—
RSUs	—	—	—	—	—	—	$29,054	$29,054		—
Supplemental Executive Retirement Plan	—	—	—	—	—	—	—	$208,378	(3)	—
Deferred Compensation	$134,464	$134,464	$134,464	$97,429	$134,464	—	$134,464	$134,464		$134,464
Health Care	—	—	$9,984	—	$9,984	—	—	—		—
Life Insurance Proceeds(4)	—	—	—	—	—	—	$3,823,266	—		—
Outplacement Services(5)	—	—	$15,000	—	$15,000	—	—	—		—
Life Insurance Premiums(6)	—	—	$12,433	—	$12,433	—	—	—		—
Company Car	—	—	$1,178	—	$1,178	—	—	—		—

Total	$637,366	$637,366	$1,198,097	$319,601	$1,198,097	$0	$4,763,199	$1,148,311		$637,366

Jeffrey Weiss (President and Chief Operating Officer)

	Resignation						Termination
	without	Resignation	Termination by		Termination		Following		Change in				Early
	Good	with Good	us without		by us for		Change in		Control				Retirement
Benefits and Payments	Reason	Reason	Cause		Cause		Control		(no Termination)	Death	Disability		(Rule of 65)

Base Salary	—	—	$1,300,086	(1)	—		$1,300,086	(1)	—	—	—		—
Key Management Annual Incentive Plan(2)	$1,209,376	$1,209,376	$1,209,376		$504,883		$1,209,376		—	$1,209,376	$1,209,376		$1,209,376
Stock Options	—	—	—		—		—		—	$777,290	$777,290		—
Performance Shares	—	—	$184,025		—		$184,025		—	$184,025	$184,025		—
RSUs	—	—	—		—		—		—	$70,666	$70,666		—
Supplemental Executive Retirement Plan	—	—	$1,012,566	(3)	—	(7)	$1,012,566	(3)	—	—	$1,012,566	(3)	—
Deferred Compensation	$868,975	$868,975	$868,975		$765,159		$868,975		—	$868,975	$868,975		$868,975
Health Care	—	—	$13,041		—		$13,041		—	—	—		—
Life Insurance Proceeds(4)	—	—	—		—		—		—	$4,757,436	—		—
Outplacement Services(5)	—	—	$15,000		—		$15,000		—	—	—		—
Life Insurance Premiums(6)	—	—	$14,426				$14,426		—	—	—		—
Company Car	—	—	$956		—		$956		—	—	—		—

Total	$2,078,351	$2,078,351	$4,618,450		$1,270,042		$4,618,450		$0	$7,867,767	$4,122,897		$2,078,351

John W. Beeder (Senior Vice President – Executive Sales and Marketing Officer)

	Resignation						Termination
	without	Resignation		Termination by		Termination	Following		Change in				Early
	Good	with Good		us without		by us for	Change in		Control				Retirement
Benefits and Payments	Reason	Reason		Cause		Cause	Control		(no Termination)	Death	Disability		(Rule of 65)

Base Salary	—	$492,000	(8)	$492,000	(8)	—	$492,000	(8)	—	—	—		—
Key Management Annual Incentive Plan(2)	$741,473	$741,473		$741,473		$293,403	$741,473		—	$741,473	$741,473		$741,473
Stock Options	—	—		—		—	—		—	$243,600	$243,600		—
Performance Shares	—	—		$129,900		—	$129,900		—	$129,900	$129,900		—
RSUs	—	—		—		—	—		—	$49,622	$49,622		—
Supplemental Executive Retirement Plan	—	—		—		—	—		—	—	$94,121	(3)	—
Deferred Compensation	$322,723	$322,723		$322,723		$298,643	$322,723		—	$322,723	$322,723		$322,723
Health Care	—	—		$10,092	(8)	—	$10,092	(8)	—	—	—		—
Life Insurance Proceeds(4)	—	—		—		—	—		—	$3,252,000	—		—
Outplacement Services	—	—		$15,000	(8)	—	$15,000	(8)	—	—	—		—
Life Insurance Premiums(6)	—	—		$10,816	(8)	—	$10,816		—	—	—		—
Company Car	—	—		$938		—	$938		—	—	—		—

Total	$1,064,196	$1,556,196		1,722,943		$592,046	$1,722,943		$0	$4,739,318	$1,581,439		$1,064,196

Michael L. Goulder (Senior Vice President Executive Supply Chain Officer)

	Resignation				Termination
	without	Resignation	Termination by	Termination	Following	Change in				Early
	Good	with Good	us without	by us for	Change in	Control				Retirement
Benefits and Payments	Reason	Reason	Cause	Cause	Control	(no Termination)	Death	Disability		(Rule of 65)

Base Salary	—	$492,067	$492,067	—	$492,067	—	—	—		—
Key Management Annual Incentive Plan(2)	$672,857	$672,857	$672,857	$297,254	$672,857	—	$672,857	$672,857		$672,857
Stock Options	—	—	—	—	—	—	$243,600	$243,600		—
Performance Shares	—	—	$129,900	—	$129,900	—	$129,900	$129,900		—
RSUs	—	—	—	—	—	—	$39,684	$39,684		—
Supplemental Executive Retirement Plan	—	—	—	—	—	—	—	$326,788	(3)	—
Deferred Compensation	$172,572	$172,572	$172,572	$124,081	$172,572	—	$172,572	$172,572		$172,572
Health Care	—	—	$7,452	—	$7,452	—	—	—		—
Life Insurance Proceeds(4)	—	—	—	—	—	—	$3,252,402	—		—
Outplacement Services(5)	—	—	$15,000	—	$15,000	—	—	—		—
Life Insurance Premiums(6)	—	—	$12,615	—	$12,615	—	—	—		—
Company Car	—	$2,609	$2,609	—	$2,609	—	—	—		—

Total	$845,429	$1,340,105	$1,505,072	$421,335	$1,505,072	$0	$4,511,015	$1,585,401		$845,429

(1)	Assumes that the named executive officer signed the requisite waiver and release agreement contemplated by the American Greetings Severance Benefit Plan (Officers) as described above, entitling him to 18 months of severance in the case of Mr. Zev Weiss and 22 months of severance in the case of Mr. Jeffrey Weiss. If the officer does not sign such waiver and release agreement, he would have been entitled to receive nine months of severance in the case of Mr. Zev Weiss and 11 months of severance in the case of Mr. Jeffrey Weiss, in accordance with their employment agreements.

(2)	If a named executive officer voluntarily or involuntarily separates from employment before the completion of a plan year, which coincides with our fiscal year, the officer will forfeit his award for that fiscal year. For purposes of this table, we have assumed the officer terminates employment as of the close of business on February 28, 2011, and was thus actively employed as of the last day of the fiscal year and plan year. For purposes of this table, we have also assumed the named executive officer was paid under the individual component of the Key Management Annual Incentive Plan based on the actual achievement of his individual performance goals for fiscal 2011 for all separation events other than termination by us for cause, which assumed the named executive officer received the lowest individual performance rating.

(3)	Represents the present value of the accrued benefit.

(4)	Assumes that the officer’s death occurred as the result of an accident covered under our accidental death and dismemberment insurance policy and our business travel accident insurance policy. The amounts represent the proceeds to be paid by the applicable insurance company to which we have made premium payments.

(5)	Assumes that the named executive officer signs the requisite waiver and release agreement contemplated by the American Greetings Severance Benefit Plan (Officers) as described above, entitling him to six months of outplacement services, the value of which we estimate to be equal to $15,000 as of February 28, 2011. If the officer does not sign such waiver and release agreement, he will not be entitled to any outplacement services.

(6)	Includes amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by American Greetings.

(7)	Assumes that the named executive officer is terminated for violating his obligations as set forth in the Supplemental Executive Retirement Plan.

(8)	Assumes that the named executive officer signs the requisite waiver and release agreement pursuant to his employment agreement. If he does not sign the waiver and release agreement, the amounts he will receive in these categories will be reduced or eliminated.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. The compensation we pay our non-employee directors is designed to fairly pay directors for work required for a company of our size and scope, to align directors’ interests with the long-term interests of shareholders, and to attract and retain qualified individuals to serve on our Board. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to American Greetings, the skill level we require of members of the Board, and the compensation paid to directors of companies of our size and structure. Employees of American Greetings who are also directors are not compensated for serving on the Board.

Cash Compensation Paid to Board Members

During fiscal 2011, each non-employee director was entitled to receive the following cash compensation with respect to his or her service on the Board:

•	$70,000 annual board retainer fee;

•	$10,000 annual retainer fee to the chair of the Nominating and Governance Committee; $15,000 annual retainer fee to the chair of the Compensation and Management Development Committee; and $20,000 annual retainer fee to the chair of the Audit Committee;

•	$7,500 annual retainer fee to non-chair members of the Nominating and Governance Committee and the Compensation and Management Development Committee and $10,000 annual retainer fee to non-chair members of the Audit Committee; and

•	Reimbursement of expenses related to attending Board and committee meetings.

From time to time, the Board may establish additional committees or subcommittees relating to specific matters. Although these committees are not standing committees and are formed on a temporary basis, directors serving on these committees are typically paid an additional retainer and/or a fee for meetings that they attend. Directors may make an election to receive American Greetings’ Class A or Class B common shares in lieu of all or a portion of the fees due to such directors as compensation for serving on the Board. All of such shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued based on the closing price of the American Greetings’ Class A common shares on the last trading day of the calendar quarter prior to the payment of such fees.

Stock Option Program

In addition to cash compensation, to further align non-employee directors’ interests with the interests of our shareholders, each year non-employee directors receive an annual grant of options to purchase our Class A common shares. In accordance with our stock option grant policy, the annual grant of options to purchase 15,000 Class A common shares to our non-employee directors is made at the same time as the annual grant is made to our officers, on the second trading day following the filing of our Annual Report on Form 10-K. Half of these options are exercisable on the first anniversary of the date of grant and half on the second anniversary of the date of grant. The exercise price of the annual grant of options was $24.69 per share, representing the closing price of our Class A common shares on May 3, 2010, the date of grant. Consistent with the decision to grant employees RSUs in lieu of a portion of the annual stock option grant, effective with the annual grant in May 2011, in lieu of the annual stock option grant to non-employee directors, non-employee directors are granted 3,800 Class A RSUs that vest in one-half increments on each of the first two anniversaries of the date of grant.

Deferred Compensation Program for Non-Employee Directors

The American Greetings Outside Directors’ Deferred Compensation Plan allows for each non-employee director to defer all or part of his or her compensation. Any cash compensation that is deferred is credited to the director’s account and invested according to the director’s instruction in the following mutual funds:

PRIMECAP Fund Investor Shares, Wellington Fund Investor Shares, Vanguard 500 Index Investor Shares and Vanguard Prime Money Market Fund. If a director elects to defer his or her retainer or committee fees that are received in the form of shares, such deferred compensation is held in share equivalents of American Greetings. Each participant is credited with dividend equivalents with respect to any dividends paid on American Greetings common shares during the deferral period. The deferred shares, together with dividend equivalents, will be paid to the director in the form of shares at the end of their deferral period. No portion of a director’s earnings under the Outside Directors’ Deferred Compensation Plan are “above-market” or preferential, as defined in applicable rules of the SEC.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)(2)	($)	($)(3)	($)	($)	($)(4)	($)

Scott S. Cowen	$95,000	—	$158,660	—	—	$90	$253,750
Jeffrey D. Dunn	$87,500	—	$158,660	—	—	$90	$246,250
William E. MacDonald, III	$97,500	—	$158,660	—	—	$90	$256,250
Michael J. Merriman, Jr.	$87,500	—	$158,660	—	—	$90	$246,250
Charles A. Ratner	$87,500	—	$158,660	—	—	$90	$246,250
Jerry Sue Thornton	$85,000	—	$158,660	—	—	$90	$243,750

(1)	Zev Weiss, our Chief Executive Officer, Jeffrey Weiss, our President and Chief Operating Officer, and Morry Weiss, our Chairman, are not included in this table as they are employees of American Greetings and thus receive no compensation for their services as directors. As named executive officers, the compensation received by Messrs. Zev and Jeffrey Weiss is included in the Fiscal 2011 Summary Compensation Table. Information concerning the compensation of Morry Weiss is included below under “Certain Relationships and Related Transactions.”

(2)	As described above, directors may elect to receive a portion of their retainer or other fees in the form of shares. The amounts in this column represent the annual retainer and any other fees the non-employee director has earned or been paid in cash during fiscal 2011. For the retainer and fees paid in fiscal 2011, all of the independent directors were paid in cash. Mr. Dunn and Dr. Thornton have each deferred all fees under the outside directors’ deferred compensation plan.

(3)	Reflects the aggregate grant date fair value of stock options granted to each director in fiscal 2011 in accordance with Topic 718. There were no option forfeitures for the directors in fiscal 2011. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for fiscal 2011 included in our Annual Report on Form 10-K filed with the SEC on April 29, 2011. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, the aggregate grant date fair value may not correspond to the actual value that will be recognized by the director. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. As of February 28, 2011, each director has the following number of options outstanding: Dr. Cowen – options to purchase 69,000 Class A common shares; Mr. Dunn – options to purchase 44,000 Class A common shares; Mr. MacDonald – options to purchase 44,000 Class A common shares; Mr. Merriman – options to purchase 51,000 Class A common shares; Mr. Ratner – options to purchase 69,000 Class A common shares; and Dr. Thornton – options to purchase 69,000 Class A common shares.

(4)	Represents the estimated premiums paid by American Greetings that may be attributable to a $250,000 accidental death and dismemberment insurance policy covering each of our outside directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Policy.  The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving American Greetings and “related persons,” which generally includes directors, executive officers and their immediate family members, and shareholders owning five percent or greater of our outstanding stock and their immediate family members. The policy covers related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant rules of the SEC (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Due to the nature of the transaction or the approvals previously obtained, the policy considers the following categories of transactions to be pre-approved even if the aggregate amount involved exceeds $120,000:

•	compensation paid to our executive officers and immediate family members of our executive officers or directors that has been approved or ratified by the Compensation Committee;

•	compensation paid to our directors;

•	transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s annual gross revenues;

•	charitable contributions, grants or endowments by American Greetings to a charitable organization at which a related person’s only relationship is as an employee (other than an executive officer), director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts or annual gross revenue (which transactions are generally approved or ratified by our Nominating and Governance Committee);

•	transactions where the related person’s interest arises solely from the ownership of our common shares and all holders of our common shares received the same benefit on a pro rata basis, such as dividends;

•	transactions with a related person involving services such as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•	any transaction with a related person involving the offer and sale to the company of Class B common shares, or exchange of Class B common shares for Class A common shares, in each case provided such offer, sale or exchange is effected in accordance with our articles of incorporation.

Related person transactions not otherwise pre-approved as described above must be approved or ratified by the Audit Committee, which will consider all relevant facts in doing so. As required under SEC rules, transactions that are determined to be directly or indirectly material to American Greetings or a related person are disclosed in the proxy statement.

Procedures.  The American Greetings legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether American Greetings or a related person may have a direct or indirect material interest in the transaction. If it is determined that American Greetings or a related person may have a direct or indirect material interest in the transaction, the legal department will submit the matter to the Audit Committee for review and approval, if appropriate. Any member of the Audit Committee who may have a direct or indirect interest in the transaction in question must recuse himself or herself from any consideration of the matter. The Audit Committee will review all of the relevant facts and circumstances of the transaction. Based on the conclusions reached, the Audit Committee will evaluate all options, including but not limited to approving, disapproving, or restructuring the proposed transaction.

If it is not practical or desirable to wait until the next regularly scheduled Audit Committee meeting to consider a potential related person transaction, the matter will be submitted to the chair of the Audit Committee, who has been delegated the authority to act between meetings. The chair will report any decisions made to the Audit Committee at its next meeting. If management becomes aware of a related person transaction that was not previously reviewed or ratified, it will refer the matter to the Audit Committee at its next regularly scheduled meeting at which time the Audit Committee or the chair of the Audit Committee shall evaluate all options, including but not limited to ratification, amendment, or termination of the related person transaction.

Related Person Transactions

Morry Weiss, our Chairman of the Board, is the brother of Erwin Weiss, our Senior Vice President, Enterprise Resource Planning, and is the father of (1) Zev Weiss, a director of American Greetings and our Chief Executive Officer, (2) Jeffrey Weiss, a director of American Greetings and our President and Chief Operating Officer, and (3) Gary Weiss, an American Greetings employee and non-executive officer. As employees of American Greetings, these individuals are compensated in a manner that is appropriate for their responsibilities and experience. The compensation paid to each of Messrs. Zev and Jeffrey Weiss is described in the Summary Compensation Table and in the tables that follow the Summary Compensation Table. With respect to fiscal 2011, the following compensation was accrued by, or paid to, Messrs. Morry, Erwin and Gary Weiss, none of whom are named executive officers:

•	Morry Weiss: With respect to fiscal 2011, Mr. Morry Weiss was paid a base salary of $400,000, earned incentive compensation under the Key Management Annual Incentive Plan of $343,520 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers, including participation in the Supplemental Executive Retirement Plan and use of a company car, as well as those described in the Compensation Discussion and Analysis section under the headings “Benefits” and “Perquisites and Other Benefits.” In addition, in fiscal 2011, Mr. Morry Weiss was granted (i) options to purchase 9,000 Class B common shares, which had a grant date value as calculated in accordance with Topic 718 of $95,196, and (ii) 2,300 RSUs, which had a grant date value as calculated in accordance with Topic 718 of $54,895.

•	Erwin Weiss: Under the terms of our employment agreement with Mr. Erwin Weiss, during his employment, Mr. Weiss will participate in any applicable fiscal year annual incentive compensation plan, with his individual performance component being calculated at a minimum of 100% of the applicable fiscal year target incentive amount for Senior Vice Presidents, which for fiscal 2011 was 70% of base salary. If grants of stock options are made generally to Senior Vice Presidents during his employment, Mr. Weiss’s employment agreement provides that he will receive such grants. If Mr. Weiss is voluntarily or involuntarily terminated, his employment agreement provides that he will receive $250,000 in deferred compensation, as well as three years of base salary at the rate in effect at the time of separation. With respect to fiscal 2011, Mr. Erwin Weiss was paid a salary of $461,250, earned incentive compensation under the Key Management Annual Incentive Plan of $554,570 (all of which was deferred into the Executive Deferred Compensation Plan) and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers, including participation in the Supplemental Executive Retirement Plan and use of a company car, as well as those described in the Compensation Discussion and Analysis section under the headings “Benefits” and “Perquisites and Other Benefits.” In addition, in fiscal 2011, Mr. Erwin Weiss was granted (i) options to purchase 11,000 Class A common shares, which had a grant date fair value of $116,350 as calculated in accordance with Topic 718 and (ii) 2,800 RSUs, which had a grant date value as calculated in accordance with Topic 718 of $66,828.

•	Gary Weiss: With respect to fiscal 2011, Mr. Gary Weiss was paid a salary of $259,838, earned incentive compensation under the Key Management Annual Incentive Plan of $253,248 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our employees. As a Vice President, Mr. Weiss is a participant in the Supplemental Executive Retirement Plan, is provided a company car and is entitled to receive those benefits described in the Compensation Discussion and Analysis section under the heading “Benefits.” In addition, in fiscal 2011, Mr. Weiss was granted (i) options to purchase 3,500 Class A common shares, which had a grant date fair value of

$37,021 as calculated in accordance with Topic 718, and (ii) 900 RSUs, which had a grant date value as calculated in accordance with Topic 718 of $21,481.

The foregoing compensation arrangements with Messrs. Morry, Erwin and Gary Weiss were either approved by the Compensation Committee in accordance with the related person transactions policy or in place prior to our adoption of the related person transactions policy and were therefore not subject to the policy.

It is the company’s policy, as approved by the Board, to repurchase Class B common shares, in accordance with the terms set forth in the company’s articles of incorporation, whenever they are offered by a holder, unless such a repurchase is not otherwise permitted under agreements to which the company is a party. As such, in fiscal 2011, the company and the following executive officers were also participants in the following transactions:

•	Jeffrey Weiss: On April 27, 2010, Mr. Jeffrey Weiss sold to American Greetings 86,500 Class B common shares for $2,171,150. The company repurchased the 86,500 shares at $25.10 per share, which, as required by our articles of incorporation, was the closing price on April 26, 2010, the last day for which sales were publicly reported before the offer to sell was received by the company. On May 4, 2010, Mr. Jeffrey Weiss sold to American Greetings 50,500 Class B common shares for $1,246,845. The company repurchased the shares at $24.69 per share, which, as required by our articles of incorporation, was the closing price on May 3, 2010, the last day for which sales were publicly reported before the offer to sell was received by the company.

•	Morry Weiss: On April 30, 2010, Mr. Morry Weiss sold 200,000 Class B common shares to American Greetings for $5,066,000. The company repurchased the shares at $25.33 per share, which, as required by our articles of incorporation, was the closing price on April 29, 2010, the last day for which sales were publicly reported before the offer to sell was received by the company.

•	Zev Weiss: On April 30, 2010, Mr. Zev Weiss sold 96,445 Class B common shares to American Greetings for $2,442,952. The company repurchased the shares at $25.33 per share, which, as required by our articles of incorporation, was the closing price on April 29, 2010, the last day for which sales were publicly reported before the offer to sell was received by the company.

The foregoing transactions were pre-approved under our related persons transaction policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report provides information concerning the Audit Committee of the Board.

The Audit Committee reviews our financial reporting practices on behalf of the Board. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended February 28, 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol.1.AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also obtained a formal written statement from the independent registered public accounting firm that described all of American Greetings’ relationships with the independent registered public accounting firm that might bear on the auditor’s independence as required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm any relationships that might influence its objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence. Management has the responsibility for the preparation of American Greetings’ financial statements, and the independent registered public accounting firm has the responsibility for the auditing of those statements.

Based on the above-referenced review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in its Annual Report on Form 10-K for the year ended February 28, 2011 for filing with the SEC.

Audit Committee

William E. MacDonald, III, Chair
Scott S. Cowen
Jeffrey D. Dunn
Michael J. Merriman, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP and its predecessors has been our independent registered public accounting firm since our incorporation in 1944. In connection with the audit of the fiscal 2011 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP would perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

Audit Fees.  The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal 2011 and fiscal 2010, including the audit of the effectiveness of internal control over financial reporting, and for Ernst & Young LLP’s reviews of the interim financial statements included in our Quarterly Reports on Forms 10-Q filed with the SEC for fiscal 2011 and fiscal 2010 were $1,635,100 and $1,757,500, respectively.

Audit-Related Fees.  The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements and were not reported under “Audit Fees” above for fiscal 2011 and fiscal 2010 were $0 and $4,500, respectively. Audit-related fees billed in fiscal 2010 consisted of fees billed for audits of employee benefit plans.

Tax Fees.  The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning for fiscal 2011 and fiscal 2010 were $380,200 and $217,900, respectively. These fees related primarily to tax compliance, tax consulting and international tax matters.

All Other Fees.  There were no fees billed for other services provided by Ernst & Young LLP for either fiscal 2011 or fiscal 2010.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.  It is the Audit Committee’s policy that all audit and non-audit services to be performed for us by our independent registered public accounting firm be preapproved by the Audit Committee (including the fees and terms of such services), subject to the de minimis exceptions for non-audit services described in the Exchange Act and the rules and regulations thereunder. In accordance with such policy, the Audit Committee preapproved 100% of the services described above under the captions Audit, Audit-Related Fees and Tax Fees for fiscal 2011 and fiscal 2010.

SECURITY OWNERSHIP

Security Ownership of Management

At the close of business on May 5, 2011, our directors, the named executive officers and the directors and officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our common shares as set forth in the following table:

					Deferred
		Amount & Nature			Compensation
		of Beneficial		Percent of Class	Plan Share
Name	Title of Class	Ownership		Outstanding	Equivalents(5)

Scott S. Cowen	Class A Common	62,300	(1)	◆	—
	Class B Common	1,921	(6)	◆	—

Jeffrey D. Dunn	Class A Common	36,500	(1)	◆	—
	Class B Common	—		◆	—

William E. MacDonald, III	Class A Common	37,500	(1)	◆	—
	Class B Common	—		◆	—

Michael J. Merriman, Jr.	Class A Common	43,500	(1)	◆	—
	Class B Common	—		◆	—

Charles A. Ratner	Class A Common	76,379	(1)(6)	◆	—
	Class B Common	16,219		◆	—

Jerry Sue Thornton	Class A Common	61,500	(1)	◆	—
	Class B Common	9,298	(6)	◆	3,998

Morry Weiss	Class A Common	19,310	(1)	◆	—
	Class B Common	319,591	(1)(2)(7)	10.83%	—

Zev Weiss	Class A Common	—		◆	—
	Class B Common	451,294	(1)(4)(6)	13.91%	46,009

Jeffrey Weiss	Class A Common	3,920	(3)	◆	—
	Class B Common	269,150	(1)(4)(6)	8.80%	—

Stephen J. Smith	Class A Common	92,517	(1)	◆	—
	Class B Common	—		◆	—

John W. Beeder	Class A Common	10,938	(1)	◆	14,500
	Class B Common	—		◆	—

Michael L. Goulder	Class A Common	259,791	(1)	◆	—
	Class B Common	—		◆	—

All Directors & Executive	Class A Common	1,321,100	(1)(3)(6)	3.41%	14,500
Officers as a group (18 including the above)	Class B Common	1,067,473	(1)(2)(4)(6)(7)	29.74%	50,007

◆	less than 1.0% of class outstanding

(1)	Includes the following shares for the following individuals who under Rule 13d-3 of the Exchange Act are deemed to be beneficial owners of those shares by having the right to acquire ownership thereof within 60 days of May 5, 2011 pursuant to outstanding stock options:

Scott S. Cowen	Class A Common	61,500
	Class B Common	—
Jeffrey D. Dunn	Class A Common	36,500
	Class B Common	—
William E. MacDonald, III	Class A Common	36,500
	Class B Common	—
Michael J. Merriman, Jr.	Class A Common	43,500
	Class B Common	—
Charles A. Ratner	Class A Common	61,500
	Class B Common	—
Jerry Sue Thornton	Class A Common	61,500
	Class B Common	—
Morry Weiss	Class A Common	19,310
	Class B Common	111,155
Zev Weiss	Class A Common	—
	Class B Common	412,973
Jeffrey Weiss	Class A Common	—
	Class B Common	225,942
Stephen J. Smith	Class A Common	85,425
	Class B Common	—
John W. Beeder	Class A Common	10,938
	Class B Common	—
Michael L. Goulder	Class A Common	250,250
	Class B Common	—
All Directors & Executive	Class A Common	1,190,616
Officers as a group (18 including the above)	Class B Common	750,070

(2)	Includes 26,737 Class B common shares that have been pledged as security for a loan from a financial institution. Excludes the following shares with respect to which Mr. Morry Weiss disclaims beneficial ownership: 78,800 Class B common shares beneficially owned by Mr. Weiss’s wife, Judith Weiss; 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which Mr. Weiss is a trustee; and 200,000 Class B common shares owned by the Irving I. Stone Support Foundation, of which Mr. Weiss is a trustee.

(3)	One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund made up of our Class A common shares. As of May 5, 2011 the Retirement Profit Sharing and Savings Plan held 940,228 Class A common shares. Participants investing in the American Greetings stock fund are allocated units that correspond to their investment in our common shares. The plan purchases or sells Class A common shares in the open market to reflect changes in participant investments in the American Greetings stock fund. Although the actual number of common shares in which a participant is invested directly corresponds to the participant’s investment in the fund, the number of Class A common shares that is allocated to a participant is proportionate to the participant’s investment in the fund relative to all participant investments in the fund. Accordingly, the amounts include the following shares which, under Rule 13d-3 of the Exchange Act, are deemed to be beneficially owned by the individuals as participants in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan: 3,920 Class A common shares held for the benefit of Jeffrey Weiss; and 13,144 Class A common shares held for the benefit of all Directors and Executive Officers as a group. Each participant has voting power with respect to the shares allocated to his or her account.

(4)	The amounts exclude the following shares with respect to which each of Messrs. Zev and Jeffrey Weiss disclaims beneficial ownership: 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; 200,000 Class B common shares owned by the Irving I. Stone Support Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; and 1,812,182 Class B common shares beneficially owned by the Irving I. Stone Limited Liability Company and the Irving I. Stone Oversight Trust. Each of Messrs. Zev and Jeffrey Weiss is a trustee of the Irving I. Stone Oversight Trust and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company.

(5)	Represents share equivalents credited to the accounts of the named individual with respect to shares deferred under American Greetings deferred compensation programs. These individuals have neither voting power with respect to the shares allocated to the individuals’ accounts, nor do the individuals have the dispositive power or the right to acquire ownership of those shares within 60 days. As a result, under Rule 13d-3 of the Exchange Act, the shares are not considered to be beneficially owned by the applicable individuals.

(6)	Includes the following common shares (including dividend equivalents) that have been deferred by the following individuals that, in accordance with the terms of the applicable plan and their deferral election, (a) with respect to deferred shares issuable to Mr. Zev Weiss and Mr. Jeffrey Weiss, will be distributed within 60 days of May 5, 2011 and (b) with respect to the deferred shares issuable to non-employee directors, would be distributed within 60 days of May 5, 2011 if such non-employee director retired as a director on or within 60 days after May 5, 2011:

Scott S. Cowen: 1,921 Class B common shares
Charles A. Ratner: 6,879 Class A common shares
Jerry Sue Thornton: 9,298 Class B common shares
Zev Weiss 38,321 Class B common shares
Jeffrey Weiss 28,741 Class B common shares

(7)	Includes 8,436 Class B common shares that are issuable under performance shares that have been credited to Mr. Morry Weiss but that have not vested, such shares being issuable upon Mr. Weiss’s retirement in accordance with the terms of the respective grant agreements.

Security Ownership of Certain Beneficial Owners

In addition to Morry Weiss, Zev Weiss and Jeffrey Weiss, each of whose business address is One American Road, Cleveland, Ohio 44144 and whose share ownership is presented above, the following table presents certain information regarding other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities as of the close of business on May 5, 2011:

		Amount & Nature		Percent
		of Beneficial		of Class
Name and Address	Title of Class	Ownership		Outstanding

M.A.M. Investments Ltd., et al	Class A Common	4,424,402	(1)	11.77%
Orion House, 5 Upper St. Martin’s Lane	Class B Common	—		◆
London WC2H 9EA, United Kingdom
Dimensional Funds Advisors LP	Class A Common	3,356,761	(2)	8.93%
Palisades West, Building One,	Class B Common	—		◆
6300 Bee Cave Road
Austin, Texas 78746
BlackRock Inc.	Class A Common	2,865,483	(3)	7.62%
40 East 52nd Street	Class B Common	—		◆
New York, New York 10022
LSV Asset Management	Class A Common	2,176,991	(4)	5.79%
155 North Wacker Drive, Suite 4600	Class B Common	—		◆
Chicago, Illinois 60606
AlllianceBernstein L.P.	Class A Common	2,658,453	(5)	7.07%
1345 Avenue of the Americas	Class B Common	—		◆
New York, New York 10105
Fisher Investments	Class A Common	2,229,081	(6)	5.93%
13100 Skyline Boulevard	Class B Common	—		◆
Woodside, California 94062-4527
Buckhead Capital Management, LLC	Class A Common	2,288,920	(7)	6.09%
3330 Cumberland Boulevard, Suite 650	Class B Common	—		◆
Atlanta, Georgia 30339
The Irving I. Stone Limited Liability Company	Class A Common	—		◆
Irving I. Stone Oversight Trust	Class B Common	1,812,182	(8)	64.01%
One American Road
Cleveland, Ohio 44144
The Irving I. Stone Foundation	Class A Common	—		◆
One American Road	Class B Common	203,964	(9)	7.20%
Cleveland, Ohio 44144
The Irving I. Stone Support Foundation	Class A Common	—		◆
One American Road	Class B Common	200,000	(8)	7.06%
Cleveland, Ohio 44144

◆	less than 1.0% of class outstanding

(1)	Information is as of December 31, 2010, and is based on an amended report on Schedule 13G filed with the SEC on February 3, 2011 by M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd, Marathon Asset Management LLP, William James Arah, Jeremy John Hosking, and Neil Mark Ostrer (percentage ownership has been recalculated based on the outstanding Class A common shares on May 5, 2011). According to the Schedule 13G, Marathon Asset Management LLP, Marathon Asset Management (Services) Ltd., M.A.M. Investments Ltd., William James Arah, Neil Mark Ostrer, and Jeremy John Hosking each have shared voting power with respect to 3,360,223 Class A common shares, have shared dispositive power with respect to 4,424,402 Class A common shares, and, as control persons of Marathon Asset Management LLP, are deemed to beneficially own 4,424,402 Class A common shares, but disclaim any direct ownership of such shares.

(2)	Information is as of December 31, 2010 and is based on an amended report on Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Funds Advisors LP (percentage ownership has been recalculated based on the outstanding Class A common shares on May 5, 2011). According to the Schedule 13G, Dimensional Funds Advisors LP is a registered investment advisor and serves as investment advisor to four investment companies and serves as investment manager to other commingled group trusts and separate accounts that own the shares, and Dimensional Funds Advisors LP reported sole voting power with respect to 3,320,652 Class A common shares and dispositive power with respect to 3,356,761 Class A common shares, but disclaims beneficial ownership of such shares.

(3)	Information is as of December 31, 2010 and is based on an amended report on Schedule 13G filed with the SEC on February 3, 2011 by BlackRock Inc. (percentage ownership has been recalculated based on the outstanding Class A common shares on May 5, 2011). According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 2,865,483 Class A common shares.

(4)	Information is as of December 31, 2010, and is based on a report on Schedule 13G filed with the SEC on February 9, 2011 by LSV Asset Management (percentage ownership has been recalculated based on the outstanding Class A common shares on May 5, 2011). According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 2,176,991 Class A common shares.

(5)	Information is as of December 31, 2010, and is based on a report on Schedule 13G filed with the SEC on February 9, 2011 by AllianceBernstein LP (percentage of ownership has been recalculated based on the outstanding Class A common shares on May 5, 2011. According to the Schedule 13G, such entity has sole voting power with respect to 2,289,663 Class A common shares and sole dispositive power with respect to 2,658,543 Class A common shares.

(6)	Information is as of December 31, 2010, and is based on an amended report on Schedule 13G filed with the SEC on February 14, 2011 by Fisher Investments (percentage ownership has been recalculated based on the outstanding Class A common shares on May 5, 2011. According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 2,229,081 Class A common shares.

(7)	Information is as of December 31, 2010, and is based on a report on Schedule 13G filed with the SEC on February 15, 2011 by Buckhead Capital Management, LLC (percentage ownership has been recalculated based on the outstanding Class A common shares on May 5, 2011. According to Schedule 13G, such entity has sole voting and dispositive power with respect to 2,288, 290 Class A common shares.

(8)	The shares are held by The Irving I. Stone Limited Liability Company and are voted at the direction of the Irving I. Stone Oversight Trust. Messrs. Zev, Jeffrey, Gary and Elie Weiss, who are brothers, are the sole trustees of the Irving I. Stone Oversight Trust, and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company. Each of Messrs. Zev, Jeffrey, Gary and Elie Weiss disclaim beneficial ownership of shares held by The Irving I. Stone Limited Liability Company. Mr. Gary Weiss is an employee and non-executive officer of American Greetings and Mr. Elie Weiss is not employed by American Greetings.

(9)	Information is as of December 31, 2010, and is based on a report on Schedule 13G filed with the SEC on April 15, 2010. The shares are held by the Irving I. Stone Foundation and are voted at the direction of its board of trustees, consisting of seven members. Messrs. Zev, Morry and Jeffrey Weiss are trustees of this foundation.

(10)	Information is as of December 31, 2010, and is based on a report on Schedule 13G filed with the SEC on April 15, 2010. The shares are held by the Irving I. Stone Support Foundation and are voted at the direction of its board of trustees, consisting of seven members. Messrs. Zev, Morry and Jeffrey Weiss are trustees of this foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and beneficial owners of more than 10% of American Greetings’ common shares file reports with the SEC indicating the number of shares of any class of American Greetings’ equity securities they owned when they became a director, executive officer or a greater-than-10% beneficial owner and, after that, any changes in their ownership of American Greetings’ equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Exchange Act. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2011, all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-10% beneficial owners were complied with.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any shareholder who wishes to offer a proposal for inclusion in our proxy statement and proxy card in compliance with Rule 14a-8 promulgated under the Exchange Act must submit the proposal and any supporting statement by January 14, 2012 to the Corporate Secretary at our principal executive offices. We will not be required to include in our proxy statement and form of proxy a shareholder proposal that is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC. In addition, if a shareholder intends to present a proposal at our 2012 Annual Meeting, the shareholder must give written notice no less than 60 nor more than 90 days prior to the 2012 annual meeting; however, the proposal will not be included in our proxy materials. Furthermore, the appointed proxies may exercise their discretionary voting authority for any shareholder proposal received after March 29, 2012 without any discussion of the proposal in our proxy statement.

MISCELLANEOUS

Other Business

The management knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote them according to their best judgment.

Important Notice Regarding Delivery of Shareholder Documents

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy and voting instruction card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with an earlier notice previously sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the accompanying Annual Report will be sent to beneficial owners who share that address, unless any shareholder residing at that address gave us contrary instructions.

If any beneficial shareholder residing at such an address desires to receive a separate copy of this Proxy Statement and the accompanying Annual Report, the shareholder should call Wells Fargo Shareowner Services at 1-800-468-9716, or write to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144, with such request, and a copy of the Proxy Statement and Annual Report will be promptly delivered on behalf of us. In addition, if any such shareholder wishes to receive a separate Proxy Statement and Annual Report in the future, the shareholder should provide such instructions by calling Wells Fargo Shareowner Services at 1-800-468-9716 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

Also, shareholders that share an address and that receive multiple copies of Annual Reports or Proxy Statements can request that only a single copy of the Annual Report or Proxy Statement be sent to that address in the future by providing us instructions, either by calling Wells Fargo Shareholder Services at 1-800-468-9716 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

By order of the Board of Directors,

CATHERINE M. KILBANE
Secretary

EXHIBIT A

AMERICAN GREETINGS CORPORATION
2007 OMNIBUS INCENTIVE COMPENSATION PLAN
(AS AMENDED MAY 1, 2011)

ARTICLE 1

DEFINITIONS

In this Plan, except where the context otherwise indicates, the following definitions apply.

1.1 “Agreement” means an agreement in Writing delivered to the Grantee, which evidences a grant of an Award under the Plan.

1.2 “Appreciation Right” means a right granted pursuant to Article 8 of this Plan.

1.3 “Award” means an Option, Share Award, Restricted Share, Deferred Share, Performance Bonus, Performance Share, Directors’ Share, Performance Unit, Appreciation Right or Dividend Equivalents granted under this Plan.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Change in Control” means the happening of any of the following events:

(i) the Corporation is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Common Stock immediately prior to such transaction;

(ii) the Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Common Stock immediately prior to such transaction;

(iii) there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the Voting Power;

(iv) the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Corporation has occurred; or

(v) if during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s shareholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period.

(vi) Notwithstanding the foregoing provisions of Section 1.5(iii) and (iv) above, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan (i) solely because (A) the Corporation; (B) a Subsidiary; (C) any Corporation – sponsored employee stock ownership plan or other employee benefit plan of the Corporation; or (D) any family member of Jacob Sapirstein (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouse, the spouses of any such spouses’ lineal descendants and trust (including voting trusts)) either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or

Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, whether in excess of 20% of the Voting Power or otherwise, or because the Corporation reports that a Change in Control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a Change in Control of any Subsidiary.

(vii) Notwithstanding the foregoing, if and to the extent that any provision of this Plan or an Award would cause a payment of deferred compensation that is subject to Section 409A(a)(2) of the Internal Revenue Code to be made upon the occurrence of a “Change in Control,” then such payment shall not be made unless such “Change in Control” satisfies the requirements of Section 409A(2)(A)(v) of the Internal Revenue Code and applicable regulations and rulings thereunder.

1.6 “Class A Common Shares” means Class A Common Shares, par value $1.00 per share, of the Corporation.

1.7 “Class B Common Shares” means Class B Common Shares, par value $1.00 per share, of the Corporation.

1.8 “Committee” means (except as otherwise provided or limited in the following sentence), the full Board or the Board’s Compensation and Management Development Committee, or such other committee or designee (including, without limitation, an officer of the Corporation) appointed by the Board or the Compensation and Management Development Committee to manage Awards generally or specific individual or group of Awards. To the extent required by Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Exchange Act or other similar requirement, any action taken by the Committee shall be taken by the Committee as a whole or by a subcommittee of at least two members, and all the members of the Committee or such subcommittee will be “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3) or any similar successor regulation and/or “non-employee directors” as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any similar successor rule. In all other events, the Chairman of the Committee shall be authorized to act on behalf of the Committee unless otherwise determined by the Committee. Except where the context otherwise requires, references in the Plan to the “Committee” also shall be deemed to refer to the Chairman and to any delegate of the Committee while acting within the scope of such delegation.

1.9 “Common Stock” means Class A Common Shares, Class B Common Shares or both.

1.10 “Corporation” means American Greetings Corporation.

1.11 “Covered Employee” means an Eligible Person who is, or is determined by the Committee to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code (or any successor provision).

1.12 “Deferral Period” means the period of time during which Deferred Shares, Awards or other compensation is subject to deferral limitations under Section 7.3 or Article 13 of this Plan.

1.13 “Deferred Shares” means an Award made pursuant to Section 7.3 of this Plan of the right to receive Common Stock at the end of a specified Deferral Period.

1.14 “Director” means any member of the Board, or any member of a board of directors of a Subsidiary, who is not also an employee of the Corporation or any Subsidiary.

1.15 “Directors’ Share” means a Share awarded to a Director pursuant to Section 7.5 of this Plan.

1.16 “Dividend Equivalent” means an amount determined by multiplying the number of shares of Common Stock subject to a grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Corporation on its Common Stock.

1.17 “Effective Date” means February 13, 2007.

1.18 “Eligible Person” means a key employee, officer or consultant of the Corporation or of a Subsidiary, or a Director, selected by the Committee as eligible to receive an Award under the Plan.

1.19 “Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

1.20 “Fair Market Value” means, as of any given date, the closing price of the Class A Common Shares as reported on the New York Stock Exchange (or if the Class A Common Shares are not then traded on the New York Stock Exchange, as reported by such other national securities exchange or quoted on the Nasdaq National Market or such other automated quotation system in which the Class A Common Shares are quoted) as of the close of business on such date or the latest such date in which there is a listing. Fair Market Value shall be determined in a manner that complies with the requirements of Section 409A of the Internal Revenue Code and regulations and rulings thereunder.

1.21 “Grantee” means an Eligible Person to whom an Award has been granted.

1.22 “Grant Date” means

(i) with respect to Options and Appreciation Rights, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award provided that (A) the Eligible Person does not have the ability to individually negotiate the key terms and conditions of the Award with the Corporation or, if so, such negotiations have concluded and (B) the key terms of the Award are expected to be communicated to the Grantee or group of Grantees within a relatively short period of time from the date as of which the Award is authorized to be granted; and

(ii) with respect to all other Awards, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award.

1.23 “Incentive Stock Option” means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code (or any successor provision) and that the Corporation designates as such in the Agreement granting the Option.

1.24 “Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

1.25 “Nonstatutory Stock Option” means an Option granted under the Plan that is not an Incentive Stock Option.

1.26 “Option” means an option to purchase Shares granted under the Plan in accordance with the terms of Article 6 of this Plan.

1.27 “Option Period” means the period during which an Option may be exercised.

1.28 “Option Price” means the price per Share at which an Option may be exercised. The Option Price for any Option will equal the Fair Market Value on the Grant Date, unless otherwise determined by the Committee in its discretion pursuant to an Option that contains terms and conditions that satisfy (or qualify such Option for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code.

1.29 “Optionee” means an Eligible Person to whom an Option has been granted.

1.30 “Performance Criteria” means the performance standards selected by the Committee that may be based on revenue; gross margin; product line contribution; operating and other expenses; operating earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before interest and taxes (“EBIT”); pre-tax or after-tax profits; net income; earnings per share; cash flow; productivity; return on assets; return on capital; return on equity; cash flow/net assets; debt/capital ratio; return on net capital employed (“RONCE”); sales growth; stock price appreciation; or total shareholder return (share appreciation plus dividends as if reinvested), and may be absolute in their terms or measured against or in relationship to changes from period to period or against or in relationship to other companies comparably, similarly or otherwise situated.

1.31 “Performance Period” means the period or periods, which may be of overlapping durations, during which each Performance Criterion of Qualified Performance-Based Compensation or other performance criterion of a performance-based Award will be measured against the Performance Criteria or other performance goals established by the Committee and specified in the Agreement relating thereto.

1.32 “Performance Bonus” means an award granted pursuant to Article 9 of this Plan.

1.33 “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 7.4 of this Plan.

1.34 “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 7.4 of this Plan.

1.35 “Plan” means this American Greetings Corporation 2007 Omnibus Incentive Compensation Plan which is the Plan set forth in this document, as amended from time to time.

1.36 “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) the commencement of a proxy contest in which any person (as such term is defined in Section 3(9) of the Exchange Act and also includes any group deemed to be a person under Section 13(d)(3) of the Exchange Act) seeks to replace or remove a majority of the members of the Board;

(iii) the Board otherwise adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred; or

(iv) the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Corporation may or will occur in the future.

1.37 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Internal Revenue Code.

1.38 “Related Award” means the Award in connection with which a Related Right is granted.

1.39 “Related Right” means an Appreciation Right granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option granted under the Plan.

1.40 “Restricted Share” means a Share awarded to an Eligible Person pursuant to Section 7.2 of this Plan that is subject to certain restrictions and may be subject to forfeiture.

1.41 “Right Period” means the period during which an Appreciation Right may be exercised.

1.42 “Securities Act” means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

1.43 “Share” means a share of authorized but unissued Common Stock, Common Stock held in treasury or a reacquired share of Common Stock, including shares purchased by the Corporation on the open market for purposes of the Plan or otherwise.

1.44 “Share Award” means an award of Common Stock, or an Award denominated in terms of Common Stock, as described in Article 7 of this Plan, and includes, without limitation, a Restricted Share, a Directors’ Share, a Deferred Share and a Performance Share.

1.45 “Subsidiary” means an entity which is a member of a “controlled group” or under “common control” with the Corporation as determined under Section 414(b) or (c) of the Internal Revenue Code, except that an entity will be deemed to be in a controlled group or under common control with the Corporation for this purpose if the Corporation either directly or indirectly owns at least 50% (or 20% with legitimate business criteria) of the total combined voting power of all classes of stock (or similar interests) of such entity or would otherwise satisfy the definition of service recipient under Section 409A of the Internal Revenue Code.

1.47 “Voting Power” means at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of directors of the Corporation.

1.48 “Writing” means any paper or electronic means of documenting the terms of an Agreement hereunder which satisfies such requirements for formality, authenticity and verification of signature and authority as may be established by the Committee or by those persons responsible for performing administrative functions under the Plan.

ARTICLE 2

PURPOSE

The Plan is intended to promote the success and enhance the value of the Corporation by linking the personal interests of Directors, officers and other key employees and consultants to those of the Corporation’s shareholders and by providing flexibility to the Corporation in its ability to motivate, attract and retain the services of Directors, officers and other key employees and consultants upon whose judgment, interest and special effort the successful conduct of the Corporation’s operations is largely dependent.

ARTICLE 3

PLAN MANAGEMENT AND ADMINISTRATION

The Plan will be managed by the Committee. Administrative functions may include, without limitation, documenting and communicating Awards made hereunder, maintaining records concerning such Awards, and satisfying (or assisting Eligible Persons in satisfying) any applicable reporting, disclosure, tax filing or withholding, or other legal requirements concerning Awards. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Subsidiary, the Corporation’s independent registered public accounting firm or other certified public accountants, or any executive compensation consultant or other professional retained to assist in the administration of the Plan. In addition to any other powers granted to the Committee, it will have the following management powers, subject to the express provisions of the Plan:

3.1 to determine in its discretion the Eligible Persons or group of Eligible Persons to whom Awards will be granted;

3.2 to determine the types of Awards to be granted;

3.3 to determine the number of Awards to be granted to an Eligible Person or to a group of Eligible Persons and the number of Shares to be subject to each Award or pool of Awards;

3.4 to determine the terms and conditions of any Award, including, but not limited to, the Option Price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on considerations as the Committee in its sole discretion determines;

3.5 to construe and interpret any Agreement and the Plan;

3.6 to require, whether or not provided for in the pertinent Agreement, of any Grantee, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with, or qualify for advantageous treatment under, applicable securities, tax, or other laws;

3.7 to provide for satisfaction of a Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Corporation of Shares otherwise issuable on the exercise of, or pursuant to, an Award or through delivery of Common Stock to the Corporation by the Grantee under such terms and conditions as the Committee deems appropriate, including but not limited to any Share attestation procedure approved or ratified by the Committee or by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the tax liabilities, provided that in any case the Share amount retained will not exceed the minimum applicable required withholding tax rate for federal (including FICA), state or local tax liability;

3.8 to make all other determinations and take all other actions necessary or advisable for the management and administration of the Plan, including but not limited to establishing, adopting or revising any rules and regulations as it may deem necessary;

3.9 to delegate to officers or managers of the Corporation or any Subsidiary the authority to make Awards to Eligible Persons, to select such Eligible Persons, and to determine such terms and conditions thereof as may be specified in such delegation, from a pool of Awards authorized by the Committee;

3.10 to condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Eligible Person of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Grantee; and

3.11 without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(i) for an agreement by the Grantee to render services to the Corporation or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power under the Plan to commit the Corporation or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(ii) for restrictions on the transfer, sale or other disposition of Shares issued to the Grantee;

(iii) for an agreement by the Grantee to resell to the Corporation, under specified conditions, Shares issued in connection with an Award;

(iv) for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including without limitation by delivery of Common Stock valued at Fair Market Value on the exercise date of the Option or a combination of cash and Common Stock; by means of any Share attestation procedure approved or ratified by the Committee; or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale proceeds to pay the exercise price;

(v) for the deferral of receipt of amounts that otherwise would be distributed upon exercise or payment of an Award, the terms and conditions of any such deferral and any interest or Dividend Equivalent or other payment that will accrue with respect to deferred distributions, subject to the provisions of Article 13 of this Plan; and

(vi) for the effect of a Change in Control or Potential Change of Control, as defined herein, of the Corporation on the rights of a Grantee with respect to any Award.

(vii) Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

ARTICLE 4

ELIGIBILITY

Eligible Persons may be granted one or more Awards; provided, however, that Incentive Stock Options will not be granted to Directors.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 Subject to adjustment as provided in Article 14 of this Plan and Section 5.3 below, the number of Shares that may be issued or transferred (i) upon the exercise of Options or Appreciation Rights; (ii) as Share Awards; (iii) as Restricted Shares and released from substantial risk of forfeiture thereof; (iv) as Deferred Shares; (v) in payment of Performance Shares or Performance Units that have been earned; (vi) as Directors’ Shares; or (vii) in payment of Dividend Equivalents paid with respect to awards made under the Plan, shall not exceed in the aggregate 5,600,000 Class A Common Shares and 1,200,000 Class B Common Shares, respectively. Such Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

5.2 Subject to adjustment as provided in Article 14 of this Plan, grants of Incentive Stock Options under the Plan may not be made with respect to more than 5,600,000 Class A Common Shares and 1,200,000 Class B Common Shares during any calendar year, provided that such limits only apply to the extent consistent with applicable regulations relating to Incentive Stock Options under the Internal Revenue Code. With respect to one fiscal year, (i) subject to adjustment as provided in Article 14 of this Plan an Eligible Person shall not receive Appreciation Rights in excess of 500,000 Class A Common Shares and 500,000 Class B Common Shares; (ii) an Eligible Person shall not receive an award of Performance Shares or Performance Units having an aggregate maximum value as of their respective Grant Date in excess of $5,000,000; and (iii) subject to adjustment as provided in Article 14 of this Plan, an Eligible Person shall not receive Awards in excess, in the aggregate, of 500,000 Class A Common Shares and 500,000 Class B Common Shares and collectively 500,000 Shares (“Individual Limit”).

5.3 Shares underlying outstanding Awards made under the Plan will be available for subsequent issuance under the Plan to the extent those Awards are forfeited, expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Shares issued under the Plan subject to a vesting requirement and subsequently forfeited or repurchased by the Corporation, at a price per Share not greater than the original issue price paid per Share, pursuant to the Corporation’s repurchase rights under the Plan or the applicable Agreement will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance. Should the exercise price of an Option under the Plan be paid with Shares, then the authorized reserve of Common Stock under the Plan will be reduced by the gross number of Shares for which that Option is exercised, and not by the net number of Shares issued under the exercised Option. If Shares otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an Option, Appreciation Right or issuance of fully-vested Shares under another type of Award, then the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares issuable under the exercised Option or Appreciation Right or the gross number of fully-vested Shares issuable under another type of Award, calculated in each instance prior to any such share withholding. Notwithstanding the foregoing, any Award or portion of an Award that in accordance with the terms of the applicable Agreement, is payable only in cash immediately will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance.

5.4 Where two or more Awards are granted in relation to each other such that the exercise or payment of one such Award automatically and by its terms reduces the number of Shares that may be issued or the amount that may be received pursuant to the other Award or Awards, then the amount that will be included for purposes of the Individual Limit set forth in Section 5.2 of this Plan for such Awards will be the amount that is the maximum number of Shares that could be issued or received pursuant to such Awards and their related Awards taken as a whole, and only the maximum number of Shares that could be issued pursuant to such Awards will be counted against the number of Shares reserved under the Plan at the time of their grant.

5.5 In the case of any Award granted in substitution for an award of a business, corporation or other entity acquired by the Corporation or a Subsidiary, Shares issued or issuable in connection with such substitution will not be counted against the number of Shares reserved under the Plan, but will be available under the Plan by virtue of the Corporation’s assumption of the plan or arrangement of the acquired business, corporation or other entity.

ARTICLE 6

OPTIONS

6.1 The Committee is hereby authorized to grant Incentive Stock Options and Nonstatutory Stock Options to any employee who is an Eligible Person and to grant Nonstatutory Stock Options to any Director, provided that the number of Options granted to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Awards made to that Eligible Person during that fiscal year.

6.2 All Options will be evidenced by an Agreement. All Agreements granting Incentive Stock Options will contain a statement that the Option is intended to be an Incentive Stock Option; if no such statement is included in the Agreement, or if the Agreement affirmatively states that the Option is intended to be a Nonstatutory Stock Option, the Option shall be a Nonstatutory Stock Option.

6.3 All Agreements shall specify the number of Class A Common Shares or Class B Common Shares to which it pertains subject to the limitations set forth in Article 5 of this Plan.

6.4 The Option Period will be determined by the Committee and specifically set forth in the Agreement, provided that an Option will not be exercisable after ten years from the Grant Date.

6.5 The Committee will, at or after the Grant Date, determine the methods by which the Option Price of an Option may be paid and the form or forms of payment that may be permitted.

6.6 The Committee may provide in the Agreement evidencing the grant of an Option that the Committee, in its sole discretion, will have the right to substitute an Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Appreciation Right will be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

6.7 The Committee may provide in the Agreement evidencing a grant of Options (other than Incentive Stock Options) that the Committee, in its sole discretion, will have the right to provide for the payment of Dividend Equivalents to the Optionee on either a current, deferred, or contingent basis or may provide that such equivalents shall be credited against the Option Price.

6.8 The exercise of an Option shall result in the cancellation on a share-for-share basis of any Related Right authorized under Article 8 of this Plan.

6.9 Except as otherwise determined by the Committee and set forth in an Agreement, if a Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Options held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby. If an employee who is also a Director terminates employment, any Awards granted in connection with such individual’s employment will continue to be governed by and subject to the provisions of the Plan and the Agreement regarding a termination of employment.

6.10 All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

ARTICLE 7

SHARE AWARDS, PERFORMANCE UNITS AND DIRECTORS’ AWARDS

7.1 The Committee is authorized to grant Share Awards to any Eligible Person in such amounts and subject to such terms and conditions as determined by the Committee, provided that the number of Shares awarded to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Share Awards made to that Eligible Person during that fiscal year. All Share Awards will be evidenced by an Agreement. Shares issued or transferred pursuant to a Share Award may be issued or transferred for consideration or no consideration (except as required by applicable law).

7.2 Except as otherwise determined by the Committee and set forth in an Agreement, Restricted Shares are subject to the following terms and conditions:

(i) Each such grant shall constitute an immediate transfer of the ownership of Common Stock to the Eligible Person in consideration for the performance of services, entitling such Eligible Person to voting, dividend and other ownership rights consistent with the Corporation’s Articles of Incorporation, Code of Regulations and other corporate documents as applicable to and governing Class A Common Shares and Class B Common Shares, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to and subject to any requirement that requires any or all dividends or other distributions paid with respect to Restricted Shares be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(ii) Each such grant may be made without additional consideration or in consideration of a payment by such Eligible Person that is more or less than Fair Market Value per Share at the Grant Date.

(iii) Each such grant shall provide that the Restricted Shares covered by such grant shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code. Each such grant shall provide that during the period for which such substantial risk of forfeiture is to continue the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Grant Date. Except as otherwise determined by the Committee at the time of the grant of Restricted Shares or thereafter, upon termination of employment or service with or for the Corporation and/or Subsidiaries during the applicable restriction period, Restricted Shares that are at that time subject to restrictions will be forfeited.

(iv) Any grant of Restricted Shares may specify Performance Criteria or other performance goals which, if achieved, will result in termination or early termination of the restrictions applicable to such shares, and each grant may specify in respect of such specified Performance Criteria or other performance goals, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which the restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Criteria or other performance goals.

(v) If certificates representing Restricted Shares are registered in the name of the Grantee, those certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Corporation may, at its discretion, retain physical possession of certificates until such time as all applicable restrictions lapse.

7.3 Except as otherwise determined by the Committee and set forth in an Agreement, Deferred Shares are subject to the following terms and conditions:

(i) Each such grant shall constitute the agreement by the Corporation to deliver Common Stock to the Eligible Person in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Committee may specify.

(ii) Each such grant may be made without additional consideration or in consideration of a payment by such Eligible Person that is more or less than Fair Market Value per Share at the Grant Date.

(iii) Each such grant shall be subject to a Deferral Period of not less than one year, as determined by the Committee at the Grant Date except (if the Committee shall so determine) in the event of a Change in Control or other similar transaction or event.

(iv) During the Deferral Period, an Eligible Person shall have no right to transfer any rights under his or her award, shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Committee may, at or after the Grant Date, authorize the payment of Dividend Equivalents on such shares on either a current, deferred, or contingent basis, either in cash or in additional Common Stock.

(v) Each grant shall be consistent with Section 409A of the Internal Revenue Code, as the Committee may approve.

7.4 Except as otherwise determined by the Committee and set forth in an Agreement, Performance Shares or Performance Units are subject to the following terms and conditions:

(i) The Performance Period with respect to each Performance Share and Performance Unit shall be such period of time designated in the Agreement (as shall be determined by the Committee at the time of grant) commencing with the Grant Date.

(ii) Any grant of Performance Shares and Performance Units shall specify Performance Criteria or other performance goals which, if achieved, will result in payment or early payment of the Award, and each grant may specify in respect of such specified Performance Criteria or other performance goals a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement or the specified Performance Criteria or other performance goals.

(iii) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in Class A Common Shares or Class B Common Shares or in any combination thereof and may either grant to the Eligible Person or retain in the Committee the right to elect among those alternatives.

(iv) The Committee may, at or after the Grant Date, provide for the payment of Dividend Equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Common Stock.

7.5 Subject to the applicable limitations set forth in Article 5 of this Plan, Directors may elect to receive Class A or Class B Common Shares, as determined by the Board, in an amount equal to (and in lieu of) any or all fees owed to them by the Corporation as compensation for serving on the Corporation’s Board. For the purposes of this Section 7.5, Shares are valued at the closing price reported on the New York Stock Exchange (or if the Class A Common Shares are not then traded on the New York Stock Exchange, as reported by such other national securities exchange or quoted on the Nasdaq National Market or such other automated quotation system in which the Class A Common Shares are quoted) on the last trading day of the calendar quarter prior to payment of such fees. Any fractional shares shall be paid as cash.

ARTICLE 8

APPRECIATION RIGHTS

8.1 The Committee may grant Appreciation Rights to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 8, provided that the number of Appreciation Rights granted to an Eligible Person during a fiscal year will not exceed the applicable limitations set forth in Article 5 of this Plan when aggregated with other Appreciation Rights made to that Eligible Person during that fiscal year.

8.2 An Appreciation Right may be granted under the Plan:

(i) in connection with, and at the same time as, the grant of an Option to an Eligible Person;

(ii) by amendment of an outstanding Nonstatutory Stock Option granted under the Plan to an Eligible Person; or

(iii) independently of any Option granted under the Plan.

An Appreciation Right granted under clause (i) or (ii) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Options subject to the Related Award.

8.3 An Appreciation Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Grantee to receive, without any payment to the Corporation (other than required tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the date such Appreciation Right is exercised not to exceed the number of shares underlying the Appreciation Right exercised multiplied by an amount equal to the excess of the Fair Market Value on the exercise date of the Appreciation Right over the “base price”, which is the Fair Market Value on the Grant Date of the Appreciation Right (or such price in excess of Fair Market Value on the Grant Date as the Committee determined at the time of grant).

8.4 The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however that an Appreciation Right that is a Related Right may be exercised only when and to the extent the Related Award is exercisable.

8.5 The exercise or settlement, in whole or in part, of a Related Right will cause a reduction on a share-for-share basis in any Related Award.

8.6 The Committee may specify Performance Criteria or other performance goals that must be achieved as a condition of the exercise of such rights.

8.7 Each grant of Appreciation Rights shall be evidenced by an Agreement that identifies the related Options (if applicable) and contains such terms and provisions, consistent with this Plan, as the Committee may approve.

ARTICLE 9

PERFORMANCE BONUSES

The Committee may grant Performance Bonuses under the Plan in the form of cash or Shares to Eligible Persons that the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine, subject to the provisions below:

9.1 Performance Bonuses will be awarded in connection with a Performance Period, the length of which will be determined by the Committee.

9.2 The Committee will determine the persons who will be eligible to receive a Performance Bonus under the Plan.

9.3 Performance Criteria or other performance goals, performance targets and other award criteria shall be determined as follows:

(i) The Committee will fix and establish (A) the performance goals that will apply to that Performance Period; (B) the target amount payable to each Eligible Person; and (C) subject to Section 9.4 below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee may also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Period before any Performance Bonus will be paid and the percentage of the target amount that will become payable upon attainment of various levels of performance that equal or exceed any minimum required level.

(ii) The Committee may, in its discretion, select performance goals that measure the performance of the Eligible Person, the Corporation or one or more business units, divisions or Subsidiaries of the Corporation. The Committee may select performance goals that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies. The performance goals may be described in terms of company-wide objectives or objectives that are related to the performance of the individual Eligible

Person or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Eligible Person is employed.

9.4 In applying the performance goals, the Committee may, in its discretion, exclude unusual or infrequently occurring items (including any event listed in Article 14 of this Plan and the cumulative effect of changes in the law, regulations or accounting rules), and may determine to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

9.5 All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Corporation’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Internal Revenue Code). The Committee may provide that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a Change of Control or under other circumstances.

ARTICLE 10

QUALIFIED PERFORMANCE-BASED COMPENSATION

10.1 The Committee may determine that an Award or Awards granted to an Eligible Person will be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The provisions of this Article 10 apply only to any such Awards that are to be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. To the extent that Awards designated as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code are made, no such Award may be made as an alternative to another Award that is not also designated as “qualified performance-based compensation” but instead must be separate and apart from all other Awards made.

10.2 When Options or Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee approving such grants must consist solely of two or more “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3), and the Option Price or base price, as the case may be, established for the grant by the Committee will not be less than the Fair Market Value on the Grant Date.

10.3 When Awards other than Options or Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee will establish in writing (i) the Performance Criteria that must be met, (ii) the Performance Period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the Internal Revenue Code for “qualified performance-based compensation.” The Performance Criteria will satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the Performance Criteria be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Criteria have been met. The Committee will not have discretion to increase the maximum amount of compensation that is payable upon achievement of the designated Performance Criteria, but the Committee may in its discretion reduce the amount of compensation that is payable to an Eligible Person upon achievement of the designated Performance Criteria.

10.4 The Committee will establish the Performance Criteria in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Internal Revenue Code.

10.5 The Committee will certify and announce the results for the Performance Period to all affected Grantees after the Corporation determines the financial and other relevant performance results for the Performance Period. The Committee will determine the amount, if any, to be paid pursuant to each Award based on the achievement of the Performance Criteria and the terms of each Agreement.

10.6 The Committee may provide that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Internal Revenue Code.

ARTICLE 11

TRANSFERABILITY

11.1 Except as otherwise determined by the Committee on a case-by-case basis, no Options, Appreciation Rights or other derivative security granted under the Plan shall be transferable by an Optionee other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee on a case-by-case basis, Options and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

11.2 The Committee may specify at the Grant Date that part or all of the Common Stock that is (i) to be issued or transferred by the Corporation upon the exercise of Option grants or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7.2 of this Plan, shall be subject to further restrictions on transfer.

11.3 The Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act, the Exchange Act, and any and all regulations and rules promulgated thereunder, or by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered and Awards may be granted and exercised only in such manner to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and any Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

ARTICLE 12

EXERCISE; PAYMENT OF WITHHOLDING TAXES

An Award that is exercisable by the Grantee may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe. The exercise, however, will not be effective until the Corporation has received the election notice and will be subject to receipt by the Corporation of payment of any applicable Option Price or other amount due in connection with such exercise, calculation by the Corporation of the applicable withholding taxes, and receipt by the Corporation of payment for any applicable withholding taxes.

ARTICLE 13

DEFERRAL OF AWARDS OR COMPENSATION

13.1 If a Grantee so elects in accordance with the terms of an Agreement, the Grantee may defer (i) any or all of an amount otherwise payable in connection with an Award or (ii) any payment of a cash bonus or other compensation in exchange for an Award under this Plan, provided that:

(i) the Grantee makes such election by delivering to the Corporation written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A of the Internal Revenue Code;

(ii) such election will be irrevocable;

(iii) such deferred payment will be made in accordance with the provisions of such deferred compensation plan; and

(iv) the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A of the Internal Revenue Code.

13.2 The Committee may also provide that deferral issuances and settlements include the payment or crediting of Dividend Equivalents or interest on the deferral amounts. Nothing in this Plan shall be deemed to limit an Eligible Person’s ability to defer compensation under any other deferred compensation plan, arrangement or Agreement maintained by the Corporation.

ARTICLE 14

CAPITAL ADJUSTMENTS

The number and class of Shares subject to each outstanding Share Award, the Option Price, the base price for any Appreciation Right or other Award using such a price, the aggregate number and class of Shares for which grants of Share Awards thereafter may be made or in which Awards may be paid, and the limits provided for in Article 5 of this Plan, will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect any corporate transaction or event, including, without limitation, dividends, Share splits, spin-offs, split-ups, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

ARTICLE 15

CONSEQUENCES OF A CHANGE IN CONTROL
OR POTENTIAL CHANGE IN CONTROL

15.1 In the event of a Change in Control or Potential Change in Control, in addition to such other actions contemplated herein, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of any Eligible Person: (i) the Committee may determine that outstanding Options and Appreciation Rights shall be fully exercisable, and restrictions on outstanding Restricted Shares, Deferred Shares, Performance Shares and Performance Units shall lapse, as of the date of the Change in Control or at such other time as the Committee determines, (ii) the Committee may require that Eligible Persons surrender their outstanding Options and Appreciation Rights in exchange for one or more payments by the Corporation, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Eligible Persons’ unexercised Options and Appreciation Rights exceeds the exercise price, if any, and on such terms as the Committee determines, (iii) after giving Eligible Persons an opportunity to exercise their outstanding Options and Appreciation Rights, the Committee may terminate any or all unexercised Options and Appreciation Rights at such time as the Committee deems appropriate, (iv) with respect to Grantees holding Share Awards, Directors’ Shares, Performance Units or Dividend Equivalents, the Committee may determine that such Grantees shall receive one or more payments in settlement of such Share Awards, Directors’ Shares and Performance Units, in such amount and form and on such terms as may be determined by the Committee, or (v) the Committee may determine that Awards that remain outstanding after the Change in Control shall be converted to similar grants of, or assumed by, the surviving corporation (or a parent or subsidiary of the surviving corporation or successor). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.

15.2 The Committee may provide in an Agreement that a sale or other transaction involving a Subsidiary or other business unit of the Corporation shall be considered a Change in Control for purposes of an Award, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

ARTICLE 16

TERMINATION OR AMENDMENT

16.1 The Board or the Committee may amend, alter or terminate this Plan in any respect, at any time; provided, however, that no amendment, alteration or termination of this Plan will be made by the Board or the Committee without approval of (i) the Corporation’s shareholders to the extent shareholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) each affected Optionee or Grantee if such amendment, alteration or termination would adversely affect his or her rights or obligations under any Award made prior to the date of such amendment, alteration or termination except as otherwise permitted under Articles 15 and 19 of this Plan.

16.2 The effective date of any amendment to the Plan will be the date specified by the Board or Committee, as applicable. Any amendments to the Plan requiring shareholder approval pursuant to this Article 16 are subject to approval by vote of the shareholders of the Corporation within twelve months after their adoption by the Board or the Committee. Subject to that approval, any such amendments are effective as of the date on which they are adopted by the Board. Awards may be granted or awarded prior to shareholder approval of amendments, but each Award requiring such amendments will be subject to the approval of the amendments by the shareholders. The date on which any Award made prior to shareholder approval of the amendment will be the Grant Date for all purposes of the Plan as if the Award had not been subject to approval. No Award granted subject to shareholder approval of an amendment may be exercised prior to such shareholder approval, and any dividends payable thereon are subject to forfeiture if such shareholder approval is not obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

16.3 Neither the Board nor the Committee shall, without further approval of the shareholders of the Corporation, authorize the amendment of any outstanding Option to reduce the Option Price. Furthermore, no Option shall be canceled and replaced with awards having a lower Option Price without further approval of the shareholders of the Corporation. This Section 16.3 is intended to prohibit the repricing of “underwarter” Options and shall not be construed to prohibit the adjustments provided for in Section 14 of this Plan.

16.4 Neither the Board nor the Committee shall, without further approval of the shareholders of the Corporation, authorize any Option grant to provide for automatic “reload” rights, the automatic grant of Options to the Optionee upon the exercise of Options using Shares or other equity.

ARTICLE 17

TERM OF THE PLAN

Unless sooner terminated by the Board or the Committee pursuant to Article 16 of this Plan, the Plan will terminate ten years after the date on which the Plan was first approved by the shareholders of the Corporation. The termination will not affect the validity of any Awards outstanding on the date of termination. Awards may be granted or awarded prior to shareholder approval of this Plan, but any Award requiring such shareholder approval will be subject to approval of the Plan by the shareholders. No Award granted subject to such shareholder approval, and any dividends payable thereon, are subject to forfeiture if such shareholder approval is not obtained.

ARTICLE 18

INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

ARTICLE 19

COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE

To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A of the Internal Revenue Code, the Agreement evidencing such Award will incorporate the terms and conditions required by Section 409A of the Internal Revenue Code. To the extent applicable, the Plan and Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Internal Revenue Code, the Committee may adopt such amendments to the Plan and/or the applicable Agreement or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee determines is necessary or appropriate to (i) exempt the Award from the application of Section 409A of the Internal Revenue Code or (ii) comply with the requirements of Section 409A of the Internal Revenue Code.

ARTICLE 20

GENERAL PROVISIONS

20.1 The establishment of the Plan will not confer upon any Eligible Person any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in the Plan.

20.2 All grants and awards under the Plan are subject to the condition subsequent that an appropriate Agreement be signed by the parties.

20.3 Neither the Plan nor any Agreement constitutes inducement or consideration for the employment or retention of any Eligible Person, nor are they a contract of employment or retention for a specific term between the Corporation or any Subsidiary and any Eligible Person. Participation in the Plan will not give an Eligible Person any right to be retained in the service of the Corporation or any Subsidiary as an employee, a director or otherwise.

20.4 The Corporation and its Subsidiaries may assume options, warrants, or rights to purchase shares issued or granted by other corporations or entities whose shares or assets are acquired by the Corporation or its Subsidiaries, or which are merged into or consolidated with the Corporation or its Subsidiaries. Neither the adoption of this Plan, nor its submission to the shareholders, will be taken to impose any limitations on the powers of the Corporation or its affiliates to issue, grant, or assume options, warrants, or rights, otherwise than under this Plan, or to adopt other share option or restricted share plans or other incentives, or to impose any requirement of shareholder approval upon the same.

20.5 Except as the Committee may otherwise provide, or as may otherwise be required by a deferral election pursuant to Article 13 of this Plan, the interests of any Eligible Person under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

20.6 The Board or the Committee may, in its sole discretion, delegate authority hereunder not already delegated by the terms hereof, including but not limited to delegating authority to select Eligible Persons, to grant Awards, to establish terms and conditions of Awards, or to amend, manage, administer, interpret, construe or vary the Plan or any Awards or Agreements, to the extent permitted by applicable law or administrative or regulatory rule.

20.7 The Committee may, without amending the Plan, determine the terms and conditions applicable to grants of Awards to Grantees who are foreign nationals or employed outside the United States in a manner otherwise inconsistent with the Plan if the Board deems such terms and conditions necessary in order to recognize differences in local law or regulations, tax policies or customs.

20.8 The Plan will be governed, construed and administered in accordance with the laws of the State of Ohio, without reference to its conflict of laws provisions, and it is the intention of the Corporation that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Internal Revenue Code and that Qualified Performance-Based Compensation granted under the Plan qualify as “qualified performance-based compensation” as described in Section 162(m) of the Internal Revenue Code.

PLEASE EXECUTE AND RETURN THE ENCLOSED
PROXY AND VOTING INSTRUCTION CARD PROMPTLY
OR
VOTE BY TELEPHONE OR VIA THE INTERNET
WHETHER OR NOT YOU EXPECT TO ATTEND
THE ANNUAL MEETING OF SHAREHOLDERS.

American Greetings Corporation
One American Road
Cleveland, Ohio 44144

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 23, 2011 if you are AMERICAN GREETINGS CORPORATION a registered holder or by 11:59 P.M. Eastern Time on June 21, 2011 if you are a participant in the American Greetings Retirement Profit Sharing and ONE AMERICAN ROAD Savings Plan. Have your proxy and voting instruction card in hand when you access the Web site and follow the instructions to obtain your records and to CLEVELAND, OH 44144 create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 23, 2011 if you are a registered holder or by 11:59 P.M. Eastern Time on June 21, 2011 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan. Have your proxy and voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. YOUR VOTE IS IMPORTANT! Be sure that the shares are represented. Whether or not you plan to attend the Annual Meeting, please vote the shares by mail, by telephone or over the Internet. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M36639-P11222 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. AMERICAN GREETINGS CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the 1. Election of Class I Directors for a three-year term number(s) of the nominee(s) on the line below. expiring on the date of the 2014 Annual Meeting, or until their successors are duly elected and qualified 0 0 0 Nominees: 01) Jeffery D. Dunn 02) Michael J. Merriman, Jr. 03) Morry Weiss For Against Abstain 2. Approving an amendment to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan to increase the number of common shares available for issuance thereunder from 5,500,000 (4,400,000 Class A common shares and 1,100,000 Class B common shares) to 0 0 0 6,800,000 (5,600,000 Class A common shares and 1,200,000 Class B common shares) 3. Advisory vote on named executive officer compensation 0 0 0 1 Year 2 Years 3 Years Abstain 4. Advisory vote regarding the frequency for future shareholder advisory votes on named executive officer compensation 0 0 0 0 The Board of Directors recommends a vote FOR ALL nominees listed above in Proposal 1, FOR Proposals 2 and 3, and for 3 YEARS for Proposal 4. The shares represented by your proxy will be voted in accordance with the voting instructions you specify above. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast in accordance with the recommendations of the Board of Directors. In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting. Address change? Mark box, sign and indicate changes on the reverse side. 0 I plan to attend the Annual Meeting. 0 0 Yes No Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M36640-P11222 AMERICAN GREETINGS CORPORATION Annual Meeting of Shareholders June 24, 2011 2:30 PM This proxy and these voting instructions are solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jeffrey Weiss, Morry Weiss and Zev Weiss, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AMERICAN GREETINGS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:30 PM, Eastern Daylight Saving Time on June 24, 2011, at the American Greetings Corporation World Headquarters, One American Road, Cleveland, Ohio 44144, and any adjournment or postponement thereof and, in their discretion, on all other business properly brought before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. As described more fully in the proxy statement, this card also provides voting instructions to Vanguard Fiduciary Trust Company, as Trustee under The American Greetings Retirement Profit Sharing and Savings Plan (“Savings Plan”), to vote the shares allocated to his or her account. By signing the reverse side of this card, the signing Savings Plan participant directs the Trustee to vote as indicated on the reverse side of this card all the American Greetings common shares credited to the account of the signing Savings Plan participant as of the record date at the Annual Meeting of Shareholders, and in accordance with the Savings Plan on all other business properly brought before the meeting. If you do not give specific voting directions on the voting instruction card, do not return the voting instruction card, or do not vote by phone or over the Internet, the Trustee will vote the shares in the Savings Plan as directed by American Greetings Corporation. Continued and to be signed on reverse side